Exhibit 99-a

Selected Financial and Operating Data

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

The comparability of the following Selected Financial and Operating Data is significantly impacted by various changes in accounting principle and merger, acquisition and disposition activity. The more significant items include the formation of Cingular in October 2000, which resulted in a reduction in revenues and expenses caused by the contribution of our wireless operations to Cingular; the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002, which resulted in the cessation of amortization of goodwill; and the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations”, effective January 1, 2003, which resulted in a reduction in depreciation expense.

At December 31 or for the year ended	1999	2000	2001	2002	2003

Income Statement Data:
Operating revenues	$22,866	$23,245	$21,211	$20,207	$20,341

Operating expenses	16,703	16,663	15,339	15,753	14,784

Operating income	6,163	6,582	5,872	4,454	5,557

Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	3,626	4,236	2,786	3,475	3,488

Income (loss) from discontinued operations, net of tax	(247)	(118)	(339)	(867)	101

Income before cumulative effect of changes in accounting principle	3,379	4,118	2,447	2,608	3,589

Cumulative effect of changes in accounting principle, net of tax	–	–	–	(1,285)	315

Net income	3,379	4,118	2,447	1,323	3,904

Operating income margin	27.0%	28.3%	27.7%	22.0%	27.3%

Diluted earnings per share of common stock:

Income before discontinued operations and cumulative effect of changes in accounting principle	$1.89	$2.24	$1.48	$1.85	$1.88

Income before cumulative effect of changes in accounting principle	$1.76	$2.18	$1.30	$1.39	$1.94

Net income	$1.76	$2.18	$1.30	$0.71	$2.11

Diluted weighted-average shares of common stock outstanding (millions)	1,916	1,893	1,888	1,876	1,852

Dividends declared per share of common stock	$0.76	$0.76	$0.76	$0.79	$0.92

Balance Sheet Data:
Total assets	43,453	50,925	52,046	49,479	49,702

Long-term debt	9,113	12,463	15,014	12,283	11,489

Shareholders’ equity	14,831	16,993	18,758	17,906	19,712

    See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Consolidated Results of Operations” for a discussion of unusual items affecting the results for 2001, 2002 and 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BELLSOUTH CORPORATION

THROUGHOUT THIS SECTION, DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED.

Overview

We are a Fortune 100 company with annual revenues of over $20 billion. Our core business is wireline communications and our largest customer segment is the retail consumer. We have significant interests in wireless communications through our ownership of approximately 40 percent of Cingular Wireless (Cingular), the nation’s second largest wireless company, and wireless operations in 10 countries in Latin America. We also operate one of the largest directory advertising businesses in the United States. The great majority of our revenues are generated based on monthly recurring services.

    We operate much of our business in one of the country’s strongest regional economies, where the population is increasing, real income growth is outpacing the national average and a diverse mix of businesses require advanced information and communication technology solutions. In the Southeast, we expect the growth in our markets to outpace the national average. The Southeast is a net migration region, with net migration averaging almost 500 thousand annually. The region’s real income is expected to grow 10 to 15 percent higher than the national average in the next five years.
    In March 2004, we signed an agreement with Telefonica Móviles (Telefonica), the wireless affiliate of Telefonica, S.A., to sell all our interests in Latin American operations. The sale is currently expected to generate approximately $3.5 billion in net cash proceeds, after consideration of the $1 billion of cash held in these operations which will transfer to Telefonica. Based on the net book value of our investment and the anticipated proceeds, we expect to record an after-tax gain of approximately $1.5 billion at the closing of the transaction. The transaction is subject to governmental approvals. It is expected to close in stages as closing conditions are satisfied, with the closings expected to occur in the second half of 2004. In accordance with generally accepted accounting principles, we have classified the results of our Latin American segment as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the Latin American operations as one line item on the income statement. The cash flows from these operations are now presented on one line item in the consolidated statements of cash flows.

INDUSTRY DYNAMICS

The telecommunications industry has experienced a very difficult period of contraction brought on by over-investment in the late 1990s that created significant excess capacity and too many companies competing for the same business. Demand in the traditional voice business has been negatively impacted by the proliferation of wireless services led by one-rate pricing plans that include a large bucket of minutes and free roaming and long-distance, the popularity of e-mail and instant messaging, technological advances such as cable and DSL that obviate the need for additional telephone lines and stagnant job growth. After a period of significant growth in the 1990s, access lines, a key driver of our business, have declined steadily since 2001.

    Based on comparisons to penetration rates in other parts of the world, there is still significant growth potential in the wireless market in the United States. There are currently six national wireless companies engaging in aggressive competition in a growing market. The intense competition has driven down pricing, increased costs due to customer churn and increased wireless usage as companies attempt to differentiate their service plans. Meanwhile, significant capital is being invested in networks to meet increasing demand and to upgrade capabilities in anticipation of the development of new data applications.

REGULATION AND COMPETITION

The wireline communications business is heavily influenced by government regulation. Historically, we operated as a monopoly in our geographic area with rates determined by state service commissions based on cost plus a rate of return. Although we now operate under price regulation in all of our markets, where prices for regulated products are monitored by the service commissions, historical prices and policies still influence today’s business. For example, we continue to operate as a provider of last resort, which carries with it requirements for a minimum level of capital spend and network maintenance support.

    With the arrival of the Telecommunications Act of 1996, our markets were opened to competitors. The 1996 Telecom Act required local telephone companies to open their existing facilities to use by competitors on “non-discriminatory” terms and prices under what is referred to as an unbundled network element platform, or UNE-P. This has created an illusionary competitive marketplace where competitors are allowed to rent access lines at deeply discounted rates that are generally below our historical cost. Utilizing UNE-P, competitors are able to market telephone service and generate reasonable margins with little to no capital investment at risk.
    There are a number of regulatory proceedings in progress that could bring about reform. We are appealing the results of last year’s FCC Triennial Review Order because the FCC has not yet produced a set of rules on unbundling that comply with the 1996 Telecom Act. We also have a pending reconsideration request on the architectural requirements related to fiber deployment for broadband before the FCC. We hope the FCC will rule rapidly on our reconsideration request. In addition, the FCC is reviewing UNE pricing rules, including an evaluation of the TELRIC methodology, access charge reform and potential regulation of voice over Internet protocol (VoIP). Progress on any of these issues would be positive to our business.

BELLSOUTH 2004      1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

HIGHLIGHTS AND OUTLOOK

Consolidated revenues for 2003 were essentially flat compared to 2002 reflecting top line pressures caused by the loss of 1.5 million retail access lines to UNE-P competitors and technology substitution. Revenue contraction due to line loss and pricing pressures to remain competitive were offset by solid revenue growth in long distance and DSL, which together generated nearly $800 in new revenue in 2003. Beyond our traditional wireline business, wireless operations at Cingular experienced accelerating growth in 2003 and have potential for future growth with upgrades to its network in process.

    We expect competition to be intense throughout 2004 as competitors, including long distance and competitive local exchange carriers, increasingly seek innovative ways to offer telephone service bundled with other services. We also expect increased competitive pressures as cable providers begin expected launches of voice over Internet protocol (VoIP) telephony to complement their video and data bundle. We will respond by continuing to offer a portfolio of services enhanced by bundling strategies enabling us to retain, acquire and reacquire customers. This ability will be further strengthened in 2004 as we add a video component to our product portfolio by offering satellite television.
    We will also drive penetration of long distance service in the mass market and expand our complex long distance offerings to continue the growth of this revenue stream. Our deployment of DSL covers over 70% of the households in our franchises and 85% of our most valuable customers, providing us a significant opportunity for further penetration of our retail customer base.
    Our cost structure is heavily weighted towards labor and depreciation. Our margins were stable in 2003 as we continued to focus on reducing operating costs across the company and we executed on a targeted capital expenditure program. In the Communications Group, we must adjust our workforce as market share of access lines shifts. Since the beginning of 2001, we reduced our workforce in this group by almost 13,000 employees or 18%. In the fourth quarter of 2003, we announced that the needs of the business would require additional force reductions of over 1,000 employees. Maintaining operating margins going forward will be challenging as competition intensifies and lower margin products, such as long distance and DSL, generate a larger percentage of our overall revenue. We will continue to manage our cost structure and capital spending. Capital expenditures in 2004 are expected to be comparable to 2003 at approximately 13 to 15 percent of revenue.
    Despite the lack of growth in the traditional business, cash flows were strong in 2003 as we delivered $5.0 billion in operating free cash flow (cash flow from operating activities less capital expenditures). We reduced our total debt to $15 billion by the end of 2003 and had $4.6 billion in cash. Over the past two years, strong cash flow has allowed us to increase the quarterly dividend by 31.6 percent from 19 cents per common share to 25 cents per common share. Dividend increases remain a priority for us as we move to keep our dividend competitive. In the last 18 months, we have repurchased almost 50 million shares worth over $1.2 billion, and we will continue to consider the repurchase of shares of stock.

2      BELLSOUTH 2004

Consolidated Results of Operations

Key financial and operating data for the three years ended December 31, 2001, 2002 and 2003 are as follows. All references to earnings per share are on a diluted basis. The following consolidated Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with results by segment directly following this section.

Following generally accepted accounting principles (GAAP), our financial statements reflect results for the Latin American operations as Discontinued Operations. The operational results and other activity associated with the Latin American segment have been presented on one line item in the income statement separate from Continuing Operations.

				Percent Change

				2002 vs.	2003 vs.
	2001	2002	2003	2001	2002

Results of operations:

Operating revenues	$21,211	$20,207	$20,341	(4.7)	0.7
Operating expenses
Cost of services and products	6,952	6,670	6,991	(4.1)	4.8
Selling, general, and administrative expenses	3,874	3,891	3,777	0.4	(2.9)
Depreciation and amortization	4,176	4,202	3,811	0.6	(9.3)
Provision for restructuring and asset impairments	337	990	205	193.8	(79.3)
Total operating expenses	15,339	15,753	14,784	2.7	(6.2)
Operating income	5,872	4,454	5,557	(24.1)	24.8
Interest expense	1,145	1,066	947	(6.9)	(11.2)
Net (losses) earnings of equity affiliates	681	542	452	(20.4)	(16.6)
Gain (loss) on sale of operations	24	1,335	–	*	*
Other income (expense), net	(1,312)	102	362	*	254.9
Income from continuing operations before income taxes, discontinued operations and cumulative effect of changes in accounting principle, net of tax	4,120	5,367	5,424	30.3	1.1
Provision for income taxes	1,334	1,892	1,936	41.8	2.3
Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	2,786	3,475	3,488	24.7	0.4
Income (Loss) from discontinued operations, net of tax	(339)	(867)	101	(155.8)	111.6
Income before cumulative effect of changes in accounting principle	2,447	2,608	3,589	6.6	37.6
Cumulative effect of changes in accounting principle, net of tax	–	(1,285)	315	*	124.5
Net income	$2,447	$1,323	$3,904	(45.9)	195.1

Summary results of discontinued operations:

Operating revenues	$2,919	2,233	2,294	(23.5)	2.7
Operating Income	266	292	349	9.8	19.5
Income (loss) from discontinued operations	(339)	(867)	101	(155.8)	111.6

* Not meaningful

2003 COMPARED TO 2002

Operating revenues

The increase in total operating revenues is attributable to revenue growth in long distance and DSL, which together generated nearly $800 in new revenue in 2003. Growth from these new products was substantially offset by lower voice revenues caused by the loss of 1.5 million retail access lines to UNE-P competitors and technology substitution. Voice revenues were also impacted by pricing strategies in our effort to remain competitive. Revenues from the sale of wholesale data transport services declined 7.8% in 2003 primarily due to reductions in leased circuits by large inter-exchange carriers as they rationalized their capacity needs in relation to current demand. The exit from our payphone business and the elimination of certain products within the wholesale long distance portfolio also negatively impacted year-over-year comparisons.

    Although Advertising and Publishing Group revenues were up nearly 6%, the year-over-year comparison was significantly impacted by a one-time reduction of $163 in 2002 for the correction of an error.

BELLSOUTH 2004      3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

Operating expenses

Operating expenses declined by nearly $1 billion in 2003 driven by:

•	$785 in lower charges related to restructuring and asset impairments as we rationalized our business in 2002;
•	$391 of lower depreciation expense associated with the declines in capital expenditures and a change in accounting for plant retirements;
•	$272 of improvements in uncollectibles expense due to a steadily improving economy, lower bankruptcy rates and operational improvements;
•	$86 of lower cost of goods related to equipment sales in the Communications Group due to a change in the presentation for drop shipments from gross to net, which had no impact on operating margin, and paging and equipment costs decreased $53 driven by lower volumes; and
•	$121 in lower labor related costs in the Communications Group due to a nearly 12% reduction in our workforce since the beginning of 2002 driven by weak demand and increased productivity.

These decreases were partially offset by:

•	$379 of incremental expense associated with pension and postretirement benefits plans (pension and retiree medical costs) driven by rising health care costs, unfavorable returns on pension assets due to weak capital markets over the past few years, changes to plan assumptions regarding expected asset returns, and a lower discount rate used to calculate service and interest cost;
•	$350 of customer acquisition costs related to competitive response in the Communications Group;
•	$108 of variable cost of goods for the provision of long distance service in the Communications Group.

We have made adjustments to our business model to address changes in our economic, regulatory, and competitive environment, and as a result we have incurred charges in each of the years presented. The provision for restructuring and asset impairments of $205 in 2003 includes $153 of charges associated with workforce reductions (including $47 of pension settlement losses) and a $52 charge for an abandoned software project. The provision of $990 in 2002 includes $635 of charges associated with workforce reductions (including $167 of pension settlement losses) and a $221 charge for the impairment of MMDS spectrum license and charges of $134 associated with the elimination of certain services including wholesale long distance and e-business services.

Interest expense

Interest expense declined $119 in comparison to the prior year, reflecting reductions in average debt of approximately $2.4 billion, as rates were relatively stable.

Gain (loss) on sale of operations

The gain in 2002 of $1,335 related to the exit from E-Plus.

Net earnings (losses) of equity affiliates

	For the Year Ended
	December 31,

Equity in Earnings	2002	2003	Change

Cingular	$497	$408	(89)
Other equity investees	45	44	(1)

Total	$542	$452	$(90)

Earnings from Cingular in 2003 were down compared to 2002 primarily due to significant growth in customers and the costs related to that growth and due to slightly lower average revenue per customer (see “Results by Segment – Domestic Wireless” for further discussion of Cingular results).

Other income (expense), net

	For the Year Ended
	December 31,

Gain (loss) on sales and impairments of cost method investments:	2002	2003	Change

Qwest	$(336)	$–	$336
Other	–	(9)	(9)

Subtotal	(336)	(9)	327

Interest Income	460	316	(144)
Loss on early extinguishment of debt	(40)	(18)	22
Foreign currency gain/loss	16	39	23
Other	2	34	32

Total Other Income (Expense), net	$102	$362	$260

During 2002 we recorded other than temporary impairments to reduce the carrying value of our Qwest investment driven by continued weak market conditions, particularly in technology and communications stocks. We also incurred losses on sales of our Qwest investment. See Note D to our consolidated financial statements for additional details on this investment. As of December 31, 2003, we no longer hold any interest in Qwest.

    Interest income declined as compared to 2002 due to lower rates on our advance to Cingular and the loss of income on an advance to Dutch telecommunications provider Royal KPN N.V. (KPN) due to early repayment.

Provision for income taxes

The effective tax rate slightly increased to 35.7% in 2003 from 35.3% in 2002. A reconciliation of the statutory federal

4      BELLSOUTH 2004

income tax rate to the effective income tax rate for each period is included in Note I to our consolidated financial statements.

Income (loss) from discontinued operations, net of tax

Income (loss) from discontinued operations, net of tax, improved $968 in comparison to the prior year principally driven by foreign currency transaction activity and a $263 after-tax loss recorded in 2002 related to the recognition of other-than-temporary impairments related to our Brazilian wireless affiliate. Currency gains were recorded in 2003 for the improvement in the Argentine Peso and the Chilean Peso. For 2002, the devaluation of the Argentine Peso resulted in losses of $584. Additionally, Latin America experienced a nearly 3% growth in revenue in 2003 driven by the addition of over 1.5 million net customers and steady average revenue per customer. Operating expenses increased .5% caused by cost of equipment increases directly related to customer growth, offset by a decline in selling, general and administrative expenses.

Cumulative effect of changes in accounting principle

Asset retirement obligations

Effective January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). In connection with the adoption of this standard, we recorded the cumulative effect of accounting change that increased 2003 net income by $816. See Note C to our consolidated financial statements for further discussion of this change.

Revenue recognition for publishing revenues

Effective January 1, 2003, we changed our method for recognizing revenues and expenses related to our directory publishing business from the publication and delivery method to the deferral method. The cumulative effect of the change in accounting method is reflected in the income statement as a decrease to 2003 net income of $501. See Note C to our consolidated financial statements for further discussion of this change.

2002 COMPARED TO 2001

Operating revenues

The decrease in total operating revenues in 2002 is attributable to lower voice revenues caused by the loss of 1.5 million retail access lines to UNE-P competitors and technology substitution. Voice revenues were also impacted by pricing strategies in our effort to remain competitive. These decreases were slightly offset by revenue growth in DSL which generated nearly $250 in incremental revenue in 2002.

    Revenue growth was negatively impacted by a one-time reduction to directory revenues of $163 in 2002 for the correction of an error and by the loss of revenues associated with insurance fees on wireless handsets as a result of Cingular creating its own insurance program in 2002.

Operating expenses

Operating expenses increased by $414 in 2002 driven by:

•	$653 of higher charges related to restructuring and asset impairments as we rationalized our business in 2002; and
•	$297 of higher uncollectibles expense due to customer bankruptcies and non-paying customers associated with a weak economy.

These increases were partially offset by:

•	$185 decrease in labor related costs at the Communications Group due to a reduction in our workforce since the beginning of 2002 driven by weak demand and increased productivity; and
•	$215 in one-time charges in 2001 related to an accrual for reciprocal compensations and curtailment related to the transfer of employees to Cingular.

We have made adjustments to our business model to address changes in our economic, regulatory, and competitive environment, and as a result we have incurred charges in each of the years presented. The provision of $990 in 2002 includes $635 of charges associated with workforce reductions (including $167 or pension settlement losses) and a $221 charge for the impairment of MMDS spectrum license and charges of $134 associated with the elimination of certain services including wholesale long distance and e-business services. The provision of $337 in 2001 includes $234 of charges associated with workforce reductions and a $103 charge for the impairment of an abandoned software project.

Interest expense

Interest expense decreased $79 in 2002. The decrease in 2002 was the result of both lower short-term interest rates and lower average principal amounts outstanding on short-term and long-term borrowings.

Gain (loss) on sale of operations

The gain in 2002 of $1,335 related to the exit from E-Plus. In 2001, we recognized a gain of $24 from the sale of a 24.5% ownership interest in Skycell, an Indian wireless venture.

BELLSOUTH 2004      5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

Net earnings (losses) of equity affiliates

	For the Year Ended
	December 31,

Equity in Earnings	2001	2002	Change

Cingular	$673	$497	$(176)
Other equity investees	8	45	37

Total	$681	$542	$(139)

Cingular

Earnings from Cingular in 2002 were down compared to 2001 due to higher total operating expenses impacted by higher network usage and high uncollectible expense. (See “Results by Segment – Domestic Wireless” for further discussion of Cingular results.)

Other equity investees

Earnings from other equity investees increased $37 in 2002 as compared to 2001 resulting from the cessation of losses related to E-Plus.

Other income (expense), net

	For the Year Ended
	December 31,

Gain (loss) on sales and impairments of cost method investments:	2001	2002	Change

Qwest	$(1,648)	$(336)	$1,312
Crown Castle	(86)	–	86
Other	(46)	–	46

Subtotal	$(1,780)	$(336)	$1,444

Interest Income	$387	$460	$73
Loss on early extinguishment of debt	–	(40)	(40)
Foreign currency gain/losses	(15)	16	31
Other	96	2	(94)

Total Other Income (Expense), net	$(1,312)	$102	$1,414

    During 2001 we recorded other-than-temporary impairments to reduce the carrying value of our cost investments driven by continued weak market conditions, particularly in technology and communications stocks. This trend continued during 2002, as we recorded both impairments and losses on sales of our Qwest investment.

Provision for income taxes

The provision for income taxes increased $558 during 2002. Our effective tax rate was 35.3% in 2002 and 32.4% in 2001. The lower effective tax rate in 2001 reflects the recognition of a deferred tax asset of $122 related to the excess of tax basis over book-basis in our investment in E-Plus. We recognized this asset when it became apparent this temporary difference would reverse in the foreseeable future. In March 2002 we sold this investment.

    A reconciliation of the statutory federal income tax rate to the effective income tax rate for each period is included in Note I to our consolidated financial statements.

Income (loss) from discontinued operations, net of tax

Income from discontinued operations, net of tax, decreased $528 in comparison to the prior year driven by foreign currency transaction losses and a $263 after-tax loss related to the recognition of other-than-temporary impairments related to our Brazilian wireless affiliate. The foreign currency transaction losses were principally driven by the devaluation of the Argentine Peso, which was the primary driver of the 23.7% decrease in revenues and the 26.5% decrease in operating expenses in 2002 compared to 2001.

Cumulative effect of change in accounting principle

Goodwill and other intangible assets

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). Under SFAS No. 142, we ceased to amortize goodwill, embedded goodwill related to equity investments and costs associated with indefinite life wireless licenses. In addition, our net earnings of equity affiliates reflect the impact of adopting this new accounting standard on the operations of our equity investments (the most significant of which is our investment in Cingular Wireless).

    In connection with the adoption of SFAS No. 142, we were required to perform initial valuations to determine if any impairment of goodwill and indefinite-lived intangibles exists. During 2002, we completed the transitional impairment test required under SFAS No. 142. Goodwill was tested for impairment by comparing the fair value of our reporting units to their carrying values. The test indicated an impairment that lead to recognition of a loss of $1,277, with no income tax benefit. Additionally, Cingular completed its transitional impairment test in 2002 resulting in an additional loss to BellSouth of $8 after taxes.

6      BELLSOUTH 2004

Results by Segment

Our reportable segments reflect strategic business units that offer similar products and services and/or serve similar customers. We have three reportable operating segments:

•	Communications Group;
•	Domestic Wireless; and
•	Advertising and Publishing Group.

    Management evaluates the performance of each business unit based on net income, exclusive of internal charges for use of intellectual property and adjustments for unusual items that may arise. Unusual items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. In addition, when changes in our business affect the comparability of current versus historical results, we adjust historical operating information to reflect the current business structure. See Note N to our consolidated financial statements for a reconciliation of segment results to the consolidated financial information.

    The following discussion highlights our performance in the context of these segments. For a more complete understanding of our industry, the drivers of our business, and our current period results, you should read this discussion in conjunction with our consolidated financial statements, including the related notes.

BELLSOUTH 2004      7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

Communications Group

The Communications Group includes our core domestic businesses including: all domestic wireline voice, data, broadband, e-commerce, long distance, Internet services and advanced voice features. The group provides these services to an array of customers, including residential, business and wholesale.

    During 2003, the Communications Group emphasized interLATA long distance and FastAccess® DSL, encouraging customers to purchase packages containing multiple telecommunications services. We continue to experience retail access line market share loss due to competition and technology substitution, and we expect these trends to continue into 2004.

				Percent Change

				2002 vs.	2003 vs.
	2001	2002	2003	2001	2002

Segment operating revenues:
Voice	$13,138	$12,498	$12,622	(4.9)	1.0
Data	4,124	4,276	4,371	3.7	2.2
Other	1,809	1,715	1,455	(5.2)	(15.2)
Total segment operating revenues	19,071	18,489	18,448	(3.1)	(0.2)
Segment operating expenses:
Cost of services and products	6,520	6,464	6,755	(0.9)	4.5
Selling, general, and administrative expenses	2,826	2,948	3,079	4.3	4.4
Depreciation and amortization	4,114	4,161	3,771	1.1	(9.4)
Total segment operating expenses	13,460	13,573	13,605	0.8	0.2
Segment operating income	5,611	4,916	4,843	(12.4)	(1.5)

Segment net income	$3,208	$2,751	$2,829	(14.2)	2.8

Segment net income including unusual items	$3,006	$2,237	$3,505	(25.6)	56.7

Key Indicators:(000s except where noted)

Access lines:(1)
Residence retail:
Primary	13,974	13,260	12,479	(5.1)	(5.9)
Additional	2,256	1,926	1,601	(14.6)	(16.9)

Total Retail Residence	16,230	15,186	14,080	(6.4)	(7.3)

Residential wholesale:
Resale	542	342	177	(36.9)	(48.2)
UNE-P	185	934	1,696	404.9	81.6

Total Wholesale Residence	727	1,276	1,873	75.5	46.8

Total residence	16,957	16,462	15,953	(2.9)	(3.1)

Business retail	7,653	7,254	6,857	(5.2)	(5.5)

Business wholesale:
Resale	186	94	79	(49.5)	(16.0)
UNE-P	417	611	693	46.5	13.4

Total Wholesale Business	603	705	772	16.9	9.5

Total business	8,256	7,959	7,629	(3.6)	(4.1)

Other Retail/Wholesale Lines (primarily public)	209	182	147	(12.9)	(19.2)

Total access lines	25,422	24,603	23,729	(3.2)	(3.6)
DSL customers	621	1,021	1,462	64.4	43.2
Long distance customers	–	1,002	3,960	*	295.2
Access minutes of use (millions)	110,106	98,571	92,141	(10.5)	(6.5)

Capital expenditures	$5,125	$3,337	$2,824	(34.9)	(15.4)

*	Not meaningful
(1)	Access lines include an adjustment to convert ISDN lines to a switched access line basis for comparability.

8      BELLSOUTH 2004

2003 COMPARED TO 2002

Segment operating revenues

Voice

Voice revenues increased $124 driven by significant growth in interLATA long distance substantially offset by continued access line share loss and conversion to wholesale lines. Total switched access lines declined 3.6% with retail line losses being partially offset by increases in wholesale lines. The access line decline was the result of share loss, technology substitution and a continued weak economy.

    Wholesale lines consist primarily of unbundled network element – platform (UNE-P) lines. The UNE-P lines totaled approximately 2.4 million, up 867,000 lines from the prior year. The vast majority of the UNE-P additions were residential. Business UNE-P line adds of 82,000 fell slightly from the prior year while other wholesale UNE-P lines, primarily payphone, increased by 23,000 in 2003. When lines over which we provide retail services are converted to UNE-P, we lose revenue and margin. The revenue from our provision of UNE-P does not permit us to recover the fully allocated costs we incur to provide it. To mitigate this loss, we are actively seeking reform of the pricing rules that regulators use to set UNE-P prices.
    In efforts to combat share loss, we continue to grow our package services. BellSouth AnswersSM is our signature residential package that combines wireline, wireless and Internet services. The package combines the Complete Choice calling plan of local service and multiple convenience calling features with BellSouth Long Distance, FastAccess® DSL or dial-up Internet, and Cingular Wireless services. As of the end of 2003, we had more than 3 million residential packages designated as Answers customers, which represents a 24.1% penetration of our retail primary line residence base. Over 75% of Answers customers have long distance in their package and over 40% have either DSL or dial-up Internet.
    InterLATA revenues increased $573 compared to 2002. Substantial interLATA growth reflects our receipt of regulatory relief to provide interLATA services in the nine southeastern states we serve. At December 31, 2003, we had nearly 4 million long distance customers, a penetration rate of 28% of primary residential access lines and 39% of mass-market small business accounts. Earlier this year, we began offering unlimited long distance to reduce competitive churn and increase retention and reacquisition of residential customers. Since its April 2003 launch, over one-third of our long distance gross additions have chosen the Unlimited plan. We have also made progress in the complex business market, signing over 7,300 contracts through the end of 2003 with a total contract value of $690. Revenue from wholesale long-distance services provided to Cingular increased $47 in 2003. This increase was caused by higher volumes associated with the proliferation of wireless long distance plans.
    Switched access revenues were down in 2003 due to volume and rate decreases. Switched access rates were lower due to effects of the CALLs program, an FCC access charge reform initiative. The decline in rates, however, is substantially offset by higher subscriber line charges. Switched access minutes of use (MOU) declined 6.5% in 2003. The decline is the result of access line losses and alternative communications services, primarily wireless and e-mail. The decrease in switched access MOUs was partially offset by growth of unlimited long distance plans.

Data

Data revenues increased $95 in 2003. The overall growth was driven by revenues from the sale of FastAccess® DSL service. Combined wholesale and retail DSL revenues were up $248 in 2003 due to a larger customer base. As of December 31, 2003, we had over 1.46 million DSL customers, an increase of 441,000 customers.

    Retail data services, which represent roughly half of data revenues, grew 14.1% in 2003 driven primarily by growth from the sale of FastAccess® DSL service. Early in the third quarter 2003, we introduced FastAccess® DSL Lite, creating a tiered approach to broadband that allows customers to choose the connection speed and price best suited to their Internet use. Other retail data products, primarily DS1 lines (dedicated high capacity lines) were lower driven by decreases in demand and special access rate reductions effective July 2002.
    Revenues from the sale of wholesale data transport services to other communications providers, including long distance companies and Competitive Local Exchange Carriers, declined 7.8% in 2003 primarily due to reductions in leased circuits by large inter-exchange carriers as they rationalized their capacity needs in relation to current demand. The decline was also attributable to the lingering impacts of a soft economy and the renegotiation of an access contract with a bankrupt wholesale customer.

Other

Other communications revenue decreased $260 primarily due to a decline of $123 in sales to second and third tier long distance carriers due to our decision to eliminate certain products within the wholesale long distance portfolio and due to the continuing phase-out of our payphone business which created a decline of $59. We completed our exit of the payphone business as of December 31, 2003. Other revenues decreased $86 due to a change in the presentation for drop shipments of equipment from gross to net, which lowered both revenues and expenses.

Segment operating expenses

Cost of services and products

Cost of services and products increased $291 compared to the same periods in 2002. The increase reflects higher pension and retiree medical costs of $315. Costs of service associated with providing retail interLATA long distance increased $183 driven by higher volumes related to more

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

customers while costs associated with the provision of long distance services to Cingular increased $34 driven by higher volumes. In addition, installation and activation expense increased $239 as compared to the prior period reflecting lower expense deferrals related to lower installation and activation service revenue.

    These cost increases were partially offset by work force reductions, primarily as a result of reduced business volumes, that resulted in decreased salary and wage related expenses of $116. Wholesale long distance cost of services decreased $100 reflecting a de-emphasis in these services. Costs of goods related to equipment sales decreased $86 due to a change in the presentation for drop shipments from gross to net, which had no impact on operating margin. In addition, page and equipment costs decreased $53 driven by lower volumes. Information technology infrastructure costs decreased $60, reflecting cost containment efforts.

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased $131 in 2003 compared to 2002. The periods presented were impacted by increases in advertising of $111 associated with higher spending related to a more competitive environment and increases in outside sales commissions of $55 primarily related to the long distance launch. The periods presented were also impacted by increased pension and retiree medical costs of $33.

    These increases were partially offset by decreases in uncollectible expenses of $116. Prior year periods included the impact of higher bankruptcies and non-pay accounts driving the decrease in the current year.

Depreciation and amortization

Depreciation and amortization expense decreased $390. The primary driver of the year-over-year decline in depreciation expense relates to lower depreciation rates under the group life method of depreciation. The lower rates were caused primarily by the significant reductions in capital expenditures over the past several years. In addition, depreciation expense was lower due to the adoption of SFAS No. 143. In connection with the adoption of this standard, we no longer accrue for net cost of removal in our depreciation rates causing lower depreciation expense. Amortization expense increased slightly due to higher levels of capitalized software.

2002 COMPARED TO 2001

Segment operating revenues

Voice

Voice revenues decreased $640 driven primarily by continued access line share loss. Total switched access lines declined 3.2% with retail line losses being partially offset by increases in wholesale lines. The access line decline was the result of share loss and, to a lesser extent, technology substitution and a weak economy.

    Wholesale lines consist primarily of unbundled network element – platform (UNE-P) lines. The UNE-P lines totaled approximately 1.6 million, up 952,000 lines from the prior year. The vast majority of the UNE-P additions were residential. Business UNE-P line adds of 194,000 fell from the prior year while other wholesale UNE-P lines, primarily payphone, added 9,000 in 2002. When lines over which we provide retail services are converted to UNE-P, we lose revenue and margin. On average, the revenue from our provision of UNE-P does not permit us to recover the fully allocated costs we incur to provide the service. To mitigate this loss, we are actively seeking reform of the pricing rules that regulators use to set UNE-P prices.
    In efforts to combat share loss, we continued to grow our package services in 2002. BellSouth AnswersSM, introduced in 2002, is our signature residential package that combines wireline, wireless and Internet services. The package combines the Complete Choice calling plan of local service and multiple convenience calling features with BellSouth Long Distance, FastAccess® DSL or dial-up Internet, and Cingular Wireless services. We added approximately 1.2 million Answers customers during 2002.
    InterLATA revenues were $49 in 2002 compared to zero in 2001 as we obtained regulatory approval throughout 2002 to provide interLATA services in the nine southeastern states we serve. Service was actually launched in seven of the nine states in 2002. At December 31, 2002, we had over one million long distance customers.
    Wireless interconnection revenues increased $110 due to growth in customers and higher volumes to Cingular driven by proliferation or wireless long distance plans.
    Switched access revenues were down in 2002 due to volume and rate decreases. Switched access rates were lower due to effects of the CALLs program, an FCC access charge reform initiative. The decline in rates, however, is substantially offset by higher subscriber line charges. Switched access minutes of use (MOU) declined 10.5% in 2002. The decline is the result of access line loss, the continuing shift of wholesale lines from resale to UNE-P, and alternative communications services, primarily wireless and e-mail.

Data

Data revenues increased $152 in 2002. The overall growth was driven by strong retail growth, primarily revenues from the sale of FastAccess® DSL service. Combined wholesale and retail DSL revenues were up $243 in 2002 due to a larger customer base. As of December 31, 2002, we had over one million customers, an increase of over 400,000 customers.

    Retail data services, which represent roughly half of data revenues, grew 10.5% in 2002 driven primarily by growth from the sale of FastAccess® DSL service. Other retail data products, primarily DS1 lines (dedicated high

10      BELLSOUTH 2004

capacity lines) were lower, driven by special access rate reductions effective July 2002.

    Revenues from the sale of wholesale data transport services to other communications providers, including long distance companies and competitive local exchange carriers, declined 1.4% in 2002 primarily due to weak sales of wholesale data transport services to other communications providers, the lingering impacts of a soft economy, network consolidation by large inter-exchange carriers and the renegotiation of an access contract with a bankrupt wholesale customer.

Other

Other communications revenue decreased $94 primarily due to the continuing phase-out of our payphone business which created a decline of $71. Collocation revenues decreased $73 from 2001, driven by lower volumes. Billing and collection revenues continued to decrease resulting in a year-over-year decline of $20 reflecting additional carriers utilizing their own billing systems and the loss of carrier billing revenues as retail customers change from other carriers to our long distance services. Wholesale long distance revenues increased $50 driven by increased sales to second and third tier long distance carriers and UNE.

Segment operating expenses

Cost of services and products

Cost of services and products decreased $56 compared to 2001. The decrease reflects work force reductions, primarily as a result of reduced business volumes and increased productivity that resulted in decreased labor-related expenses of $153. Materials expense decreased $91 driven by lower volumes reflecting lower demand and increased competitive impacts. Also, gross receipts tax decreased $64 primarily impacted by regulatory billing changes in North Carolina.

    These decreases were somewhat offset by increases in pension and retiree medical costs of $89 compared to 2001. Other increases include higher retail interLATA long distance costs, which increased $72 due to our growth in retail interLATA long distance, and $65 of increased service installation expense reflecting decreased deferrals as compared to 2001.

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased $122 compared to 2001. Uncollectible expense increased $111 due to bankruptcies of telecom sector wholesale customers and weak economic conditions. Advertising expense increased $45 associated with higher spending related to a more competitive environment and our long distance launch.

    These increases were partially offset by decreases in labor related expenses of $32 and in contract services of $34, reflecting workforce related reduction efforts and cost reduction initiatives implemented in 2002.

Depreciation and amortization

Depreciation and amortization expense increased $47. The increases are primarily attributable to increased amortization expense associated with higher levels of capitalized software partially offset by lower depreciation expense. The primary driver of the depreciation expense decline relates to lower depreciation rates under the group life method of depreciation. The lower rates were caused by the significant reductions in capital expenditures.

Unusual items excluded from segment net income

Unusual items which were excluded from this segment’s results consisted of the following: in 2003, $676 for the cumulative effect of a change in accounting principle related to the adoption of FAS 143 offset by restructuring charges, costs associated with the early extinguishment of debt, and an asset impairment; in 2002, $(514) related to restructuring costs, including pension settlements, costs associated with the early extinguishment of debt, costs associated with service curtailments and asset impairments and refund of customer late fees in Florida; in 2001, $(202) related to reciprocal compensation and restructuring costs were excluded from results.

Domestic Wireless

We own an approximate 40% economic interest in Cingular, a joint venture with SBC Communications. Because we exercise influence over the financial and operating policies of Cingular, we use the equity method of accounting for this investment. Under the equity method of accounting, we record our proportionate share of Cingular’s earnings in our consolidated statements of income. These earnings are included in the caption “Net earnings (losses) of equity affiliates”. For management purposes, we evaluate our Domestic wireless segment based on our proportionate share of Cingular’s results. Accordingly, results for our Domestic wireless segment reflect the proportional consolidation of approximately 40% of Cingular’s financial and non-financial results.

    During 2003, Cingular had the highest number of annual net additions since the company began operations. Prior to the commencement of wireless local number portability on November 24, 2003, Cingular offered incentives that encouraged customers to purchase upgraded handsets and sign new service contracts. Cingular incurred significant expense, consisting primarily of handset subsidies and selling costs, in the latter part of the year related to those efforts. Thus far, number porting volumes at Cingular have been less than predicted. Data revenue played an increasingly

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

important role in revenue composition in 2003, and those impacts are expected to increase in 2004. Further, competition continues to be intense, with up to six competitors in most of the significant markets.

    To be consistent with emerging industry practices, the income statement for all periods presented has been changed to reflect billings to Cingular’s customers for the Universal Service Fund (USF) and other regulatory fees as “Service revenues” and the related payments into the associated regulatory funds as “Cost of services” expenses. Operating income and net income for all prior periods have been unaffected.

				Percent Change

				2002 vs.	2003 vs.
	2001	2002	2003	2001	2002

Segment operating revenues:
Service revenues	$5,291	$5,569	$5,689	5.3	2.2
Equipment revenues	416	392	504	(5.8)	28.6
Total segment operating revenues	5,707	5,961	6,193	4.5	3.9
Segment operating expenses:
Cost of services and products	1,826	1,965	2,273	7.6	15.7
Selling, general, and administrative expenses	2,094	2,170	2,170	3.6	0.0
Depreciation and amortization	767	740	835	(3.5)	12.8
Total segment operating expenses	4,687	4,875	5,278	4.0	8.3
Segment operating income	1,020	1,086	915	6.5	(15.7)

Segment net income	$425	$357	$261	(16.0)	(26.9)

Segment net income including unusual items	$378	$301	$261	(20.4)	(13.3)

Key Indicators:

Cellular/PCS Customers (000s)	8,638	8,770	9,611	1.5	9.6
Wireless average monthly revenue per customer – Cellular/PCS (whole dollars)(a)	$53	$52	$51	(1.9)	(1.9)
Capital Expenditures	$1,262	$1,234	$1,094	(2.2)	(11.3)

(a)	Management uses average revenue per user (ARPU) as an indicator of operating performance of the business. Wireless ARPU – Cellular/PCS is defined as Cellular/PCS service revenues during the period divided by average Cellular/PCS subscribers during the period. This metric is used to compare the recurring revenue amounts being generated on Cingular’s network to prior periods and internal targets. We believe that this metric provides useful information concerning the performance of Cingular’s initiatives to attract and retain high value customers and the use of its network.

2003 COMPARED TO 2002

Segment operating revenues

Cellular/PCS customers increased 9.6% during 2003. Net cellular/PCS additions in 2003 increased 702,000 compared to 2002. Improvement in customer additions is attributable to several business initiatives Cingular implemented earlier in 2003: (1) reorganization of Cingular’s marketing, sales and operations activities from a national to a regional basis to more effectively address local market needs; (2) introduction of a more meaningful brand message; (3) increased emphasis on Cingular’s affiliation with its parents and co-branding and more effectively utilizing the parents’ sales channels in those areas where Cingular’s wireless markets overlap with the parents’ wireline markets; and (4) more effective marketing execution such as the “Family Talk” rate plan offer introduced in the third quarter of 2003. Prepaid subscriber growth was impacted positively in 2003 by the KIC (Keep in Contact) prepaid plan launched in the fourth quarter of 2002. The reseller subscriber base is higher due to aggressive growth by Cingular’s primary reseller during 2003 and to a loss of 148,000 WorldCom (currently known as MCI) reseller customers in 2002, principally when WorldCom made the decision to exit the wireless reseller business in the second half of 2002. The cellular/PCS churn rate was 2.7% in 2003 compared with a 2.8% churn rate in 2002.

    Total segment operating revenues increased $232 during 2003. The growth in total operating revenues was a result of improved service revenues driven by a larger average cellular/PCS customer base, robust growth in data revenues and increased regulatory fee revenues. Strong customer growth and a significant increase in handset upgrade activity in 2003 also contributed to increased equipment revenues.
    Service revenues increased $120 in 2003, driven by the 3.6% increase in the average subscriber base, a 14.4% increase in local minutes of use, and a $64 increase over prior year of revenues related to billings to Cingular’s customers for the USF and other regulatory fees. Other increases were a result of an increase in data revenues from 2002, reflective of higher penetration and usage of SMS short messaging data services with cellular/PCS customers as well as increased revenue per customer related to the Mobitex data business. Partially offsetting these increases were a decrease in wireless average revenue per user (ARPU), declines in roaming and long distance revenues reflecting the migration of customers to regional and national rate plans and a reduction in roaming rates

12      BELLSOUTH 2004

with major roaming partners to support all-inclusive rate plans. Additionally, the increase was offset partially by the effects of Emerging Issues Task Force Issue No. 00-21 (EITF 00-21), Revenue Arrangements with Multiple Deliverables, adopted July 1, 2003. Implementation of EITF 00-21 resulted in a reclassification of certain direct channel activation revenues from service revenues to equipment revenues on a prospective basis only. As a result, service revenue growth was reduced by approximately $14 for the year.

    ARPU for cellular/PCS customers declined 1.6% or $0.82 to $51.32 in 2003 from $52.14 in 2002. Increased sales of lower ARPU “Family Talk” plans in the second half of the year, in combination with a higher percentage of lower ARPU reseller and prepaid customers in Cingular’s 2003 customer base, negatively impacted its overall ARPU when compared with the prior year. Additionally, the impact of increased revenue deferrals associated with its “rollover” rate plans, which allow customers to carry over any unused “anytime” minutes from month to month for up to one year, plus the revenue reclassification as a result of the adoption of EITF 00-21 also had a negative impact on ARPU. Other unfavorable impacts include on-going competitive pricing pressures and the reductions in roaming and long distance revenues.
    Equipment revenues increased $112 in 2003 compared to 2002. An increase in handset revenues was primarily driven by higher unit sales reflecting the nearly 14% increase in cellular/PCS postpaid and prepaid gross customer additions and a significant increase in the sale of “upgrade” handsets compared with the prior year. The increased unit sales, particularly for upgrades, was a function of both Cingular’s GSM conversions and focused efforts to increase the number of customers under contract in anticipation of wireless local number portability. These increases also included the impact of the implementation of EITF 00-21, which increased equipment revenues by approximately $14.

Segment operating expenses

Cost of services and products

Cost of services primarily includes expenses to monitor, maintain and service Cingular’s network, landline facilities expense, incollect roaming charges from other carriers, cost of equipment sales, and long distance expense. Cost of services and products increased $308 during 2003. The primary driver of the increase of cost of services was the increase in the cost of equipment sales of $198. This increase was driven primarily by higher unit sales associated with the large increase in gross customer additions and upgrade unit sales. Overall, the increased cost of equipment sales was also impacted by higher per unit handset costs for upgrade units driven by a shift to more advanced handsets, such as the dual mode TDMA/GSM handsets in use during Cingular’s GSM system conversion and newly introduced feature-rich GSM-only handsets. Other increases in cost of services include increases in local system costs of $164, partially offset by decreases in third party system costs. Local systems costs continue to be driven by growth in system minutes of use, system expansion and the increased costs of redundant TDMA and GSM networks required during the current GSM system overlay. System minutes of use increased 19.1% in 2003. The increase in local system costs includes a $64 increase in costs related to payments into the USF and other regulatory funds. The primary contributor to lower third party system costs was a decrease in incollect roaming costs, which decreased $53 in 2003. These reductions were a result of lower negotiated roaming rates and cost reductions associated with the Mobile Telecommunications Sourcing Act.

Selling, general, and administrative expenses

Selling, general, and administrative expenses remained flat in 2003. Increases in Cingular’s selling expenses were offset by decreases in costs related to maintaining and supporting its customer base and other administrative costs. Higher commissions and advertising expenses were partially offset by reduced employee-related costs as a result of the sales operation reorganization in 2002.

    Costs for maintaining and supporting the customer base decreased $27 during 2003. Reduced costs included lower bad debt expenses and billing expenses, partially offset by increased residuals and upgrade commissions expenses related to the existing customer base. The lower billing expenses reflect cost reductions as a result of system conversions and related consolidations in 2002.

Depreciation and amortization

Depreciation and amortization increased $95 in 2003. The increase in depreciation expense of $106 was attributable to higher levels of gross property, plant and equipment plus accelerated depreciation on TDMA assets that began in 2003. Amortization expense declined $11 due to certain finite-lived intangibles becoming fully amortized during 2002.

2002 COMPARED TO 2001

Segment operating revenues

Segment operating revenues grew $254, or 4.5%, during 2002 while cellular/PCS customers increased 1.5%. Net cellular/PCS customer additions in 2002 were down 81.3% from net customer additions in 2001. The decrease in net customer additions was primarily a function of a 12.3% reduction in gross customer additions in 2002. The decreases in 2002 were a result of intense industry competition, impacts of the economic slowdown, lower than expected sales performance and the continued decline in our prepaid and reseller customer bases, which was exacerbated by the bankruptcy of WorldCom (currently known as MCI), a major reseller of Cingular’s wireless services.

    Revenue growth in 2002 consists of an increase of $278 in service revenues and a decrease in equipment revenues

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

of $24. Although service revenues increased in 2002 compared to 2001, the rate of increase declined during 2002, reflecting slower customer growth and lower prices for Cingular’s services driven by increasing competition. Service revenue increases were primarily the result of higher local service revenues associated with growth in the customer base and the attraction of all-inclusive rate plans that offer larger numbers of included minutes and bundling of roaming and long distance offerings. Also included in the 2002 service revenues growth were revenues derived from the first quarter 2002 addition of a wireless handset captive insurance subsidiary. These insurance fees contributed $62 to the increase for 2002. The September 2001 consolidation of Puerto Rico wireless properties also contributed to the 2002 increase. These increases were partially offset by a decline in roaming and long distance revenues reflecting the migration of customers to regional and national rate plans and a reduction in roaming rates with major roaming partners to support all-inclusive rate plans and the formation of a venture to share infrastructure with T-Mobile USA, Inc., which reduced roaming charges to both carriers’ customers.

    ARPU for cellular/PCS customers declined 1.5% or $0.77 to $52.14 in 2002 from $52.91 in 2001. Cingular’s strategy of targeting, acquiring and retaining non-reseller postpaid customers resulted in an increase in customer revenues. This increase, however, was offset by reductions in revenues from bundled services and outcollect and other revenues, thereby reducing overall ARPU. The consolidation of Puerto Rico operating results in Cingular’s financial statements, beginning September 2001, also adversely affected ARPU as a result of the heavy concentration of prepaid customers in Puerto Rico. Of the $0.77 decline in ARPU, $0.18 of the decline can be attributed to the dilutive ARPU impact of the Puerto Rico consolidation.

Segment operating expenses

Cost of services and products

Cost of services and products increased $139, or 7.6%, during 2002. Cingular’s expense growth was driven by increased service costs of $263 in 2002 resulting from a rise in minutes of use, higher roaming and long distance costs driven by customer movement toward all-inclusive rate plans which include more minutes, free long distance calling, and free roaming. Minutes of use on the network were up 36% in 2002. Slightly offsetting these increases were lower equipment costs due to slower customer growth and efficiencies attributable to greater digital usage.

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased $76, or 3.6%, during 2002. The increase was impacted by an increase in uncollectible expense related to a WorldCom write-off. Further impacting 2002 expense growth were higher costs attributable to higher residual and upgrade commissions, costs associated with the launch of service in New York City, customer retention costs and restructuring-related severance costs. Slightly offsetting these increases were declines in branding expenses associated with the introduction of the Cingular brand name in 2001.

Depreciation and amortization

Depreciation and amortization of $740 decreased $27, or 3.5%, in 2002. Depreciation expense increased $60 and was comprised primarily of increased depreciation associated with new capital assets partially offset by a reduction in depreciation as a result of the transfer of assets to Cingular’s network infrastructure venture with T-Mobile. Amortization expense decreased by $87 compared with the prior year. This was primarily attributable to the January 1, 2002 adoption of SFAS No. 142 and the resultant cessation of the amortization of goodwill and of most wireless licenses.

Unusual items excluded from segment net income

Unusual items which were excluded from this segment’s results consisted of the following: in 2003, no unusual items were excluded; in 2002, $(56) related to impairment losses; in 2001, $(47) related to pension and postretirement losses.

Advertising and Publishing Group

Our Advertising and Publishing Group is comprised of companies in the US that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.

    As discussed more fully in Note C to our consolidated financial statements, effective January 1, 2003, we changed our method for recognizing revenues and expenses related to our directory publishing business from the publication and delivery method (issue-basis) to the deferral method (deferral basis). For BellSouth’s consolidated results, this change was treated as a prospective change and prior year consolidated results were not restated. However, to align internal reporting, the 2002 and 2001 segment results for the Advertising and Publishing Group were recast to reflect the change.
    Under the issue basis, we recognized 100% of revenues and direct expenses at the time the directories were published and delivered. Under the deferral basis, we amortize, or recognize ratably, revenues and direct expenses over the life of the related directory, generally 12 months. When compared to the issue-basis method, the deferral method causes trends

14      BELLSOUTH 2004

in current-period operating results to be recognized in the income statement over a longer period of time and to cross fiscal years.

    In 2003, our Advertising and Publishing Group was negatively affected by weak economic conditions and competition. Although an improving economy should result in higher advertising spending, we expect continued competitive pressure to impact volumes and pricing.

				Percent Change

				2002 vs.	2003 vs.
	2001	2002	2003	2001	2002

Segment operating revenues
Advertising and publishing revenues	$1,966	$2,010	$1,906	2.2	(5.2)
Commission revenues	124	147	144	18.5	(2.0)
Total segment operating revenues	2,090	2,157	2,050	3.2	(5.0)
Segment operating expenses:
Cost of services and products	390	351	345	(10.0)	(1.7)
Selling, general, and administrative expenses	689	879	706	27.6	(19.7)
Depreciation and amortization	29	29	26	0.0	(10.3)
Total segment operating expenses	1,108	1,259	1,077	13.6	(14.5)
Segment operating income	982	898	973	(8.6)	8.4

Segment net income	$596	$545	$600	(8.6)	10.1

Segment net income including unusual items	$593	$428	$96	(27.8)	(77.6)

Capital Expenditures	$63	$29	$28	(54.0)	(3.4)

2003 COMPARED TO 2002

Segment operating revenues

The overall industry environment continues to reflect weak economic conditions and increasing competitive activity. Segment operating revenues decreased $107 from 2002 to 2003. The decrease includes a reduction in print revenues due to lower overall spending by our advertisers. The decline in print revenue was partially offset by an increase in revenues from electronic media offerings, resulting from increased penetration of the print customer base. Sales agency commission revenues decreased slightly as the result of a discontinued line of business.

    Because of the accounting convention used for publishing revenue, the revenue decline during 2003 was primarily driven by the amortization of revenues from directories issued in 2002, and to a lesser extent from those issued in 2003. Revenues from directories issued in 2003 also declined when compared to their 2002 issues attributable to the factors discussed previously. Approximately 50% of the decline was recognized in the segment’s 2003 income statement, with the remainder to be recognized in 2004.

Segment operating expenses

Cost of services and products decreased $6 in 2003, primarily reflecting the impact of manufacturing cost reduction efforts. Selling, general, and administrative expenses decreased $173 in 2003. Uncollectible expense was the primary driver of the reductions, decreasing $141. The decrease reflects the impact of improved collection performance in 2003. In addition, variable costs associated with selling decreased as the result of the reduction in revenues. Depreciation and amortization expenses were relatively flat in 2003.

2002 COMPARED TO 2001

Segment operating revenues

Segment operating revenues increased $67 during 2002. The improvement was attributable to several factors, including improvements in print customer adjustment activity and an increase in revenues from electronic media offerings resulting from further penetration of the print customer base. Print revenues were relatively flat, reflecting the impact on the overall industry of weak economic conditions and increased competitive activity. Sales agency commission revenues increased as the result of new agency agreements generated outside of the Southeastern US.

Segment operating expenses

Cost of services and products decreased $39 in 2002. The decrease primarily reflects the impact of cost reduction efforts in manufacturing and distribution expenses. Selling, general, and administrative expenses increased $190 in 2002. This increase is primarily due to a higher provision for uncollectible receivables expense that increased $181 for 2002. The higher provision was primarily due to weak economic conditions and increased bankruptcies of our advertisers. Depreciation and amortization remained flat in 2002.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

Unusual items excluded from segment net income

Unusual items which were excluded from this segment’s results consisted of the following: in 2003, $(504) included the cumulative effect of a change in accounting principle and severance and pension costs; in 2002, $(117) related to an unbilled receivable adjustment, severance costs and employee benefits related to workforce reduction; in 2001, $(3) related to restructuring costs.

16      BELLSOUTH 2004

Liquidity and Financial Condition

DESCRIPTION OF CASH FLOWS

Net cash provided by (used for):

				Percent Change

				2002 vs.	2003 vs.
	2001	2002	2003	2001	2002

Continuing Operations
Operating activities	$7,484	$7,712	$7,883	3.0	2.2
Investing activities	(6,172)	(1,451)	(1,558)	76.5	(0.7)
Financing activities	(1,389)	(4,443)	(4,679)	(219.9)	(5.3)
Discontinued Operations	(392)	72	428	*	494.4

*	Not meaningful

CONTINUING OPERATIONS

Net cash provided by operating activities

Cash generated by operations increased $171 during 2003 compared to the prior year. The increase was driven primarily by lower severance payments and better receivables collections. Severance payments of $125 in 2003 declined $369 as compared to $494 of payments in 2002. We have enhanced our processes with respect to receivable collection management resulting in improved collections during 2003. Decreases in interest income, due to lower rates on our advance to Cingular and the loss of income on an advance to KPN were substantially offset by lower interest expense due to lower borrowings. Operating cash flows for the next few years will be negatively impacted by higher federal income tax payments as the timing of accelerated tax deprecation in 2002 and 2003 begins to reverse.

    Cash generated by operations increased $228 during 2002 compared to 2001, favorably impacted by lower income tax payments of $400 and a $200 payment made in 2001 to a supplier settling a lawsuit. The reduction of income tax payments in 2002 from 2001 is primarily due to additional accelerated depreciation and severance deductions in 2002. These cash increases were somewhat offset by lower operating cash flows in the Communications Group impacted by a decline in revenue.

Net cash used for investing activities

Capital expenditures

Capital expenditures consist primarily of (a) gross additions to property, plant and equipment having an estimated service life of one year or more, plus the incidental costs of preparing the asset for its intended use, and (b) gross additions to capitalized software.

    Total investment in property, plant and equipment has increased from $56 billion at January 1, 1999 to $63 billion at December 31, 2003, not including deductions for accumulated depreciation. Between 1999 and 2001, significant additions to property, plant and equipment were required to meet the growing demand for telecommunications services and to continually modernize and improve such services to meet competitive demands. However, during late 2001 through 2003 demand decreased significantly. Although current demand is down, we project continued population and economic expansion in certain growth centers within our nine-state area during the next five to ten years.
    Our capital expenditures for 1999 through 2003 were as follows:

	Millions	% of Revenue

1999	$5,570	24.4
2000	$6,169	26.5
2001	$5,495	25.9
2002	$3,536	17.5
2003	$2,926	14.4

    Decreases in capital spending levels in 2002 and 2003 reflect continued decreases in demand and targeted capital deployment. We project 2004 capital expenditures to be between 13 and 15 percent of revenue. A majority of the expenditures will be to expand, enhance and modernize current wireline operating systems.

    We expect expenditures for 2004 to be financed substantially through internal sources and, to the extent necessary, from external financing sources.

Other investing activities

Other 2003 investing activities include net proceeds of $1,458 resulting from an early repayment by KPN of the entire outstanding balance of the loan we had extended to them and the settlement of related currency swaps. In June 2003, we sold our entire interest in two real estate partnerships for net proceeds of $26. In conjunction with the sale, we received proceeds of $97 for the repayment of loans we had extended to the partnerships. During 2003, we purchased $194 in debt and equity securities.

    Other 2002 investing activities include receipt of $2,268 in proceeds from the sale of shares in Qwest and KPN as

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

well as proceeds from a principal payment related to a loan to KPN. In addition, we contributed a total of $210 to equity affiliates, including $200 to Cingular. The $200 contribution related to income tax benefits realized by BellSouth associated with our investment in Cingular.

    During 2001, we advanced $1,850 to E-Plus via demand notes that replaced previously guaranteed debt. We also generated approximately $1,100 from the sale of a portion of our investment in Qwest common stock.
    In February 2004, we closed on the sale of our interest in Sonofon. We received approximately $600 in proceeds.

Net cash used for financing activities

Cash used for financing activities increased $236 during 2003 compared to 2002 due primarily to an increase in dividends paid of $148 and an increase in purchases of treasury shares of $267, partially offset by a reduction in debt pay downs of $176. During 2003, we paid dividends of $.87 per share totaling $1,608 and purchased 35.0 million shares of our common stock for $858. During 2002, we paid dividends of $.78 per share totaling $1,460 and purchased 22.3 million shares of our common stock for $591. Dividends paid in 2001 were $.76 per share totaling $1,424.

    We utilized cash in 2003 to pay down short-term borrowings by $431 and long-term notes by $1,849. Our debt to total capitalization ratio of 43.1% at December 31, 2003 decreased from 49.2% at December 31, 2002, reflecting both the $2.4 billion debt pay down for both short-term and long-term notes as well as an increase in equity due to earnings partially offset by dividends declared.
    The increase in cash used for financing activities during 2002 compared to 2001 reflects substantial debt pay downs during 2002. We utilized cash from operations to reduce our short-term borrowings by $1,307 and long-term notes by $1,149. This includes early extinguishment of $1,120 in long-term debt, which resulted in a loss on extinguishment of $40.
    Our debt to total capitalization ratio of 49.2% at December 31, 2002 decreased from 51.7% at December 31, 2001 reflecting the $2.6 billion debt pay down for both short-term and long-term notes described above.

DISCONTINUED OPERATIONS

    The following table includes cash flows from our discontinued operations:

	2001	2002	2003

Cash flows from operating activities	514	534	646
Cash flows from investing activities	(867)	(256)	(140)
Cash flows from financing activities	(39)	(206)	(78)

Total cash flows from discontinued operations	(392)	72	428

    Operating Activity — Cash flows from operating activities remained comparable in 2002 to 2001 due to favorable working capital changes which exceeded the impact of currency devaluations, which contracted operating margins during 2002 compared to 2001. Cash flows from operations improved during 2003 reflecting improved margins compared to 2002 driven by growth in Ecuador, Colombia, and the currency recovery in Argentina.

    Investing Activity — Capital expenditures from our discontinued operations were $501 in 2001, $249 in 2002, and $274 in 2003. In addition to capital expenditures, 2001 investing activity includes $279 of investments in debt securities by Colombia. 2002 investing activity also includes a $94 payment related to a guarantee payment on a Brazilian loan offset by $90 of proceeds on sales of our investment in TCO.
    Financing Activity — Payments on outstanding borrowings were $39 in 2001, $206 in 2002, and $78 in 2003. Financing activity also included net contributions from minority partners of $48 in 2001 and net payments to minority partners of $48 in 2002.

ANTICIPATED SOURCES AND USES OF FUNDS

Cash flows from operations are our primary source of cash for funding existing operations, capital expenditures, interest and principal payments on debt, and dividend payments to shareholders. Should the need arise, however, we believe we are well positioned to raise capital in the public debt markets. As of December 31, 2003 our consolidated cash balance was $4,556.

    The Communications Group and Advertising and Publishing Group generate substantially all of our consolidated cash provided by operating activities. These segments generate sufficient cash flow to fund operating, investing and financing needs and dividend excess cash to BellSouth for corporate uses. The Domestic Wireless segment, which consists entirely of our equity investment in Cingular, typically does not rely on BellSouth for funding; Cingular generates sufficient cash flow to meet its operating, investing and financing needs through its own operations or through its own financing activities.
    Although the Latin America Group, now classified as a discontinued operation, currently holds approximately $1,000 in cash, included in the cash in our consolidated December 31, 2003 balance sheet, it has not historically remitted dividends to BellSouth. The local currency equivalent of US $346 was held in local accounts in Venezuela at November 30, 2003. Due to government restrictions, we have not been able to freely convert this local currency to US Dollars at the official rate. We have converted some, and we are seeking to convert more, of this local currency to US Dollars in the parallel market. As discussed below, some of the operations within this segment may experience financing needs for the purchase of additional ownership interests or to meet debt payments that could require funding from other financing sources. We are restricting new investment in Latin America and expect that the group will fund its financial needs from current cash and the group’s future cash flow from operations. We do not expect to enter into additional, or increase existing, debt guarantees.

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    In addition, cash includes $144 held in grantor trusts that is not readily available for general corporate purposes.

    At December 31, 2003, our long-term debt rating was A1 from Moody’s Investor Service and A+ from Standard and Poor’s. Our short-term credit rating at December 31, 2003 was P-1 from Moody’s and A-1 from Standard and Poor’s. Moody’s and Standard & Poor’s have placed us on negative credit watch due to the Cingular announcement as described below. Our authorized commercial paper program as of December 31, 2003 is $8.0 billion, with $1.5 billion outstanding. We believe we have ready access to the commercial paper market in the event funding in excess of our operating cash flows is needed. We also have a registration statement on file with the SEC under which $2.3 billion of long-term debt securities could be issued. We believe that these sources of funds will be sufficient to meet the operating needs of our business for at least the next twelve months.
    On February 17, 2004, Cingular announced an agreement to acquire AT&T Wireless Services, Inc. in an all cash transaction. Under the terms of the agreement, which were approved by our board of directors and the boards of directors of SBC and Cingular as well as AT&T Wireless, shareholders of AT&T Wireless will receive $15 cash per common share or approximately $41 billion. The acquisition, which is subject to the approvals of AT&T Wireless shareholders and federal regulatory authorities, and to other customary closing conditions, is expected to be completed in the fourth quarter of 2004.
    We have committed to funding our proportionate share of the all cash transaction. We expect our funding requirement will be approximately $16 billion. Funding will be achieved through a combination of existing cash on hand, cash generated from our operations prior to closing and potential asset sales. We plan to access the public debt markets for the remainder. At the time of closing, we currently anticipate our likely external funding needs to be in the $9.5 to $10.5 billion range.
    Cingular expects to achieve significant operating and capital synergies through this acquisition by consolidating networks, distribution, billing, procurement, marketing, advertising and other functions. Due to the impacts of purchase accounting at Cingular, integration costs and additional financing costs of indebtedness we expect to incur to satisfy our funding commitment to the transaction, we expect some dilution to GAAP earnings per share in the first few years subsequent to the closing of the transaction.
    SBC’s and BellSouth’s proportionate equity stake in Cingular will remain unchanged following the transaction, with SBC holding 60 percent and BellSouth 40 percent. SBC and BellSouth will continue to have equal management control.
    As previously discussed, in March 2004 we signed an agreement to sell all our interests in Latin America. The closings, expected to occur in the second half of 2004, are expected to generate approximately $3.5 billion in net proceeds.

CASH MANAGEMENT

BellSouth’s primary source of cash flow is dividends from its subsidiaries. Generally, we do not permit our subsidiaries to accumulate cash, requiring them to pay out either net income or cash flow available in the form of dividends. BellSouth Telecommunications pays dividends in the amount of net income. For all other wholly owned domestic subsidiaries, companies must pay out cash flow available (less interest expense) if it exceeds net income. Any funding requirements for wholly owned domestic subsidiaries are filled by BellSouth Corporation. Cingular pays dividends to BellSouth in an amount equal to cash taxes paid by BellSouth on behalf of Cingular. Latin American subsidiaries’ dividend policies vary by company and are dependent upon financing needs and ownership structure. All Latin America Group dividends are invested in the region and funds may be loaned from one subsidiary to another to facilitate funding needs.

DEBT INSTRUMENTS

Publicly held indebtedness

BellSouth and BellSouth Telecommunications currently have debt outstanding under various indentures that we have entered into over the past eleven years. None of these indentures contain any financial covenants. They do contain limitations that restrict the company’s (or the affiliate of the company that is a party to the indenture) ability to create liens on their properties or assets (but not the properties or assets of their subsidiaries) except in specified circumstances. None of these indentures contains any provisions that are tied to the ratings assigned to the company or its affiliates by an external debt rating agency. Further, none of these indentures contains cross-default provisions.

Discontinued operations

Our Latin American operations generally have local credit facilities denominated in local currency and other facilities denominated in US dollars. We are seeking, where feasible, to replace our dollar denominated debt with local currency facilities to reduce the impact of currency fluctuations on our operations. Except as noted below, these facilities are generally non-recourse to BellSouth. The facilities have customary terms and financial covenants for non-recourse obligations of this type.

    BellSouth Enterprises, a subsidiary of BellSouth, has guaranteed our Chilean operation’s $180 syndicated loan facility, our Peruvian operation’s $200 credit facility and approximately $30 of the long-term debt of our Guatemalan operation. The credit facilities of our Latin American operations in many cases may become due and payable upon a change of control or the sale of the operation to a third party.
    Our operation in Colombia, of which BellSouth owns 66%, has outstanding $346 of indebtedness pursuant to its

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

senior credit facilities. The debt is non-recourse to BellSouth. In 2003, the Colombian operations commenced negotiations with the lenders of these facilities to extend the facilities’ amortization schedule. To facilitate the negotiations, the lenders have agreed to waive certain financial covenants until February 27, 2004. If the refinancing is not completed prior to the expiration of the waiver, the Colombian operations may be in default of debt service coverage ratio and minimum EBITDA covenants. In this event, after the expiration of applicable cure periods, the lenders could declare the facilities to be immediately due and payable. Although the Colombian operations currently expect to seek an additional waiver for a limited time to permit completion of the negotiations, if necessary, there can be no assurance that the negotiations will be concluded successfully.

    Our operation in Argentina, of which BellSouth owns 86.7%, is in default on $490 of its US Dollar-denominated debt as a result of the cumulative devaluation of the Argentina Peso. The debt is non-recourse to BellSouth. The Argentine operations are currently working with lenders to resolve this matter. However, there can be no assurance that this debt can be successfully refinanced.

Line of credit

We have a syndicated line of credit in the amount of $1,500 that we would use in the event we are unable to access the commercial paper market. We do not have any balances outstanding under the line of credit. Except as described in this paragraph, the line of credit contains no financial covenants or requirements for compensating balances. The line of credit does not contain any provisions that are tied to the ratings assigned to us or our affiliates by an external debt rating agency. At our election, any outstanding borrowings may be converted to a one-year term, in which case the debt of the company and its consolidated subsidiaries are not permitted to exceed 300% of consolidated earnings before interest, taxes, depreciation and amortization on a rolling four-quarter basis. In addition, the line of credit prohibits the company and its significant subsidiaries from permitting liens to be placed on their properties or assets except in specified circumstances. If BellSouth or any of our subsidiaries, except for our Latin American entities, defaults on any outstanding debt in excess of $200, this will cause an event of default to occur under the line of credit. If we draw on this line of credit, a similar event of default clause will be brought into certain of our Latin American credit facilities. If the line of credit is not drawn and the term conversion is not exercised, the line of credit will expire on April 30, 2004. We expect to enter into a new line of credit on substantially similar terms.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

OFF-BALANCE SHEET ARRANGEMENTS

We have guaranteed approximately $30 of the long-term debt of our Guatemalan entity. We own 60% of that company and we account for it using the equity method. The results of this investment are reflected in the income from discontinued operations line item in the consolidated statements of income.

In most of our sale and divestiture transactions we indemnify the purchaser for various items including labor and general litigation as well as certain tax matters. Generally, the terms last one to five years for general and specific indemnities and for the statutory review periods for tax matters. The events or circumstances that would require us to perform under the indemnity are transaction and circumstance specific. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable. In addition, in the normal course of business, we indemnify counter parties in certain agreements. The nature and terms of these indemnities vary by transaction. Historically, we have not incurred significant costs related to performance under these types of indemnities.

We do not have transactions, arrangements or relationships with “special purpose” entities, and we do not have any off-balance sheet debt.

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CONTRACTUAL OBLIGATIONS

The following table discloses aggregate information about our contractual obligations and the periods in which payments are due:

		Payments Due by Period

		Less than
	Total	1 year	2005-2007	2008-2010	After 2010

Debt maturing within 1 year	$1,637	$1,637	$ –	$ –	$ –
Long-term debt(1)	13,742	1,897	3,314	1,990	6,541
Operating leases	988	160	363	210	255
Unconditional purchase obligations(2)	3,563	807	2,156	600	–
Interest rate swaps(3)	77	38	31	8	–

Total contractual cash obligations	$20,007	$4,539	$5,864	$2,808	$6,796

(1)	The long-term debt amount above excludes $(116) of unamortized discounts and premiums included in long-term debt on the balance sheet as of December 31, 2003. Payments after the year 2010 include the final principal amount of $500 for the Zero-to-Full Debentures due in 2095, which have a carrying value of $217 as of December 31, 2003.
(2)	The total unconditional purchase obligation includes $323 related to agreements with Qwest and Accenture that do not stipulate annual minimum purchases. The agreement with Qwest expires in 2006 and the Accenture agreement expires in 2007. These amounts are included in the 2005 - 2007 column.
(3)	The amounts due for the interest rate swaps and forward contracts are based on market valuations at December 31, 2003. Actual payments, if any, may differ at settlement date.

Pensions and other retiree benefits

As of December 31, 2003, our defined benefit pension plans were fully funded. Therefore, we do not currently anticipate any cash funding needs to meet minimum required funding thresholds. Other retiree benefits, primarily health and life benefits, are generally funded to cover current year claims. Over the past three years, funding for other retiree benefits was $425 in 2001, $493 in 2002, and $563 in 2003. We anticipate funding in 2004 to be in the range of $475 to $525.

OTHER POTENTIAL OBLIGATIONS

Debt put options

Several issues of long-term debt included in the table above contain embedded options which may require us to repurchase the debt or which alter the interest rate associated with that debt. Please refer to Note H to our consolidated financial statements for further information on these instruments. Those issues, their amounts and the date of the related options, are as follows:

Issue	Amount	Date of Put Option

20-put-1 Securities	$1,000	Annually in April
Extendible Liquidity
Securities	745	Quarterly
Putable debentures	281	November 2006

Venezuelan put-call provision

We own a 78.2% interest in Telcel, our Venezuelan operation. Telcel’s other major shareholder holds an indirect 21% interest in Telcel. Under a Stock Purchase Agreement, that shareholder has the right to initiate a process that could require us to purchase (the puts), and we have the right to initiate a process that could require that shareholder to sell (the calls) to us, the shareholder’s interest in Telcel. Notice of the initiation of the process with respect to approximately half of that shareholder’s interest was to be given in 2000 and notice with respect to the remaining balance was to be given in 2002. If we exercise our call right, we would purchase that shareholder’s interest at between 100% and 120% of its appraised fair value. If we are required to purchase the interest, we would do so at between 80% and 100% of its appraised fair value.

    In 2000, the shareholder initiated a process for appraising the value of approximately half of its interest in Telcel, but the process was not completed. The shareholder also has sent a letter purporting to exercise the balance of the puts under the Stock Purchase Agreement. We are currently in arbitration with the shareholder over alleged breaches by BellSouth and the shareholder of the Stock Purchase Agreement, including the timing of the valuation and whether the process was properly initiated in 2000. The arbitration does not directly involve the valuation of the balance of the puts. The shareholder is seeking damages and specific performance, and BellSouth is seeking, among other things, unspecified damages and a ruling that it has not breached the Stock Purchase Agreement in any respect. The arbitration also related to an alleged oral agreement to buy out the shareholder’s entire interest in Telcel, which we argue does not exist. The first stage of the hearing on these matters occurred in early 2004, with additional hearings scheduled for the second quarter of 2004. If the arbitration panel rules against BellSouth, it is possible that the appraised fair value of the shareholder’s interest in Telcel could be substantially in excess of current value. At this time, the likely outcome of this arbitration cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

Colombian put-call provision

We own approximately 66% of BellSouth Colombia. Our principal partner holds approximately 34%. We have agreed with our partner to a series of related put and call agreements where by we can acquire, or could be compelled by our partner to acquire, additional shares of the Colombian operation currently held by our partner for a price equal to the appraised fair value. During the first put/call period, we have the right, but not the obligation, to call and our partner has the right, but not the obligation, to put to us approximately one-third of our partner’s holding in the Colombian operation. In February 2004, we exercised our call right with respect to the first put/call provision. As a result, we agreed to purchase 11.6% of the Colombian operation from our partner. The purchase price for the additional interest is $32 and will be funded from cash on hand. Under a second put/call option, the remaining balances of our partner’s shares (100% of the partner’s shares if the first put/call expires unexercised) can be called by us or put to us beginning in 2006 until 2009. We cannot predict if either party will exercise its rights under the second put/call option provision.

RELATED PARTY TRANSACTIONS

We own an approximate 40% interest in Cingular. We generated revenues of approximately $426 in 2003, $386 in 2002, and $304 in 2001 from the provision of local interconnect, long distance and complex business services to Cingular and agent commissions for selling wireless services for Cingular. We also earned $256 in 2003, $284 in 2002, and $287 in 2001 from interest income on advances to Cingular.

    In addition, we have receivables and payables incurred in the ordinary course of business recorded in our balance sheets as follows:

As of December 31,

	2002	2003

Receivable from Cingular	$49	$57
Payable to Cingular	$23	$33

Quantitative and Qualitative Disclosure About Market Risk

DESCRIPTION OF RISK

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, changes in equity investment prices and foreign currency exchange rate fluctuations. To manage this exposure, we employ risk management strategies including the use of derivatives such as interest rate swap agreements, foreign currency forwards and currency swap agreements. We do not hold derivatives for trading purposes.

Interest rate risk

Our objective in managing interest rate risk is to maintain a balance of fixed and variable rate debt that will lower our overall borrowing costs within reasonable risk parameters. Interest rate swaps are used to convert a portion of our debt portfolio from a variable rate to a fixed rate or from a fixed rate to a variable rate.

Foreign currency translation

The functional currency for most of our foreign operations is the local currency. The translation of income statement and balance sheet amounts of these entities into US Dollars gives rise to cumulative translation adjustments, which are included in accumulated other comprehensive income (loss) in our consolidated statements of shareholders’ equity and comprehensive income. We have not hedged our accounting translation exposure to foreign currency fluctuations relative to these investments.

Foreign exchange risk

Our objective in managing foreign exchange risk is to protect against cash flow and earnings volatility resulting from changes in foreign exchange rates. Short-term foreign currency transactions and commitments expose us to changes in foreign exchange rates. We occasionally enter into forward contracts and similar instruments to mitigate the potential impacts of such risks. The success of these strategies, however, depends on many factors and, as a result, such hedging may be ineffective.

    Several of our foreign operations hold US Dollar– denominated debt and recognize foreign currency gains or losses based on movements in the exchange rate between the US Dollar and local currencies. The amount of US Dollar–denominated debt for consolidated entities at November 30, 2003, is $1,489. See “Operating Environment – Foreign Risks.”
    There are currently currency restrictions in place in Venezuela that limit our ability to physically convert local currency to US Dollars. In preparing our consolidated financial statements, we used the exchange rate established by the Venezuelan government of 1,600 Bolivars to the US Dollar to translate the local currency financial statements into our reporting currency, the US Dollar. During February 2004, the official exchange rate was adjusted by the government to 1,920 Bolivars to the US Dollar, but the currency exchange restrictions were not lifted. This devaluation will result in a reduction to revenues and net income of our Venezuelan operation beginning in the first quarter of 2004.
    In the event the currency restrictions are deemed other-than-temporary, we would be required under generally accepted accounting principles to cease consolidation of this operation and would reflect the investment using the cost method of accounting. Under the cost method, the financial results of this operation would not be included in

22      BELLSOUTH 2004

our income statement. See Note P to our consolidated financial statements.

    As previously discussed, we signed an agreement in March 2004 to sell all our interests in Latin America operations. We expect these closings to occur in the second half of 2004. In the event the closing of some or all of these transactions is delayed or prevented for regulatory reasons, the potential for exposure for foreign exchange risk will continue.

Risk sensitivity

Our use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose us to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counter parties. In the event that a counter party fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential and not the full notional or contract amount. Such contracts and agreements have been executed with credit worthy financial institutions, and as such, we consider the risk of nonperformance to be remote.

The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which consist of fixed and variable rate debt obligations and, other than indicated below, includes the debt of our consolidated Latin America operations. Fair values for the majority of our long-term debt obligations are based on quotes from dealers.

Maturity Dates								Fair Value

							Total Book	Underlying	Associated
	2004	2005	2006	2007	2008	Thereafter	Value	Debt	Derivative	Total

Debt:(1)
Fixed rate debt	$1,261	501	1,310	25	629	7,549	$11,275	$12,189	(5)	$12,184
Average interest rate	4.55%	6.65%	5.25%	6.33%	5.78%	6.92%	6.39%
Variable rate debt	$1,785	440	1,035	—	—	—	$3,260	$3,673	80	$3,753
Average interest rate	1.52%	4.49%	2.64%	—	—	—	2.28%

(1)	CRM, our subsidiary in Argentina, is in default on $490 of its US Dollar-denominated debt; therefore we have excluded the debt from the table.

PROPORTIONAL DEBT

Our consolidated debt at December 31, 2003 was $14,980, which represented the debt of all consolidated subsidiaries. We have minority partners in various consolidated wireless properties as well as significant investments in other wireless properties that are not consolidated for accounting purposes due to the fact that we do not exercise control over those operations. The following table presents our proportionate share of total debt for all of our investments – adjusting our share of debt in each of our consolidated subsidiaries or equity method investments based on ownership percentages.

Consolidated debt	$14,980
Less: debt attributable to minority partners	(129)
Plus: debt associated with unconsolidated investments (excluding shareholder loans)	1,682
Proportional debt	$16,533

    Debt attributable to minority partners represents our minority partners’ share of external debt included in our consolidated balance sheet at December 31, 2003. Debt associated with unconsolidated investments relates primarily to our interest in Cingular. This is non-recourse debt.

Operating Environment

DOMESTIC ECONOMIC TRENDS

On average, the economy of the nine-state region tends to closely track the US economy. Real gross domestic product (GDP) grew at an average annual rate of 2 percent in the first quarter of 2003, 3.1 percent in the second quarter, and 8.2 percent in the third quarter. The improvement in the economy was widespread, with business fixed investment spending, government purchases, personal consumption, and exports all registering strong gains. Nonagricultural employment increased in the second half of 2003, but at a very slow pace, and the unemployment rate was at a relatively high 5.7 percent at the end of the year. The economy’s momentum is expected to carry over into 2004 with GDP growth near 4.5 percent. Employment gains are expected to reduce the unemployment rate to near 5.2 percent by the end of 2004.

    We believe real personal income in the nine-state region grew near 2.5 percent in 2003. Growth is expected to accelerate to 4.5 percent in 2004. Employment in the region, which has been closely correlated with various measures of BellSouth’s business performance in the past, increased 0.4 percent in 2003. A gain of 1.7 percent is anticipated for 2004. With housing starts exceeding 500,000, residential construction activity was strong in the region and in the nation in 2003. A strong pace is projected for 2004 as well.
    Historically, our business has generally followed the timing of the cycle in the overall economy. However, given the issues impacting our industry, expected improvements to the economy during 2004 may not have as pronounced an impact on our business.

REGULATORY DEVELOPMENTS

The FCC regulates rates and other aspects of carriers’ provision of interstate (across states) telecommunications services while state regulatory commissions have jurisdiction over carriers’ provision of intrastate (within states)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

telecommunications services. Our future operations and financial results will be substantially influenced by developments in a number of federal and state regulatory proceedings. Adverse results in these proceedings could materially affect our revenues, expenses and ability to compete effectively against other telecommunications carriers.

Price regulation

The FCC regulates interstate prices using a price regulation plan, which limits aggregate price changes to the rate of inflation, minus a productivity offset, plus or minus other cost changes recognized by the FCC. The productivity factor can vary among services. Interstate prices have been decreasing over the last few years as a result of low inflation in the US economy.

    Our intrastate prices are regulated under price regulation plans provided by statute or approved by state public service commissions. Under these plans, the state regulatory commissions or state legislatures have established maximum prices that can be charged for certain telecommunication services. While such plans limit the amount of increases in prices for specified services, they enhance our ability to adjust prices and service options to respond more effectively to changing market conditions and competition. Price regulation also provides an opportunity to benefit more fully from productivity enhancements. The majority of these plans have limitations on raising prices for basic local exchange services during the early years with provisions for inflation-based price increases in later years.
    While some plans are not subject to either review or renewal, other plans contain specified termination dates and/or review periods. Upon review or renewal, a regulatory commission could attempt to require substantial modifications to prices and other terms of these plans. During 2003, our plan in Louisiana was renewed. A review of our Kentucky plan is pending. We also expect reviews of our plans in Alabama, Mississippi and North Carolina during 2004.
    Beginning in 1996, we operated under a price regulation plan approved by the South Carolina Public Service Commission (PSC) under existing state laws. In April 1999, however, the South Carolina Supreme Court invalidated this price regulation plan. In July 1999, we elected to be regulated under a new state statute, adopted subsequent to the PSC’s approval of the earlier plan. The new statute allows telephone companies in South Carolina to operate under price regulation without obtaining approval from the PSC. The election became effective during August 1999. The South Carolina Consumer Advocate petitioned the PSC seeking review of the level of our earnings during the 1996-1998 period when we operated under the subsequently invalidated price regulation plan. The PSC dismissed the petition in November 1999 and issued orders confirming the vote in February and June of 2000. In July 2000, the Consumer Advocate appealed the PSC’s dismissal of the petition. In January 2004, the court hearing the appeal affirmed the PSC’s decision. An appeal of this decision to the South Carolina Supreme Court is probable. If the Consumer Advocate eventually prevails, the case could be remanded to the PSC, which could, after considering evidence, order refunds to customers in South Carolina, which in the aggregate may be material to the company. At this time, we are unable to predict the outcome of this possible appeal and, therefore, cannot determine the impact, if any, this matter may have on future earnings.

Access charge reform

The FCC has favored access reform, through which the historical subsidy for residential local service contained in network access charges paid by long distance carriers is funded instead by the end-user, by universal service funds, or both. As a result of a May 2000, FCC order implementing access reform, we have reduced the interstate network access charges paid by long distance carriers and increased interstate subscriber line charges paid by end-users. These rate changes better align our cost recovery with the way in which we incur costs.

    We continue to participate in FCC examinations of further access reform. The FCC has undertaken a comprehensive examination of intercarrier compensation – the payments among telecommunications carriers resulting from use of their respective interconnecting networks. In general, there are two classes of intercarrier compensation: (1) reciprocal compensation that applies to local calls; and (2) access charges that apply to long distance calls. The objective of the FCC’s comprehensive examination is to examine existing rules pertaining to intercarrier compensation and explore alternative forms of intercarrier compensation. This examination could lead to permanent changes in the way carriers compensate one another and in the way carriers receive compensation from their end-user customer. One alternative under consideration is “bill and keep,” a policy that requires carriers to exchange traffic freely with each other and to recover from end-user customers the costs of transmitting traffic. Either in this proceeding or in a separate proceeding, the FCC will reconsider its methodology and rates for reciprocal compensation.
    There are other aspects of access charges and universal fund contribution requirements that continue to be considered by state and federal commissions that could result in greater expense levels or reduced revenues.

Universal service

Historically, network access charges paid by other carriers were set at levels that subsidized the cost of providing local residential service. The Telecommunications Act of 1996 requires that the FCC identify and remove the historical implicit local service subsidy from network access rates, arrange for a universal service fund to ensure the continuation of service to high-cost, low-income service areas and develop the arrangements for payments into

24      BELLSOUTH 2004

that fund by all carriers. The FCC’s universal service order established funding mechanisms for high-cost and low-income service areas. We began contributing to the new funds in 1998 and are recovering our contributions through increased interstate charges to retail end-users. We are receiving support for service to residents in Alabama, Kentucky and Mississippi.

FCC interconnection order

Under the Telecommunications Act of 1996, the FCC is obliged to consider the extent to which we must make elements of our network available to other providers of local service. The FCC can require access to proprietary network elements only when necessary. For non-proprietary elements, the FCC can order access only when failure to do so will impair the ability of the requesting carrier to provide services.

    The FCC issued its most recent set of rules governing the provision of elements with local competitors in August 2003. The order establishing the rules is referred to as the Triennial Review Order. The previous two sets of rules were vacated by the courts. The most recent set of rules generally presume that carriers will be impaired without access to our unbundled switching when the competitor is serving a mass market customer. The new rules assume that competitors will not be impaired without such access if they are serving medium to large business customers. The rules make other presumptions about our transport and high capacity loop elements. These presumptions are subject to proceedings that the FCC has delegated to the state commissions. Under the new rules, the states are required to conduct proceedings, all of which are to be completed by July 2, 2004, and to determine the elements that the carriers subject to the rules will have to provide, and to specify the markets in which they will be provided.
    The FCC’s order establishing the rules has been appealed and is pending before the DC Circuit Court of Appeals. Some carriers, including BellSouth, have challenged the Triennial Review Order as requiring too much unbundling of their networks and delegating authority to the states that should be exercised by the FCC. Other carriers, mostly new entrants since the 1996 Act, have appealed the rules, contending that they provide too little unbundling of our network. State commissions have also challenged the order as being an illegal restriction on their powers. Argument in the case occurred in late January, and we expect a decision during the first half of 2004. While the appeal is pending, we continue to participate in the state proceedings required by the rule.
    In addition, we asked the FCC to reconsider certain different portions of its Triennial Review Order related to the regulation of broadband facilities. We asked the FCC to expand the unbundling freedom its Order provides to some broadband facilities. Other parties have sought reconsideration of many other portions of the Order.
    If the appeal, reconsideration or state decisions require us to increase the number or scope of elements we must provide, or if the appeal, reconsideration or state decisions allow competitors greater ability to substitute unbundled elements for special access services, or contain other negative decisions, we could experience a material adverse effect on revenues and results of operation.

Other state regulatory matters

In each of our states, we are subject to performance measurement plans that measure our service performance to competitors against certain benchmarks and our own retail performance. When we do not meet the relevant standards, we make payments to the competitors or the State’s treasury. In some states, if we continuously fail to meet certain criteria, we also would suspend our marketing and sale of long distance services. We made payments in all states in 2002 and 2003, and likely will make payments in 2004. The plans are reviewed regularly for necessary changes.

    We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See Note Q to our consolidated financial statements.

PENSION AND RETIREE MEDICAL COSTS

In 2003 equity markets rebounded from recent declines, resulting in improvements to the funded status of our pension and other postretirement benefit plans which will translate into lower expense in 2004. Expense related to retiree medical costs in 2004 will also benefit from the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). BellSouth remeasured its obligation as of December 1, 2003 to incorporate the impact of the Act which resulted in a reduction to the accumulated benefit obligation of $572. Specific authoritative guidance on the accounting for the federal Medicare subsidy is pending and that guidance, when issued, could require BellSouth to change its estimated impact on 2004 results.

    Our current contract with non-management employees expires in August 2004. Retirement benefits are collectively bargained for as part of the overall contract with the union. In accordance with the provisions of SFAS No. 106, we account for non-management employee retirement benefits based on the terms of the contract. The impacts of future negotiations, including changes in benefit levels, could have a material impact on our financial results.

DISCONTINUED OPERATIONS ECONOMIC TRENDS

Economic conditions improved in much, but not all, of Latin America during 2003. Argentina’s economy began to recover after four years of contraction, with the economic data available at the end of the year implying that real GDP grew 7 to 8 percent during 2003. The recovery is fragile, however, and the risk of instability in 2004 is significant.

BELLSOUTH 2004      25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

    Aided by stronger exports, real GDP growth in Chile, Peru, and Colombia is projected to have been better than 3 percent in 2003. If the global economy improves as expected, stronger gains are possible for 2004. The short-term risks of political uncertainty and guerilla violence are likely to remain high in Colombia.

    Economic indicators show a mixed economic performance for the remaining countries in which we have operations. Central American economies grew 2 to 2.5 percent in 2003. The economies of Ecuador and Uruguay showed little, if any, improvement in 2003. With a stronger global economy, prospects for growth are better in 2004.
    Venezuela’s economy contracted sharply in 2003 as a result of the country’s ongoing political crisis. A recovery is expected to be underway in 2004, but there is no end to the political crisis in sight and the recovery is at risk.
    In the Latin America Group companies, our overall penetration of wireless services is 6.0%. As we increase penetration into lower socio-economic groups, revenue per customer declines. We are responding to these trends by seeking new sources of revenue growth and by attempting to increase the profitability of customers from lower socio-economic groups.

FOREIGN RISKS IN DISCONTINUED OPERATIONS

Our reporting currency is the US Dollar. However, most of our Latin America Group revenues are generated in the currencies of the countries in which we operate. In addition, many of our operations and equity investees hold US Dollar-denominated short- and long-term debt. The currencies of many Latin America countries have experienced substantial volatility and depreciation. Declines in the value of the local currencies in which we are paid relative to the US Dollar will cause local currency-denominated revenues and expenses to decrease in US Dollar terms and dollar-denominated assets and liabilities, as well as interest expense, to increase in local currency terms. Where we consider it to be economically feasible, we attempt to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts or similar instruments as a vehicle for hedging; however, a substantial amount of our exposures are unhedged.

    The impact of a devaluation or depreciating currency on an entity depends on the residual effect on the local economy and the ability of an entity to raise prices and/or reduce expenses. Our ability to raise prices is limited in many instances by government regulation of tariff rates and competitive constraints. Where our local operations have borrowed in US Dollars, a significant devaluation substantially increases the costs in the local currency, in which our operations generally earn revenues, of servicing and repaying such loans in dollars. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot quantify the anticipated effect of exchange rate fluctuations on our business.
    Economic, social and political conditions in Latin America are, in some countries, unfavorable and volatile, which have adversely affected our operations. Many of these conditions continued to exist at the end of 2003, particularly in Venezuela. However, economic conditions began to improve in much of Latin America in 2003. In particular, Argentina’s currency rebounded 16% by the end of 2003 and several countries in the region are projected to have had modest GDP growth for 2003. Nonetheless, there are still significant economic risks in 2004.
    Historically, recessions and volatility have been primarily caused by: monetary, exchange rate and/or fiscal policies; currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls.
    Most or all of these factors have occurred at various times in the last two decades in our core Latin America markets. We have no control over these matters. Economic conditions in Latin America are generally less attractive than those in the US, and poor social, political and economic conditions may limit use of our services which may adversely impact our business. As previously discussed, we signed an agreement in March 2004 to sell our interests in 10 Latin America operations. We expect these closings to occur in late 2004. In the event, the closing of some or all of these transactions is delayed or prevented for regulatory reasons, the potential for exposure to volatile and unfavorable economic, social, and political conditions will continue.

COMPETITION

There are many competitive forces that impact our businesses. The Telecommunications Act of 1996 removed the regulatory barriers to local service competition in the wireline market and required incumbent carriers such as us to open our networks to other carriers. In the wireless market, the auction of PCS licenses has created as many as six new wireless competitors in domestic markets in addition to resellers, and the deregulation of international communications markets has introduced new global competitors to nearly all of our international businesses.

    Competitors primarily utilize our local network under two methods: resale and through the use of UNE platform. Lines provided on a resale basis include all of the components necessary for a wholesale customer to provide complete service delivery to an end-user. UNEs represent components of our network that wholesale customers may combine with components of their own networks, or with other UNEs purchased from us (referred to as a UNE platform or UNE-P) to allow complete service delivery to an end-user. Wholesale UNE prices are based on a forward-looking cost model and the premise of a most efficient, least cost network design. Because the pricing is not based on actual cost, certain costs that exist in today’s network are not

26      BELLSOUTH 2004

adequately addressed in the calculations. The impact of competitors’ use of UNEs and the UNE platform on us is two-fold in that it results in lower revenue per access line and has a detrimental impact on our margins as we retain the actual level of costs to maintain and to service the access line. The impact is amplified due to the competitors’ fashioning service bundles that target high revenue customers. Under the legacy framework of state PSC-mandated subsidies, business rates are artificially higher in order to subsidize lower residence and rural rates. In addition, revenues from non-UNE sources such as switching and calling features as well as complimentary services such as inside wire maintenance, operator services and directory assistance, are lost to UNE-P provisioned lines.

    The presence of six national competitors in the domestic wireless market makes it more difficult for Cingular to attract new customers and retain existing ones. Furthermore, while Cingular does not compete solely on the basis of price, low prices offered by competitors attempting to obtain market share have pressured them to reduce prices and develop pricing plans attractive to lower usage customers. These trends are expected to continue and could adversely affect our results of operations in the future.
    We plan to compete through aggressive marketing, competitive pricing, bundled services and technical innovation. We will offer consumers a full range of services-local, long distance, Internet access, wireless and more-while remaining committed to our high level of customer service and value.

TECHNOLOGY

We are continually upgrading our networks with digital and optical technologies, making them capable of delivering a full complement of voice and data services. This modernization of the network is critical to our success in providing the data connectivity demanded by customers and to compete with fiber networks being constructed or currently utilized by start-ups and cable companies. This continuing effort will require investment of significant amounts of capital in the future.

    Digital wireless technology is rapidly evolving and the development of a common roaming platform for digital wireless technologies could result in more intense competition and have an adverse effect on our results of operations.

LEGAL MATTERS

We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See Note Q to our consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

See Note B to our consolidated financial statements for new accounting pronouncements.

Critical Accounting Policies

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used, would have a material impact on our financial condition or results of operations.

    Senior management regularly discusses the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors and the Audit Committee has reviewed the disclosure set forth below.

DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT

See Note G to our consolidated financial statements for more information regarding costs and assumptions for Property, Plant and Equipment.

Nature of estimates required

We use the group life method to depreciate the assets of our telephone subsidiary. Telephone plant acquired in a given year is grouped into similar categories and depreciated over the remaining estimated useful life of the group. Due to rapid changes in technology and new competitors, selecting the estimated economic life of telecommunications plant and equipment requires a significant amount of judgment. We periodically review data on expected utilization of new equipment, asset retirement activity and net salvage values to determine adjustments to our depreciation rates. We also utilize studies performed by outside consultants to assist us in our determination. We have not made any changes to the lives of assets resulting in a material impact in the three years presented.

Sensitivity analysis

The effect of a one year change in the useful lives of our telephone plant accounts is shown below:

2004 Depreciation Expense
Higher/(Lower)

Increasing economic life by one year	$(250)
Decreasing economic life by one year	350

PENSIONS

See Note K to our consolidated financial statements for more information regarding costs associated with employee retirement benefits.

BELLSOUTH 2004      27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED

BELLSOUTH CORPORATION

Nature of estimates required

The measurement of our pension obligations, costs and liabilities is dependent on a variety of assumptions including estimates of the present value of projected future pension payments to plan participants, consideration of the likelihood of potential future events such as salary increases and demographic experience. These assumptions may have an effect on the amount and timing of future contributions, if any. Additionally, the plan trustee conducts an independent valuation of the fair value of pension plan assets. During 2002, we reduced our estimated return on plan assets to 8.5% reflecting lower expected long-term market returns.

Assumptions and approach used

The assumptions in developing the required estimates include the following key factors:

•	Discount rates
•	Salary growth
•	Retirement rates
•	Inflation
•	Expected return on plan assets
•	Mortality rates

    The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations. Our inflation assumption is based on an evaluation of external market indicators. The salary growth assumptions reflect our long-term actual experience, the near-term outlook and assumed inflation. The expected return on plan assets reflects asset allocations, investments strategy and the views of investment managers and other large pension plan sponsors. Retirement and mortality rates are based primarily on actual plan experience. The effects of actual results differing from our assumptions are accumulated and amortized into the income statement in future periods.

Sensitivity analysis

The effect of the change in the selected assumptions is shown below:

	Percentage	December 31, 2003
	Point	Obligation	2004 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

Discount rate	+/- 0.5 pts.	$(452)/$470	$15/$(18)
Expected return on assets	+/- 1.0 pts.	–	(155)/155

OTHER POSTRETIREMENT BENEFITS

See Note K to our consolidated financial statements for more information regarding costs associated with postretirement benefits.

Nature of estimates required

We provide certain medical, dental and life insurance benefits to substantially all retired employees under various plans and accrue actuarially determined postretirement benefit costs as active employees earn these benefits. For postretirement benefit plans, the benefit obligation is the “accumulated postretirement benefit obligation,” the actuarial present value as of a date of all future benefits attributed under the terms of the postretirement benefit plan to employee service rendered to that date. The measurement of our obligations associated with postretirement benefits (e.g., retiree health care) is dependent on a variety of assumptions. This includes estimating the present value of projected future payments to plan participants and consideration of the likelihood of potential future events such as demographic experience. These assumptions may have an effect on the amount and timing of future payments. Additionally, the plan trustee conducts an independent valuation of the fair value of plan assets. For the periods presented we have adjusted the discount rate used to determine the obligation based on declining interest rates in the market.

Assumptions and approach used

The assumptions used in developing the required estimates include the following key factors:

•	Discount rates
•	Health care cost trends
•	Retirement rates
•	Inflation
•	Expected return on plan assets
•	Mortality rates

    The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends. Our inflation assumption is based on an evaluation of external market indicators. The expected return on plan assets reflects asset allocations, investments strategy and the views of investment managers and other large plan sponsors. Retirement and mortality rates are based primarily on actual plan experience. The effects of actual results differing from our assumptions are accumulated and amortized into the income statement in future periods.

28      BELLSOUTH 2004

Sensitivity analysis

The effect of the indicated increase/decrease in the selected assumptions is shown below:

	Percentage	December 31, 2003
	Point	Obligation	2004 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

Discount rate	+/- 0.5 pts.	$(362)/$384	$(20)/$18
Health care cost trend	+/- 1.0 pts.	487/(411)	70/(58)

OTHER LOSS CONTINGENCIES

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as regulators.

OTHER SIGNIFICANT ACCOUNTING POLICIES

Other significant accounting polices, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to revenue recognition, stock-based compensation, uncollectible reserves and tax valuation allowances require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these matters are among topics currently under re-examination by accounting standard setters and regulators. Although no specific conclusions reached by these standard setters appear likely to cause a material change in our accounting policies, outcomes cannot be predicted with confidence. Also see Note A to our consolidated financial statements, which discusses accounting policies that we have selected from acceptable alternatives.

Cautionary Language Concerning
Forward-Looking Statements

In addition to historical information, this document contains forward-looking statements regarding events, financial trends and critical accounting policies that may affect our future operating results, financial position and cash flows. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

    There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
    While the below list of cautionary statements is not exhaustive, some factors, in addition to those contained throughout this document, that could affect future operating results, financial position and cash flows and could cause actual results to differ materially from those expressed in the forward-looking statements are:

•	a change in economic conditions in domestic or international markets where we operate or have material investments which could affect demand for our services;
•	changes in US or foreign laws or regulations, or in their interpretations, which could result in the loss, or reduction in value, of our licenses, concessions or markets, or in an increase in competition, compliance costs or capital expenditures;
•	continued pressures on the telecommunications industry from a financial, competitive and regulatory perspective;
•	the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings;
•	changes in the federal and state regulations governing the terms on which we offer wholesale services to our competitors;
•	continued successful penetration of the interLATA long distance market;
•	the unwillingness of banks or other lenders to lend to our international operations or to restructure existing debt, particularly in Latin America;
•	consolidation in the wireline and wireless industries in which we operate;
•	higher than anticipated start-up costs or significant up-front investments associated with new business initiatives;
•	the outcome of pending litigation;
•	unanticipated higher capital spending from, or delays in, the deployment of new technologies;
•	continued deterioration in foreign currencies relative to the US Dollar in foreign countries in which we operate, particularly in Latin America;
•	the impact of terrorist attacks on our business;
•	the impact and the success of the wireless joint venture with SBC, known as Cingular Wireless, including marketing and product development efforts, technological change, financial capacity and closing and integration of the pending acquisition of AT&T Wireless; and
•	Cingular Wireless’ failure to realize, in the amounts and within the timeframe contemplated, the capital and expense synergies and other financial benefits expected from its proposed acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors.

BELLSOUTH 2004      29

REPORT OF MANAGEMENT

BELLSOUTH CORPORATION

To the Shareholders of BellSouth Corporation:

These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by PricewaterhouseCoopers LLP, independent auditors, whose report is contained herein. The integrity and objectivity of the data in these financial statements, including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

    Management maintains a system of internal controls over financial reporting, which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal controls. The concept of reasonable assurance recognizes that the cost of a system of internal controls should not exceed, in management’s judgment, the benefits to be derived. Management believes that BellSouth’s system does provide reasonable assurance that the transactions are executed in accordance with management’s general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management’s authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.
    Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, PricewaterhouseCoopers LLP completed a review of the internal controls over financial reporting to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the recommendations of the internal auditor and PricewaterhouseCoopers LLP concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations.
    Management believes that the system of internal controls was adequate to accomplish the objectives discussed herein.
    Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth’s affairs are conducted according to the highest standards of personal and corporate conduct and in compliance with applicable laws and regulations. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth’s real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a variety of comprehensive programs to assess compliance with these policies and our ethical standards through its Senior Vice President – Corporate Compliance and Corporate Secretary.

F. Duane Ackerman
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Ronald M. Dykes
CHIEF FINANCIAL OFFICER

February 23, 2004

30      BELLSOUTH 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BELLSOUTH CORPORATION

To the Shareholders
BellSouth Corporation

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders’ equity and comprehensive income present fairly, in all material respects, the financial position of BellSouth Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Cingular Wireless, LLC, an equity method investee. BellSouth’s consolidated financial statements include an investment of $3,618 million and $3,202 million as of December 31, 2003 and 2002, respectively, and equity method income of $408 million, $497 million and $675 million, respectively, for each of the three years in the period ended December 31, 2003. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Cingular Wireless, LLC, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    As discussed in Note C to the consolidated financial statements, in 2003, BellSouth Corporation adopted Financial Accounting Standards Board Statement No. 143, changing its method of accounting for asset retirement costs and changed its accounting for publication revenues from the publication and delivery method to the deferral method as of January 1, 2003. As discussed in Note F to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 142 and changed its method of accounting for goodwill and other intangible assets as of January 1, 2002.
    As discussed in Note A to the consolidated financial statements, as a result of the Company’s agreement to sell its interests in certain business operations, the consolidated financial statements have been restated to reflect such operations as discontinued operations.

Atlanta, Georgia
February 9, 2004, except with respect to Note U, as to which the date is February 17, 2004, and Note A, as to which the date is July 9, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BELLSOUTH CORPORATION

Board of Directors and Shareowners

Cingular Wireless Corporation, Manager of
Cingular Wireless LLC

We have audited the consolidated balance sheets of Cingular Wireless LLC as of December 31, 2002 and 2003, and the related consolidated statements of income, changes in members’ capital and cash flows for each of the three years in the period ended December 31, 2003 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cingular Wireless LLC at December 31, 2002 and 2003 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.
    As discussed in Note 4 to the financial statements, in 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Atlanta, Georgia
February 6, 2004, except for Note 18, as to which the date is February 17, 2004

BELLSOUTH 2004      31

CONSOLIDATED STATEMENTS OF INCOME

BELLSOUTH CORPORATION

	For the years ended December 31,

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2002	2003

Operating Revenues:
Communications Group	$18,984	$18,226	$18,255
Advertising and Publishing Group	2,073	1,921	2,033
All other	154	60	53

Total Operating Revenues	21,211	20,207	20,341

Operating Expenses:
Cost of services and products (excludes depreciation and amortization shown separately below)	6,952	6,670	6,991
Selling, general, and administrative expenses	3,874	3,891	3,777
Depreciation and amortization	4,176	4,202	3,811
Provisions for restructuring and asset impairments	337	990	205

Total Operating Expenses	15,339	15,753	14,784

Operating income	5,872	4,454	5,557
Interest expense	1,145	1,066	947
Net earnings of equity affiliates	681	542	452
Gain (loss) on sale of operations	24	1,335	–
Other income (expense), net	(1,312)	102	362

Income from Continuing Operations Before Income Taxes, Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	4,120	5,367	5,424
Provision for Income Taxes	1,334	1,892	1,936

Income from Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	2,786	3,475	3,488
Income (Loss) from Discontinued Operations, Net of Tax	(339)	(867)	101
Income Before Cumulative Effect of Changes in Accounting Principle	2,447	2,608	3,589
Cumulative Effect of Changes in Accounting Principle, Net of Tax	–	(1,285)	315

Net Income	$2,447	$1,323	$3,904

Weighted-Average Common Shares Outstanding:
Basic	1,875	1,870	1,848
Diluted	1,888	1,876	1,852
Basic Earnings Per Share:
Income from Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.49	$1.86	$1.89
Discontinued Operations, net of tax	$(.18)	$(.46)	$.05
Cumulative Effect of Accounting Changes, net of tax		$(.69)	$.17
Net Income	$1.31	$.71	$2.11
Diluted Earnings Per Share:
Income from Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.48	$1.85	$1.88
Discontinued Operations, net of tax	$(.18)	$(.46)	$.05
Cumulative Effect of Accounting Changes, net of tax		$(.68)	$.17
Net Income*	$1.30	$.71	$2.11
Dividends Declared Per Common Share	$.76	$.79	$.92

*	Net income per share does not sum due to rounding

The accompanying notes are an integral part of these consolidated financial statements.

32      BELLSOUTH 2004

CONSOLIDATED BALANCE SHEETS

BELLSOUTH CORPORATION

	December 31,

(IN MILLIONS)	2002	2003

ASSETS
Current Assets:
Cash and cash equivalents	$2,482	$4,556
Accounts receivable, net of allowance for uncollectibles of $476 and $438	4,129	2,928
Material and supplies	313	375
Other current assets	938	990

Total current assets	7,862	8,849

Investments and advances	9,741	8,552
Property, plant and equipment, net	23,445	23,807
Deferred charges and other assets	5,726	5,855
Goodwill	347	342
Intangible assets, net	2,358	2,297

Total assets	$49,479	$49,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Debt maturing within one year	$5,114	$3,491
Accounts payable	1,572	1,339
Other current liabilities	2,897	3,628

Total current liabilities	9,583	8,458

Long-term debt	12,283	11,489

Noncurrent liabilities:
Deferred income taxes	4,452	5,349
Other noncurrent liabilities	5,255	4,694

Total noncurrent liabilities	9,707	10,043

Shareholders’ equity:
Common stock, $1 par value (8,650 shares authorized; 1,860 and 1,830 shares outstanding)	2,020	2,020
Paid-in capital	7,546	7,729
Retained earnings	14,531	16,540
Accumulated other comprehensive income (loss)	(740)	(585)
Shares held in trust and treasury	(5,372)	(5,992)
Guarantee of ESOP debt	(79)	–

Total shareholders’ equity	17,906	19,712

Total liabilities and shareholders’ equity	$49,479	$49,702

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH 2004      33

CONSOLIDATED STATEMENTS OF CASH FLOWS

BELLSOUTH CORPORATION

	For the years ended December 31,

(IN MILLIONS)	2001	2002	2003

Cash Flows from Operating Activities:
Income before discontinued operations and cumulative effect of changes in accounting principle	$2,786	$3,475	$3,488
Adjustments to reconcile income to cash provided by operating activities from continuing operations:
Depreciation and amortization	4,175	4,202	3,811
Provision for uncollectibles	498	795	523
Net losses (earnings) of equity affiliates	(681)	(542)	(452)
Deferred income taxes and investment tax credits	(192)	1,330	788
Pension income	(796)	(825)	(534)
Pension settlement losses	–	167	47
Stock-based compensation expense	201	161	124
(Gain) loss on sale of operations	(24)	(1,335)	0
Dividends received from equity affiliates	369	–	–
Net losses (gains) on sale or impairment of equity securities	1,769	370	7
Curtailment and termination benefit charges	97	60	–
Unbilled receivable adjustment	–	163	–
Asset impairments	89	302	52
Net change in:
Accounts receivable and other current assets	(752)	(261)	(81)
Accounts payable and other current liabilities	(208)	(360)	55
Deferred charges and other assets	(65)	46	299
Other liabilities and deferred credits	100	10	(276)
Other reconciling items, net	118	(46)	32

Net cash provided by operating activities from continuing operations	7,484	7,712	7,883

Cash Flows from Investing Activities:
Capital expenditures	(5,495)	(3,536)	(2,926)
Proceeds from sale of operations	21	–	–
Proceeds from sale of debt and equity securities	1,210	1,383	27
Investments in debt and equity securities	(40)	(36)	(194)
Proceeds from repayment of loans and advances	17	885	1,899
Settlement of derivatives on advances	–	85	(352)
Other investing activities, net	(2)	(22)	(12)
Investments in and advances to equity affiliates	(1,891)	(210)	–
Purchase of short-term investments	(76)	–	–
Proceeds from disposition of short-term investments	84	–	–

Net cash used for investing activities from continuing operations	(6,172)	(1,451)	(1,558)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term debt	(3,499)	(1,307)	(431)
Repayments of long-term debt	(295)	(1,149)	(1,849)
Dividends paid	(1,424)	(1,460)	(1,608)
Purchase of treasury shares	–	(591)	(858)
Other financing activities, net	94	64	67
Proceeds from long-term debt	3,735	–	–

Net cash used in financing activities from continuing operations	(1,389)	(4,443)	(4,679)

Net (decrease) increase in cash and cash equivalents from continuing operations	(77)	1,818	1,646
Net (decrease) increase in cash and cash equivalents from discontinued operations	(392)	72	428

Net (decrease) increase in cash and cash equivalents	(469)	1,890	2,074
Cash and cash equivalents at beginning of period	1,061	592	2,482

Cash and cash equivalents at end of period	$592	$2,482	$4,556

The accompanying notes are an integral part of these consolidated financial statements.

34      BELLSOUTH 2004

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’
EQUITY AND COMPREHENSIVE INCOME

BELLSOUTH CORPORATION

	Number of Shares		Amount

						Accum.
						Other
		Shares				Compre-	Shares	Guar-
		Held in				hensive	Held in	antee
	Common	Trust and	Common	Paid-in	Retained	Income	Trust and	of ESOP
(IN MILLIONS)	Stock	Treasury(a)	Stock	Capital	Earnings	(Loss)	Treasury(a)	Debt	Total

Balance at December 31, 2000	2,020	(148)	$2,020	$7,030	$13,865	$(488)	$(5,222)	$(212)	$16,993

Net Income					2,447				2,447
Other comprehensive income, net of tax
Foreign currency translation adjustment(b)						(30)			(30)
Net unrealized losses on securities(c)						(277)			(277)
Adjustments for other-than- temporary losses included in income						595			595
Net unrealized gains on derivatives						(71)			(71)
Minimum pension liability adjustment						(23)			(23)

Total comprehensive income									2,641
Dividends declared					(1,424)				(1,424)
Share issuances for employee benefit plans		5		(4)	(85)		230		141
Purchase of stock by grantor trusts							(4)		(4)
Stock-based compensation				215					215
Tax benefit related to stock options				127					127
ESOP activities and related tax benefit					2			67	69

Balance at December 31, 2001	2,020	(143)	$2,020	$7,368	$14,805	$(294)	$(4,996)	$(145)	$18,758

Net Income					1,323				1,323
Other comprehensive income, net of tax
Foreign currency translation adjustment(b)						(430)			(430)
Net unrealized losses on securities(c)						(38)			(38)
Net unrealized gains on derivatives(d)						13			13
Minimum pension liability adjustment						9			9

Total comprehensive income									877
Dividends declared					(1,477)				(1,477)
Share issuances for employee benefit plans		5		(33)	(104)		197		60
Purchase of treasury stock		(22)					(591)		(591)
Purchase of stock by grantor trusts					(18)		18		–
Stock-based compensation				171					171
Tax benefit related to stock options				40					40
ESOP activities and related tax benefit					2			66	68

Balance at December 31, 2002	2,020	(160)	$2,020	$7,546	$14,531	$(740)	$(5,372)	$(79)	$17,906

Net Income					3,904				3,904
Other comprehensive income, net of tax
Foreign currency translation adjustment(b)						165			165
Net unrealized losses on securities(c)						7			7
Net unrealized gains on derivatives(d)						1			1
Minimum pension liability adjustment						(18)			(18)

Total comprehensive income									4,059
Dividends declared					(1,696)				(1,696)
Share issuances for employee benefit plans		5		(19)	(89)		169		61
Purchase of treasury stock		(35)					(858)		(858)
Purchases and sales of treasury stock with grantor trusts				43	(112)		69		–
Stock-based compensation				137					137
Tax benefit related to stock options				22					22
ESOP activities and related tax benefit					2			79	81

Balance at December 31, 2003	2,020	(190)	$2,020	$7,729	$16,540	$(585)	$(5,992)	$–	19,712

(a)	Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of December 31, 2003, there were approximately 37 shares held in trust and 153 shares held in treasury.

(b)	Net unrealized foreign currency translation adjustments include realized gains of $1 in 2001 and $96 in 2002 and realized losses of $268 in 2003.

(c)	Net unrealized losses on securities include adjustments for realized losses of $129 in 2001, realized gains of $19 in 2002, and realized gains of $26 in 2003.

(d)	Net unrealized gains on derivatives include an adjustment for realized gains of $33 in 2002 and $20 in 2003.

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH 2004      35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

Note A – Accounting Policies

In this report, BellSouth Corporation and its subsidiaries are referred to as “we” or “BellSouth.”

ORGANIZATION

We are an international telecommunications company headquartered in Atlanta, Georgia. For management purposes, our operations are organized into three reportable segments: Communications Group; Domestic Wireless, and Advertising and Publishing Group.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of BellSouth’s wholly-owned subsidiaries and subsidiaries in which we have a controlling financial interest. Investments in businesses that we do not control, but have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. We report our results on a calendar-year basis, except for our international operations that we report on a one-month lag basis to facilitate timely reporting of the consolidated results of BellSouth. All significant intercompany transactions and accounts have been eliminated. We own an approximate 40% economic interest in Cingular Wireless, the nation’s second largest wireless company, and share control with SBC Communications. Accordingly, we account for this investment under the equity method. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year’s presentation.

    In March 2004, we signed an agreement with Telefonica Móviles (Telefonica), the wireless affiliate of Telefonica, S.A., to sell all our interests in Latin American operations. The sale is currently expected to generate approximately $3.5 billion in net cash proceeds, after consideration of the $1 billion of cash held in these operations which will transfer to Telefonica. Based on the net book value of our investment and the anticipated proceeds, we expect to record an after-tax gain of approximately $1.5 billion at the closing of the transaction. The transaction is subject and governmental approvals. It is expected to close in stages as closing conditions are satisfied, with the closings expected to occur in the second half of 2004.
    In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we have classified the results of our Latin American segment as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the Latin American operations as one line item on the income statement. The cash flows from these operations are now presented on one line item in the consolidated statements of cash flows. Beginning with the second quarter of 2004, long-lived assets of the Latin America group ceased to be depreciated (amortized) in accordance with SFAS No. 144.
    Summarized results of operations for the discontinued operations are as follows

	2001	2002	2003

Operating revenues	$2,919	$2,233	$2,294
Operating Income	266	292	349
Income (loss) from discontinued operations	(339)	(867)	101

USE OF ESTIMATES

Our consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (US GAAP). We are required to make estimates and assumptions that affect amounts reported in our financial statements and the accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as other current assets in the consolidated balance sheets. Interest income on cash equivalents and temporary cash investments was $82 for 2001, $95 for 2002, and $76 for 2003.

    Included in the December 31, 2003 cash balance of $4,556 are cash balances of $1,002 held by subsidiaries in Latin America, which historically have not remitted dividends to BellSouth. The local currency equivalent of US $346 is held in local accounts in Venezuela. Due to government restrictions, our ability to physically convert this local currency to US Dollars is limited. In addition, $144 was held in grantor trusts that is not available for general corporate purposes.

MATERIAL AND SUPPLIES

    New and reusable material held at our telephone subsidiary is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Non-reusable material is carried at estimated salvage value. Inventories of our other subsidiaries are stated at the lower of cost or market, with cost determined principally on either an average cost or first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT

The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the group remaining life method of depreciation and straight-line rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. This method requires the periodic revision of depreciation rates. When depreciable telephone plant is disposed

36      BELLSOUTH 2004

of, the original cost less any net salvage proceeds is charged to accumulated depreciation. We perform inventories of the Telephone Plant to verify the existence of these assets and reconcile these inventories to our property records. In addition, the inventory reconciliation results allow us to correct our records for investment moved from one location to another and to account for delayed retirements. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Depreciation of property, plant and equipment in continuing operations was $3,788 for 2001, $3,718 for 2002, and $3,257 for 2003.

    Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other income (expense), net. The cost of maintenance and repairs of plant, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expenses. Interest expense and network engineering costs incurred during the construction phase of our networks are capitalized as part of property, plant and equipment until the projects are completed and placed into service.

VALUATION OF LONG-LIVED ASSETS

Long-lived assets, including property, plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The communications industry is rapidly evolving and therefore it is reasonably possible that our long-lived assets could become impaired as a result of technological or other industry changes. For assets we intend to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, we recognize a loss for the difference between the fair value and carrying value of the asset. For assets we intend to dispose of, we recognize a loss for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. We principally use the discounted cash flow method to estimate the fair value of long-lived assets.

    We hold equity interests in several wireless properties (see Note D). These investments are accounted for under the equity method of accounting. In accordance with Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, we periodically review equity method investments for impairment. These reviews are performed to determine whether a decline in the fair value of an investment below its carrying value is deemed to be other than temporary.

FOREIGN CURRENCY

Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than US Dollars are translated into US Dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into US Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in shareholders’ equity as a component of accumulated other comprehensive income (loss). Operations in countries with hyperinflationary economies consider the US Dollar the functional currency. Foreign currency translation gains (losses) of $1 in 2001, $96 in 2002 and $(268) in 2003 were recognized in our consolidated statements of income.

DERIVATIVE FINANCIAL INSTRUMENTS

We generally enter into derivative financial instruments only for hedging purposes. In hedging the exposure to variable cash flows or foreign currency impacts on forecasted transactions, deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral accounting, any subsequent gains or losses are recognized currently in income. In hedging the exposure to changes in the fair value of a recognized asset or liability, the change in fair value of both the derivative financial instrument and the hedged item are recognized currently in income.

REVENUE RECOGNITION

Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Revenues derived from other telecommunications services, principally network access, long distance and wireless airtime usage, are recognized monthly as services are provided. Marketing incentives, including cash coupons, package discounts and free service are recognized as revenue reductions and are accrued in the period the service is provided. With respect to coupons, accruals are based on historical redemption experience. While cash is generally received at the time of sale, revenues from installation and activation activities are deferred and recognized over the life of the customer relationship, which is generally four years. Print advertising and publishing revenues and related directory costs are recognized ratably over the life of the related directory, generally 12 months. Allowances for uncollectible accounts are determined based on analysis of history and future expectations. The provision for such uncollectible accounts in continuing operations was $498 for 2001, $795 for 2002, and $523 for 2003.

ADVERTISING

We expense advertising costs as they are incurred. These expenses include production, media and other promotional and sponsorship costs. Our total advertising expense in

BELLSOUTH 2004      37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

continuing operations was $193 for 2001, $258 for 2002, and $357 for 2003.

INCOME TAXES

The consolidated balance sheets reflect deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the consolidated balance sheets in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

EARNINGS PER SHARE

Basic earnings per share are computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share are based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:

	2001	2002	2003

Basic common shares outstanding	1,875	1,870	1,848
Incremental shares from stock options and benefit plans	13	6	4

Diluted common shares outstanding	1,888	1,876	1,852

The earnings amounts used for per-share calculations are the same for both the basic and diluted methods. Outstanding options of 51 million shares for 2001, 77 million shares for 2002, and 92 million shares for 2003 were not included in the computation of diluted earnings per share because the exercise price of these options was greater than the average market price of the common stock or the effect was anti-dilutive.

GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist primarily of capitalized software, wireless licenses and customer related intangibles. Goodwill represents the excess of consideration paid over the fair value of net assets acquired in purchase business combinations. In 2001, goodwill, embedded goodwill related to equity investments and certain wireless licenses were amortized using the straight-line method over periods of benefit that did not exceed 40 years. Effective with the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 as of January 1, 2002, no amortization was recognized on these assets in 2002 and 2003. Customer-related intangible assets represent values placed on customer lists, contracts and non-contractual relationships of acquired businesses and are amortized over periods up to eight years using the sum-of-the-years digits method. Capitalized software costs are being amortized ratably over periods of three to five years. Amortization of goodwill and intangibles in continuing operations was $388 for 2001, $484 for 2002, and $554 for 2003.

    We test goodwill and other indefinite-lived intangible assets for impairment on an annual basis. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. Other indefinite-lived intangible assets are tested between annual tests if events or changes in circumstances indicate that the asset might be impaired.

Note B –	Recently Issued Accounting Pronouncements

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This standard amends and clarifies the accounting for and definition of derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this standard did not have a material impact on our results of operations, financial position or cash flows.

FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability because that financial instrument embodies an obligation of the issuer. This Statement was effective beginning July 1, 2003.

    On November 7, 2003, FASB Staff Position (FSP) FAS 150-3 was issued deferring the effective date for the measurement provisions of paragraphs 9 and 10 of FAS 150, as they apply to mandatorily redeemable non-controlling interests (e.g., minority interests in finite-lived entities). The FSP indicated, however, that the disclosure requirements of FAS 150 continue to apply. The majority of our consolidated entities in Latin America where we have minority partners have finite lives, generally 99 years as a function of law. While there are no provisions in the shareholder agreements that require liquidation upon expiration of the corporations’ stated life, the guidance in FAS 150 requires disclosure of the settlement value as if the minority interest will be liquidated at that time. The estimated fair value of mandatorily redeemable non-

38      BELLSOUTH 2004

controlling interests is approximately $300. This compares to the liability for minority interests recorded in our balance sheet of $209.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 clarified the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. We have completed an evaluation of this guidance as it applies to our business and concluded that we do not have business arrangements with entities, including our interest in Cingular Wireless, that qualify as a “variable interest entity” as described in FIN 46. Accordingly, these entities did not qualify for consolidation under FIN 46 and our accounting treatment of these entities remains unchanged.

REVENUE RECOGNITION FOR MULTI-ELEMENT DELIVERABLES

In November 2002, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Element Deliverables. The issue addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. The issue also supersedes certain guidance set forth in Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. The final consensus is applicable to agreements entered into in quarters beginning after June 15, 2003, with early adoption permitted. Additionally, companies are permitted to apply the consensus guidance to all existing arrangements as a cumulative effect of a change in accounting principle. We adopted this new pronouncement effective July 1, 2003 on a prospective basis. The impact of adoption did not have a material impact on our results of operations, financial position and cash flows.

EXIT COSTS AND DISPOSAL ACTIVITIES

In January 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (EITF 94-3). The principal difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146’s requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan.

Note C –	Changes in Accounting Principle

ASSET RETIREMENT OBLIGATIONS

Effective January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. SFAS No. 143 also precludes companies from accruing removal costs that exceed gross salvage in their depreciation rates and accumulated depreciation balances if there is no legal obligation to remove the long-lived assets. For our outside plant accounts, such as telephone poles and cable, estimated cost of removal does exceed gross salvage.

    Although we have no legal obligation to remove assets, we have historically included in our group depreciation rates estimated net removal costs associated with these outside plant assets in which estimated cost of removal exceeds gross salvage. These costs have been reflected in the calculation of depreciation expense, which results in greater periodic depreciation expense and the recognition in accumulated depreciation of future removal costs for existing assets. When the assets are actually retired and removal costs are expended, the net removal costs are recorded as a reduction to accumulated depreciation.
    In connection with the adoption of this standard, we removed existing accrued net costs of removal in excess of the related estimated salvage from our accumulated depreciation for those accounts. The adjustment was reflected in the income statement as a cumulative effect of accounting change adjustment and on the balance sheet as an increase to net plant and equipment of $1,334 and an increase to deferred income taxes of $518. The cumulative effect of change increased net income by $816 for the year ended December 31, 2003.
    Since we have previously accrued for net cost of removal through our depreciation rates, depreciation expense was approximately $130 lower in 2003 than it

BELLSOUTH 2004      39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

otherwise would have been absent this change in accounting. We are expensing net cost of removal as incurred beginning January 1, 2003 for the affected plant accounts. Cost of removal expensed in 2003 was $36.

REVENUE RECOGNITION FOR PUBLISHING REVENUES

Effective January 1, 2003, we changed our method for recognizing revenues and expenses related to our directory publishing business from the publication and delivery method to the deferral method. Under the publication and delivery method, we recognized 100% of the revenues and direct expenses at the time the directories were published and delivered to end-users. Under the deferral method, revenues and direct expenses are recognized ratably over the life of the related directory, generally 12 months. The change in accounting method is reflected in the income statement as a cumulative effect of accounting change adjustment and on the balance sheet as a decrease to accounts receivable of $845, increase to other current assets of $166, increase to current liabilities of $129, and a decrease to deferred income taxes of $307. The cumulative effect of the change resulted in a decrease to net income of $501 for 2003. Absent this one-time adjustment, the change in accounting did not materially affect our annual results.

40      BELLSOUTH 2004

PRO FORMA IMPACT OF ACCOUNTING CHANGES

The following table presents our 2002 and 2001 results adjusted to reflect the changes in accounting for asset retirement obligations and revenue recognition for publishing revenues:

	For the Year Ended December 31,

		SFAS No.	Directory	2001	2002
	2001	143	Publishing	Pro Forma	Pro Forma
	(As reported)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Total Operating Revenue	$21,211	$–	$(1)	$21,210	$20,256
Operating Expenses
Cost of services and products	6,952	34	29	7,015	6,739
Selling, general, and administrative expenses	3,874	–	12	3,886	3,904
Depreciation and amortization	4,176	(138)	–	4,038	4,069
Provision for restructuring and asset impairments	337	–	–	337	990

Total operating expenses	15,339	(104)	41	15,276	15,702
Operating income	5,872	104	(42)	5,934	4,554
Non-operating income (expense), net	(1,752)	–	–	(1,752)	913

Income from continuing operations before income taxes, discontinued operations, and cumulative effect of changes in accounting principle	4,120	104	(42)	4,182	5,467
Provision for income taxes	1,334	40	(15)	1,359	1,931

Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	2,786	64	(27)	2,823	3,536
Income (Loss) from discontinued operations, net of tax	(339)	–	–	(339)	(867)

Income before cumulative effect of changes in accounting principle	2,447	$64	$(27)	$2,484	$2,669
Cumulative effect of changes in accounting principle, net of tax	–	–	–	–	(1,285)

Net Income	$2,447	$64	$(27)	$2,484	$1,384

Basic earnings per share*:
Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	$1.49	$0.03	$(0.01)	$1.51	$1.89
Income before cumulative effect of changes in accounting principle	$1.31	$0.03	$(0.01)	$1.32	$1.43
Net income	$1.31	$0.03	$(0.01)	$1.32	$0.74
Diluted earnings per share*:
Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	$1.48	$0.03	$(0.01)	$1.50	$1.88
Income before cumulative effect of changes in accounting principle	$1.30	$0.03	$(0.01)	$1.32	$1.42
Net income	$1.30	$0.03	$(0.01)	$1.32	$0.74

BELLSOUTH 2004      41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

	For the Year Ended December 31,

		SFAS No.	Directory	2002 Pro
	2002	143	Publishing	Forma
	(As reported)	(Unaudited)	(Unaudited)	(Unaudited)	2003

Total Operating Revenue	$20,207	$–	$49	$20,256	$20,341
Operating Expenses
Cost of services and products	6,670	32	37	6,739	6,991
Selling, general, and administrative expenses	3,891	–	13	3,904	3,777
Depreciation and amortization	4,202	(133)	–	4,069	3,811
Provision for restructuring and asset impairments	990	–	–	990	205

Total operating expenses	15,753	(101)	50	15,702	14,784
Operating income	4,454	101	(1)	4,554	5,557
Non-operating income (expense), net	913	–	–	913	(133)

Income from continuing operations before income taxes, discontinued operations, and cumulative effect of changes in accounting principle	5,367	101	(1)	5,467	5,424
Provision for income taxes	1,892	39	–	1,931	1,936

Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	3,475	62	(1)	3,536	3,488
Income (Loss) from discontinued operations, net of tax	(867)	–	–	(867)	101

Income before cumulative effect of changes in accounting principle	2,608	62	(1)	2,669	3,589
Cumulative effect of changes in accounting principle, net of tax	(1,285)	–	–	(1,285)	315

Net Income	$1,323	$62	$(1)	$1,384	$3,904

Basic earnings per share*:
Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	$1.86	$0.03	$0.00	$1.89	$1.89
Income before cumulative effect of changes in accounting principle	$1.39	$0.03	$0.00	$1.43	$1.94
Net income	$0.71	$0.03	$0.00	$0.74	$2.11
Diluted earnings per share*:
Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	$1.85	$0.03	$0.00	$1.88	$1.88
Income before cumulative effect of changes in accounting principle	$1.39	$0.03	$0.00	$1.42	$1.94
Net income	$0.71	$0.03	$0.00	$0.74	$2.11

*Earnings per share amounts do not sum due to rounding.

Note D – Investments and Advances

We hold investments in various domestic and international partnerships and ventures that are accounted for under the equity method. In accordance with SFAS No. 144, earnings from our Latin American equity method investments are included in the Income (Loss) from Discontinued Operations, net of tax line in our consolidated statements of income for all periods presented. We also hold investments in equity securities that are accounted for under the cost method. Investments and advances at December 31 consist of the following:

	2002	2003

Investments accounted for under the equity method	$3,502	$3,988
Investments accounted for under the cost method	134	382
Advances to and notes receivable	5,772	3,932
Other investments	333	250

Investments and advances	$9,741	$8,552

42      BELLSOUTH 2004

EQUITY METHOD INVESTMENTS

Ownership in equity investments at December 31 is as follows:

	2002		2003

	Ownership	Investment	Ownership	Investment
	Percentage	Balance	Percentage	Balance

Abiatar (Uruguay)	46.0%	$25	46.0%	$26
BellSouth Guatemala(1)	60.0%	10	60.0%	7
BellSouth Panama	43.7%	73	43.7%	86
BCP – São Paulo (Brazil)	45.4%	–	–	–
BSE – Northeast (Brazil)	47.6%	–	–	–
Cellcom (Israel)	34.8%	144	34.8%	191
Cingular Wireless	40.0%	3,202	40.0%	3,618
Sonofon (Denmark)	46.5%	39	46.5%	57
Other	–	9	–	3

		$3,502		$3,988

(1)	This investment is accounted for under the equity method due to the existence of significant minority rights that limit our ability to exercise unilateral control over the operation.

Cingular

We own an approximate 40% economic interest in Cingular Wireless, and share joint control of the venture with SBC Communications, Inc. The following table presents 100% of Cingular’s assets, liabilities, and results of operations for the years ended December 31:

	2002	2003

Balance Sheet Information:
Current assets	$2,731	$3,300

Noncurrent assets	$21,391	$22,226

Current liabilities	$2,787	$3,187

Noncurrent liabilities	$13,227	$13,196

Minority Interest	$567	$659

Members’ capital	$7,541	$8,484

	2001	2002	2003

Income Statement Information:
Revenues	$14,268	$14,903	$15,483

Operating Income	$2,548	$2,521	$2,289

Income Before Cumulative Effect of Change in Accounting Principle	$1,692	$1,239	$1,022

Cumulative Effect of Change in Accounting Principle	–	$(32)	–

Net Income	$1,692	$1,207	$1,022

As of December 31, 2003, our book investment exceeded our proportionate share of the net assets of Cingular by $224.

E-Plus

We previously owned a 22.51% stake in E-Plus, a German wireless carrier. In March 2002, we exercised an option to exchange our stake in E-Plus for 234.7 million shares of Dutch telecommunications provider Royal KPN N.V. (KPN). As a result of this exchange, we recorded a gain of $1,335, or $854 after tax, representing the difference in the fair value of the KPN shares received and the carrying value of our investment in E-Plus. We sold our entire stake of 234.7 million shares in March 2002 for $1,076 in proceeds and recognized a loss of $27, or $17 after tax, on the sale.

Brazil (BCP and BSE)

We previously owned equity interests in two wireless communications companies in Brazil (BCP and BSE). As a result of the deteriorating financial condition of the companies and subsequent loan defaults, we recorded an impairment loss of approximately $383 during 2002, reducing the balance of our investment and shareholder loans to zero. Because our investment and net advances to BSE and BCP was reduced to zero and due to the fact we had no further commitment or intention of financial support, we ceased recognizing losses related to these operations.

    In May 2003, we sold our entire stake in BSE to Telecom Americas, a subsidiary of America Movil. We received net proceeds of $20 and recorded a loss of $75, or $73 net of tax, which included the recognition of cumulative foreign currency translation losses of $86. In October 2003, we closed a settlement agreement and transferred our equity interests in BCP to BCP’s senior secured creditors. In addition, under a separate agreement, we sold our debt in BCP to these creditors for proceeds of $50. We recorded a loss of $154, or $161 with tax impacts, which included the recognition of cumulative foreign currency translation losses of $182. No tax benefit was recognized for the capital losses generated by these sales due to our current capital loss carryforward position.

Guatemala

As a result of difficult economic conditions and increasing competition, we evaluated the long-term value of our equity investment in Guatemala during 2002. The valuation and assessment indicated that the decline in fair value below carrying value was other-than-temporary and, accordingly, we recorded an impairment loss of $62 with no tax benefit. This charge reduced the carrying amount of our investment to its fair value.

COST METHOD INVESTMENTS

Cost method investments at December 31 consist of the following:

	2002	2003

Investments accounted for under the cost method	$134	$382

We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. These investments are held primarily in grantor trusts and our captive insurance subsidiary. Securities classified as available-for-sale under SFAS No. 115 are carried at

BELLSOUTH 2004      43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income (loss) in the statement of changes in shareholders’ equity and comprehensive income. The fair values of individual investments in marketable securities are determined based on market quotations. Equity securities that are restricted for more than one year or not publicly traded are recorded at cost.

    There were significant declines in public equity markets in recent years, particularly in technology and communications stocks. We concluded that the depressed market for these investments, as well as the difficulties experienced by similar companies, indicated that the decline was other than temporary. As a result, we recorded other-than-temporary impairments to reduce the carrying value of certain investments, principally our investment in Qwest (see table below). These are included in Other income (expense), net in the accompanying consolidated statements of income.

Qwest

At the beginning of 2001, we held 74.0 million shares of Qwest common stock. Since that time, we have disposed of our entire investment for a total of $1.4 billion in cash proceeds. The following table summarizes our Qwest transactions (in millions):

					Other-than-
			Cash	Losses on	Temporary
	Shares		Proceeds	Sales	Impairments

December 31, 2000	74.0
Less Sales:
2001	28.5	(a)	$1,137	$131	$1,517
2002	45.5		300	129	207

December 31, 2002	0.0		$1,437	$260	$1,724

(a)	1.7 million shares were exchanged for services (at book value of $81).

Tele Centro Oeste Celular Participacoes SA (TCO)

In May 2000, we completed the purchase of a combination of voting common stock and American Depositary Receipts representing nonvoting preferred stock of TCO, a Brazilian wireless company, for a total purchase price of approximately $240. In 2001, we reduced the carrying value by $138 for an other-than-temporary impairment. In 2002, we sold the American Depositary Receipts for proceeds of $90 and recognized a gain of $22, or $14 net of tax. In 2003, we sold our remaining shares of TCO common stock for proceeds of $82 and recognized a gain of $50, or $27 net of tax.

ADVANCES AND NOTES RECEIVABLE

Advances and notes receivable at December 31 are as follows:

	2002	2003

Cingular	$3,817	$3,812
KPN	1,717	–
Other	238	120

Total advances and notes receivable	$5,772	$3,932

    Effective July 1, 2003, BellSouth and SBC Communications agreed to amend the terms of our notes with Cingular. The amendment included reducing the fixed interest rate from 7.5% to 6.0% per annum and extending the maturity date from March 31, 2005 to June 30, 2008. We earned $287 in 2001, $284 in 2002, and $256 in 2003 from interest income on this advance to Cingular. In addition, we have receivables and payables incurred in the ordinary course of business recorded in our balance sheets as follows:

	As of
	December 31,

	2002	2003

Receivable from Cingular	$49	$57
Payable to Cingular	$23	$33

    In April 2003, we received net proceeds of $1,458 resulting from an early repayment by KPN of the entire outstanding balance of a Euro loan we had extended to KPN and the settlement of related currency swaps. The net proceeds include $1,802 for the full face value of the loan and $8 for accrued interest, reduced by a settlement of a $352 liability associated with foreign currency swap contracts. As a result of the early repayment and settlement of the currency contracts, we recorded a gain of $20, or $13 net of tax.
    In June 2003, in connection with the sale of our interest in two real estate partnerships, we received proceeds of $97 for the repayment of loans we had extended to the partnerships.
    Interest income earned from advances other than to Cingular was $93 in 2001, $117 in 2002, and $31 in 2003.

OTHER INVESTMENTS

Other investments at December 31, 2003 consist primarily of $244 in loan participation agreements related to the Colombian operations. In January 2003, we exercised a put in our loan participation agreement with our Colombian partner and received proceeds of $35. As a result, no gain or loss was recognized.

Note E – Acquisitions and Divestitures

We have completed various transactions to further our strategy of expanding our core operations and have divested of interests that no longer meet our strategic objectives.

44      BELLSOUTH 2004

Acquisitions

In August 2003, we purchased an additional 21.7% of our wireless operation in Argentina for a nominal amount. The transaction increased our ownership of the operation to 86.7%. We consolidated this operation prior to this additional purchase. Additionally, we have been recording 100% of the earnings/losses of the operation since 2002, when the minority partner’s equity accounts were exhausted and we ceased allocating losses to the minority interests. Accordingly, this additional purchase did not impact the earnings or losses we record from this operation. The assignment of the purchase price to the estimated fair values of assets acquired and liabilities assumed resulted in decreases to intangible assets of $15, decreases to property, plant and equipment of $28 and a decrease to the debt of $43. No goodwill was recorded as a result of the purchase price allocation.

Divestitures

In June 2003, we sold our interests in two real estate partnerships that held buildings, portions of which we used for general and administrative space. We received proceeds of $26 for our interest in the partnerships resulting in recognition of a gain of $16, or $11 net of tax.

    In November 2002, we sold our 100% ownership interest in Listel, our remaining Brazilian yellow pages operation, resulting in a pre-tax loss of $74, or $48 after tax. In January 2002, we exited our investment in OESP Midea, a Brazilian yellow pages provider, through the exercise of a put. There were no proceeds as the fair value of the put was $0.

Note F – Intangible Assets

Intangible assets are summarized as follows:

	December 31, 2002		December 31, 2003
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Intangible assets subject to amortization:
Capitalized Software	$2,557	$957	$2,893	$1,303
Wireless Licenses	790	277	764	294
Customer related intangible assets	327	265	330	288
Other	37	12	38	15

Total	$3,711	$1,511	$4,025	$1,900

Intangible assets not subject to amortization:
Wireless Licenses	$145	$7	$164	$12
MMDS Licenses	20	–	20	–

Total	$165	$7	$184	$12

Total Intangible Assets	$3,876	$1,518	$4,209	$1,912

    The following table presents current and expected amortization expense of the existing intangible assets as of December 31, 2003 for each of the following periods:

Aggregate amortization expense:
    For the year ended December 31, 2003            $554

Expected amortization expense:

	Continuing	Discontinued
For the years ended	Operations	Operations	Total
December 31,
2004	$540	$70	$610
2005	415	61	476
2006	277	53	330
2007	166	41	207
2008	86	34	120

    We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” as a cumulative effect of change in accounting principle on January 1, 2002. Accordingly, our 2001 results presented herein are not comparable with those in 2002 and 2003 results. On a pro forma basis, retroactively applying the provisions of SFAS No. 142 to exclude amortization of goodwill and indefinite-lived wireless licenses, 2001 income before income taxes and cumulative effect of changes in accounting principle would have been $3,939, or $125 higher than the reported $3,814, and diluted earnings per share would have been $1.36, or $0.06 higher than the reported $1.30.

Intangible asset impairments

As part of the adoption of SFAS No. 142, we were required to perform initial valuations to determine if any impairment of goodwill and indefinite-lived intangibles exists. We will continue to test embedded goodwill related to equity investments for impairment under accounting rules for equity investments, which are based on comparisons between fair value and carrying value.

    During 2002, we completed the transitional impairment test required under SFAS No. 142. In accordance with SFAS No. 142, goodwill was tested for impairment by comparing the fair value of our reporting units to their carrying values. Fair values were determined by the assessment of future discounted cash flows. The fair values of our Latin America reporting units were less than the carrying value of these units. The allocation of fair values to identifiable tangible and intangible assets resulted in an implied valuation of the goodwill associated with these reporting units of $118. As a result, we recorded an impairment loss of $1,277, with no income tax benefit. Additionally, our equity investee, Cingular Wireless, completed its transitional impairment test in 2002 resulting in an impairment loss to BellSouth of $8 after tax. These impairment losses are recorded as a cumulative effect of change in accounting principle in the statements of income as of January 1, 2002.

BELLSOUTH 2004      45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

    The changes in the carrying amount of goodwill by operating segment for 2002 and 2003 are as follows:

	Domestic	Latin
	Wireless	America	Total

Balance at December 31, 2001	$244	$1,395	$1,639
SFAS No. 142 impairment	–	(1,277)	(1,277)
Other changes	6	(21)	(15)

Balance at December 31, 2002	$250	$97	$347

Other changes	–	(5)	(5)

Balance at December 31, 2003	$250	$92	$342

    The $1,285 cumulative effect of change in accounting principle in the consolidated income statements includes $8 recorded through net earnings (losses) of equity affiliates. Other changes above consist primarily of foreign currency translation adjustments.

Other impairments of intangible assets

As of December 31, 2001, we had Multichannel Multipoint Distribution Service (MMDS) licenses classified as held for sale under the transition provisions of SFAS No. 144. During our 2002 quarterly assessment, we evaluated the recoverability of the MMDS licenses for impairment. Based on a probability weighted cash flow assessment, we determined that the fair value of the licenses was less than the carrying amount. Accordingly, we adjusted the carrying value to the estimated fair value of $20, resulting in an impairment loss of $221. The charge is included in the provision for restructuring and asset impairments in the consolidated statements of income. In addition, the MMDS licenses were reclassified to held and used, as we no longer meet the criteria for held for sale classification under the provisions of SFAS No. 144.

    In September 2003, a decision was reached to abandon a software project related to a network operations system. The project was terminated due to changes in the business since the initiation of the project and an assessment of the remaining costs to complete the project. As a result, we recorded an asset impairment charge of $52 to write-off capitalized software associated with the project.

Note G –	Supplemental Balance Sheet and Cash Flow Information

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows at December 31:

	Estimated
	Depreciable	Average
	Lives	Remaining
	(In Years)	Life	2002	2003

Central office equipment	8–11	4.8	$25,823	$26,066
Outside plant:
Copper cable	15–16	6.8	19,577	19,975
Fiber cable	20	11.2	2,949	3,094
Poles and conduit	36–55	28.3	3,516	3,567
Operating and other equipment	5–15	3.2	4,289	4,419
Building and building improvements	25–45	28.0	4,532	4,780
Furniture and fixtures	10–15	8.9	2,388	2,478
Station equipment	6	2.8	722	763
Land	–	–	285	293
Plant under construction	–	–	354	280

			64,435	65,715
Less: accumulated depreciation			40,990	41,908

Property, plant and equipment, net			$23,445	$23,807

DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets are summarized as follows at December 31:

	2002	2003

Deferred activation and installation expenses	$1,800	$1,614
Prepaid pension and postretirement benefits	3,357	3,851
Other	569	390

Deferred charges and other assets	$5,726	$5,855

OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows at December 31:

	2002	2003

Advanced billing and customer deposits	$791	$863
Interest and rents accrued	438	470
Taxes payable	225	632
Dividends payable	380	461
Salaries and wages payable	329	359
Accrued compensated absences	222	224
Restructuring and severance accrual	115	72
Other	397	547

Other current liabilities	$2,897	$3,628

46      BELLSOUTH 2004

OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities are summarized as follows at December 31:

	2002	2003

Deferred installation and activation revenues	$1,800	$1,614
Accrued pension and postretirement benefits	1,001	983
Deferred credits	790	724
Compensation related accruals	664	747
Minority interests in consolidated subsidiaries	205	209
Postemployment benefits	265	237
Derivatives liability	374	80
Other	156	100

Other noncurrent liabilities	$5,255	$4,694

SUPPLEMENTAL CASH FLOW FROM CONTINUING

OPERATIONS INFORMATION

	2001	2002	2003

Cash paid for:
Income taxes	$1,264	$864	$678

Interest	$1,144	$1,133	$972

    During 2003, we purchased a building and land, which we were previously using under an operating lease, for $21 in cash and an assumed mortgage with a balance of $33.

    During 2001, we tendered 1.7 million shares of our investment in Qwest as payment for services rendered in connection with a wholesale services agreement.

FLORIDA LATE PAYMENT REFUND

In 2000, the Florida Public Service Commission (PSC) issued a proposed agency action stating that our change in 1999 from a late charge based on a percentage of the amounts overdue to a flat rate fee plus an interest charge violated the Florida price regulation statute and voted that approximately $65 should be refunded. We protested the decision. On August 30, 2001, the PSC issued an order adopting its proposed action. We appealed to the Florida Supreme Court and continued to bill and collect the charges subject to refund. On October 31, 2002, the Florida Supreme Court affirmed the decision of the PSC. This required a one-time refund to affected customers in Florida. Based on this decision, we recorded a reduction to revenues of $108 and additional interest expense of $6 in the third quarter of 2002. Refunds related to the accrual were made during 2003.

WORLDCOM BANKRUPTCY

On July 21, 2002, WorldCom (currently known as MCI) and certain of its subsidiary corporations filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. A plan of reorganization was filed in April 2003 and confirmation hearings commenced in September 2003. On October 31, 2003, the Bankruptcy Court confirmed the plan. On July 25, 2003, WorldCom filed a motion with the Bankruptcy court requesting approval of a settlement with us regarding pre-petition and post-petition claims through April 30, 2003. As of April 30, 2003, we had not paid certain pre-petition amounts due WorldCom primarily related to a billing and collection agreement pending this settlement. In addition, WorldCom had not paid us a lesser amount they owed us for purchases of telecommunications services. As a result of the settlement, we will make a net payment of approximately $81 to WorldCom representing the negotiated difference between the amounts owed. The settlement also resolves numerous business issues that existed between the parties and with certain exceptions, releases all claims arising on or before April 30, 2003. The settlement will be final upon the effective date of the plan of reorganization.

Note H – Debt

DEBT MATURING WITHIN ONE YEAR

Debt maturing within one year is summarized as follows at December 31:

	2002	2003

Short-term notes payable:
Bank loans	$22	$29
Argentina bank loans(1)	138	138
Commercial paper	1,883	1,470
Current maturities of long-term debt	3,071	1,854

Debt maturing within one year	$5,114	$3,491

Weighted-average interest rate at end of period:

	2002	2003

Bank loans	5.60%	6.35%
Argentina bank loans(1)	5.02%	5.02%
Commercial paper	1.33%	1.04%

(1)	CRM, our subsidiary in Argentina, is in default on $490 of its US Dollar-denominated debt, which includes bank loans; therefore we have shown the balances and rates separately in the above tables.

Credit lines at end of period:	2002	2003

Available domestic committed credit lines	$2,019	$1,500
Borrowings under domestic credit lines	$–	$–
Available international uncommitted credit lines	$40	$118
Borrowings under international credit lines	$11	$12

    There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

BELLSOUTH 2004      47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

LONG-TERM DEBT

Interest rates and maturities in the table below are for the amounts outstanding at December 31:

		2002	2003

Issued by BellSouth Telecommunications, Inc.
5.85%–5.88%	2009–2045	$437	$437
6.13%–7%	2003–2033(1)	2,600	2,151
7.5%–7.63%	2033–2035	600	300
7%	2095	500	500
1.24%–2.42%	Extendible Liquidity Securities due 2006	1,800	745
6.65%	Zero-to-Full Debentures due 2095	196	217
6.3%	Amortizing Debentures due 2015	299	277
Issued by BellSouth Corporation
5%–7.38%	2006–2039(1)	3,849	3,852
7.75%–7.88%	2010–2030	2,000	2,000
7.12%	2097	500	500
4.11%	20-put-1 Securities due 2021	1,000	1,000
9.13%–9.19%	Guarantee of ESOP Debt	108	–
Issued by Foreign Operations
3.30%–9.25%	Argentina due 2003-2008(2)	350	350
1.72%	Chile due 2004	180	180
2.95%–14.18%	Colombia due 2005–2006	722	641
4.19%–4.59%	Venezuela due 2004	23	23
1.79%–2.06%	Peru due 2005	200	200
Capital leases and other		68	86
Unamortized discount, net of premium		(78)	(116)

		15,354	13,343
Current maturities		(3,071)	(1,854)
Long-term debt		$12,283	$11,489

(1)	These debt maturities are affected by FAS 133 accounting requirements to mark hedged debt to fair value.

(2)	CRM, our subsidiary in Argentina, is in default on $490 of its US Dollar-denominated debt. The debt is classified as current in our consolidated December 31, 2003 balance sheet. This debt is non-recourse to BellSouth.

    Several issues of long-term debt contain embedded options, which may require us to repurchase the debt or will alter the interest rate associated with that debt. Those issues, and their related options, are as follows:

Issue	Date of Put Option

20-put-1 Securities	Annually in April
Extendible Liquidity Securities	Quarterly
Putable $281 debentures	November 2006

    If the holders of the put options on the 20-put-1 Securities do not require us to repurchase the securities, the interest rates for these securities will be reset based on current market conditions. Since the 20-put-1 Securities can be put to us annually, the balance is included in current maturities of long-term debt in our balance sheet. The extendible liquidity securities may be extended in thirteen-month increments by the holders of the notes but will not extend later than January 2006. The extendible liquidity securities bear interest at the three-month LIBOR, plus or minus a spread ranging from minus 0.02% to plus 0.06%. A portion of the extendibles have not been extended. Holders of our 6.04% bond maturing November 15, 2026, have a one-time ability to put the bond back to us on November 15, 2006.

    The Amortizing Debentures pay against principal on a semi-annual basis and were issued with an original principal balance of $375. The Zero-to-Full Debentures will accrete to a total principal balance of $500 in 2015, at which time we will begin paying interest through the maturity in 2095.
    Maturities of long-term debt outstanding, in principal amounts, at December 31, 2003 are summarized below. Maturities after the year 2008 include the final principal amount of $500 for the Zero-to-Full Debentures due in 2095.

Maturities
2004	$1,897
2005	941
2006	2,348
2007	25
2008	631
Thereafter	7,900

Total	$13,742

    At December 31, 2003, we had a shelf registration statement on file with the Securities and Exchange Commission under which $2,250 of debt securities could be publicly offered.

    During the second quarter of 2003 we redeemed $300 of 40-year, 7.5% debentures, due June 15, 2033. The redemption price was 104.75% of the principal amount resulting in a loss of $18, or $11 net of tax, on the early extinguishment of this debt.

Note I – Income Taxes

The consolidated balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the consolidated balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the consolidated financial statements and as measured by tax laws using enacted tax rates.

48      BELLSOUTH 2004

    The provision for income taxes from continuing operations is summarized as follows:

	2001	2002	2003

Current
Federal	$1,440	$525	$1,020
State	84	36	128
Foreign	–	–	–

	1,524	561	1,148

Deferred, net
Federal	(200)	1,245	730
State	43	113	85
Foreign	–	–	–

	(157)	1,358	815

Investment tax credits, net
Federal	(33)	(27)	(27)
Foreign	–	–	–

	(33)	(27)	(27)

Total provision for income taxes	$1,334	$1,892	$1,936

Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

	2002	2003

Loan impairments	$112	$–
Operating loss and tax credit carryforwards	869	718
Capital loss carryforwards	326	781
Severance accrual	65	58
Allowance for uncollectibles	112	183
Regulatory accruals	25	39
Other	85	184

	1,594	1,963

Valuation Allowance	(906)	(1,135)

Deferred tax assets	$688	$828

Property related	$(3,075)	$(3,705)
Equity investments	(982)	(1,647)
Issue basis accounting	(246)	–
Licenses	(126)	(69)
Compensation related	(190)	(286)
Other	(176)	(165)

Deferred tax liabilities	(4,795)	(5,872)

Unamortized investment tax credits	(27)	–

Net deferred tax liability	$(4,134)	$(5,044)

    The valuation allowance on deferred tax assets increased by $229 in 2003. The valuation allowance relates to excess U.S. capital losses, foreign and state operating losses, and state credits that may not be utilized during the carryforward period. The carryforward periods for the excess capital losses expire in 2007 and 2008. Approximately 45% of the operating losses are in foreign jurisdictions with expirations in years between 2004 and 2009. The remainder are state losses and credit carryforwards expiring in various years beginning in 2004.

    At December 31, 2003, net deferred tax liabilities include a deferred tax asset of $267 relating to compensation expense under SFAS 123, Accounting for Stock-Based Compensation. The provisions of SFAS No. 123 do not allow a valuation allowance to be recorded unless future taxable income is expected to be insufficient to recover the asset. Full realization of the deferred asset requires stock options to be exercised at a price equaling the sum of the strike price plus the fair value at the grant date. A significant number of the options for which a tax benefit has been recognized have a combined strike price and fair value at grant date in excess of $45. Accordingly, there can be no assurance that the stock price of BellSouth will rise to levels sufficient to realize the entire tax benefit currently reflected in our balance sheet.
    The net deferred tax liability at December 31, 2003 included a current asset balance of $305 and a noncurrent liability balance of $5,349. At December 31, 2003, deferred investment tax credits were fully amortized. The net deferred tax liability at December 31, 2002 included a current asset balance of $318 and a noncurrent liability balance, including investment tax credits, of $4,452.
    A reconciliation of the federal statutory income tax rate to our effective tax rate on continuing operations is as follows:

	2001	2002	2003

Federal statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.0	1.9	2.6
Net earnings (losses) of equity affiliates	–	(0.3)	(0.3)
Investment tax credits	(0.5)	(0.3)	(0.3)
Book / tax differences on dispositions of subsidiaries and investments	(3.2)	–	–
Other	(0.9)	(1.0)	(1.3)

Effective tax rate	32.4%	35.3%	35.7%

    At December 31, 2003, we had approximately $954 of cumulative unrepatriated earnings on consolidated foreign subsidiaries and equity investments in unconsolidated businesses. The deferred tax liability related to these unrepatriated earnings was excluded under SFAS No. 109 because such earnings are intended to be reinvested indefinitely. The determination of the deferred tax liability is not practicable at this time.

Note J –	Workforce Reduction and Restructuring

WORKFORCE REDUCTION CHARGES

Based on ongoing challenges in the telecom industry, continued economic pressures, the uncertainty resulting from regulatory rulings and productivity improvements, we have initiated workforce reductions and recorded charges related to approximately 13,400 employees in the last three years. These downsizings were implemented on a voluntary and non-voluntary basis. The positions were both management and non-management, primarily in network operations where the volume of work has substantially decreased. Charges to earnings have been recognized in

BELLSOUTH 2004      49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

accordance with provisions of SFAS No. 112, “Employer’s Accounting for Postemployment Benefits” (SFAS No. 112), and consisted primarily of cash severance, outplacement and payroll taxes under pre-existing separation pay plans. The following table summarizes the charges by year:

	Employee	Related
	separations	charge

2001	6,100	$232
2002	3,800	$430
2003	3,500	$132
    Workforce reduction charges for our discontinued operations included in the amounts previously described were $21 in 2001 and $7 in 2002. There were no workforce reduction charges for our discontinued operations in 2003.

ASSET IMPAIRMENTS

In 2002, we announced we were eliminating certain service offerings, including our own line of e-business services and some products within our wholesale long distance portfolio. We also discontinued operations at our multi-media Internet exchange in Miami. In connection with the previously announced exit of our public telephone operations, our periodic evaluation of the undiscounted cash flows indicated an impairment.

    As a result of these combined events, we recorded a charge of $134 in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” This charge includes asset impairments, early termination penalties on contracts and leases, and severance for affected employees.

RESTRUCTURING LIABILITY

As of December 31, 2003, the aggregate liability related to the charges described above, excluding postretirement and pension impacts, was $72. As of December 31, 2003 announced workforce reductions are expected to be completed by the end of the first quarter 2004.

	Type of Cost

	Employee	Other Exit
	Separations	Costs	Total

Balance at December 31, 2001	$202	$–	$202
Additions	430	38	468

Deductions	(548)	(7)	(555)

Balance at December 31, 2002	$84	$31	$115

Additions	132	1	133
Deductions	(150)	(26)	(176)

Balance at December 31, 2003	$66	$6	$72

    The $132 in additions to the accrual associated with employee separations relates to accruals for estimated payments for the current year workforce reductions. Deductions of $150 consist of $125 in cash severance payments and $25 for adjustments to the accrual due to estimated demographics being different than actual demographics of employees that separated from the company. Deductions from the accrual for other exit costs consist primarily of cash payments of $18 settling liabilities for early contract terminations.

Note K – Employee Benefit Plans

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Substantially all of our employees are covered by noncontributory defined benefit pension plans, as well as postretirement health and life insurance welfare plans (“other benefits”). The company uses a December 31 measurement date for its plans.

Pension Plans

For defined benefit pension plans, the benefit obligation is the “projected benefit obligation”, the actuarial present value as of a date of all benefits attributed by the pension benefit formula to employee service rendered to that date. The pension plan covering management employees is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The projected benefit obligations assume additional credits greater than the minimum levels specified in the written plan.

    For non-management employees, pension benefits earned prior to 1999 are based on specified benefit amounts and years of service through 1998. Benefits earned in 1999 and subsequent years are calculated under a cash balance plan that is based on an initial cash balance amount, negotiated pension band increases and interest credits. Non-management pension obligations include the pension band increases.

Other Benefits

We provide certain medical, dental and life insurance benefits to substantially all retired employees under various plans and accrue actuarially determined postretirement benefit costs as active employees earn these benefits. We maintain Voluntary Employee Beneficiary Association (VEBA) trusts to partially fund these postretirement benefits; however, there are no ERISA or other regulations requiring these postretirement benefit plans to be funded annually.

    For postretirement benefit plans, the benefit obligation is the “accumulated postretirement benefit obligation”, the actuarial present value as of a date of all future benefits attributed under the terms of the postretirement benefit plan to employee service rendered to that date.

50      BELLSOUTH 2004

    In determining the accumulated benefit obligation of the management health care plan, we anticipate cost sharing adjustments for eligible employees who retire after December 31, 1991. The written plan provides for an annual dollar value cap for the purpose of determining contributions required from retirees. However, because of past practice, some level of cost sharing of medical trend inflation above the caps is considered in the valuation.

    For our non-management labor contracts that contain an annual dollar value cap for the purpose of determining contributions required from retirees, we have waived the cap during the current contract periods and thus not collected contributions from those non-management retirees. The caps are set at each bargaining cycle in connection with the negotiation of the overall contract. In accordance with the provisions of SFAS No. 106, we account for non-management retiree health benefits based on the terms of the contract.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

Other postretirement benefit amounts include the estimated impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which was signed into law on December 8, 2003. A plan sponsor’s eligibility for the federal subsidy depends on whether the plan’s prescription drug benefit is at least “actuarially equivalent” to the Medicare Part D benefit. To determine “actuarial equivalence,” we compared the Medicare Part D standard drug coverage to BellSouth’s retiree prescription drug coverage. We calculated the actuarial values based on nationwide statistics published in a standardized rating manual, and adjusted for historical utilization by BellSouth retirees. After taking retiree premiums and cost sharing provisions of each plan into consideration, the BellSouth plan still provides a more valuable benefit to retirees. Thus we believe that BellSouth should be eligible for subsidies into the foreseeable future.

    We remeasured our obligation as of December 1, 2003 to incorporate the impact of the Act which resulted in a reduction to the accumulated benefit obligation by $572. The remeasurement resulted in a reduction of net postretirement benefit cost of $26 in 2003. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require BellSouth to change its estimated impact on 2004 results.
    Key assumptions included in the calculation of the decrease in the obligation included:

•	Federal subsidy of $690 per participant beginning in 2006, increasing with the assumed health care cost trend rate after 2006;
•	receipt of reimbursements from Medicare in the same year that we pay our drug claims;
•	estimated changes in retiree participation rates and
•	no adjustment for taxation of the subsidy.

    In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” It requires additional disclosures to those in the original SFAS No. 132 about the plan assets, benefit obligations, cash flows, and net periodic benefit cost of defined benefit plans and other postretirement benefit plans. The requirements of this statement are presented below.

BELLSOUTH 2004      51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

The following tables summarize benefit costs, as well as the assumptions, benefit obligations, changes in plan assets and funded status at or for the years ended December 31:

	Pension Benefits		Other Benefits

	2002	2003	2002	2003

Change in benefit obligation:
Benefit obligation at the beginning of the year	$11,928	$11,386	$6,315	$7,387
Service cost	177	181	51	50
Interest cost	809	742	453	478
Amendments	–	–	–	(572)
Actuarial (gain) loss	437	803	916	293
Benefits and lump sums paid	(2,000)	(1,492)	(400)	(480)
Curtailment	34	–	39	–
Special termination benefits	1	–	13	–

Benefit obligation at the end of the year	$11,386	$11,620	$7,387	$7,156

Change in plan assets:
Fair value of plan assets at the beginning of the year	$16,617	$13,338	$3,163	$2,820
Actual return (loss) on plan assets	(1,279)	2,759	(461)	761
Employer contribution	–	–	493	563
Plan participants’ contributions	–	–	25	29
Benefits and lump sums paid	(2,000)	(1,492)	(400)	(480)

Fair value of plan assets at the end of year	$13,338	$14,605	$2,820	$3,693

Funded status:
As of the end of the year	$1,952	$2,985	$(4,567)	$(3,463)
Unrecognized prior service cost	(472)	(432)	335	(49)
Unrecognized net (gain) loss	1,535	942	3,213	2,923
Unrecognized net (asset) obligation	(5)	–	365	(38)

Prepaid (accrued) benefit cost	$3,010	$3,495	$(654)	$(627)

Amounts recognized in the consolidated balance sheets at December 31:
Prepaid benefit cost	$3,088	$3,572	$269	$279
Accrued benefit cost	(78)	(77)	(923)	(906)

Net amount recognized	$3,010	$3,495	$(654)	$(627)

Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	6.75%	6.25%	6.75%	6.25%
Rate of compensation increase	5.10%	5.10%	4.80%	4.80%
Health care cost trend rate assumed for next year (Pre-age 65)	–	–	10.00%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate) – Pre-65	–	–	5.50%	5.00%
Year that the rate reaches the ultimate trend rate – Pre-65	–	–	2012	2010
Health care cost trend rate assumed for next year (Post-age 65)	–	–	12.00%	13.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate) – Post-65	–	–	5.50%	5.00%
Year that the rate reaches the ultimate trend rate – Post-65	–	–	2013	2010

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2003:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

Effect on total service and interest cost components	$45	$(32)
Effect on other postretirement benefit obligation	$487	$(411)

    In contrast to the projected benefit obligation, the accumulated benefit obligation represents the actuarial present value of benefits based on employee service and compensation as of a certain date and does not include an assumption about future compensation levels. The accumulated benefit obligation for the qualified defined benefit pension plans was $10,741 and $11,164 at December 31, 2002 and 2003 respectively.

    The Other benefits funded status above of $(4,567) and $(3,463) includes a plan with a positive funded status. For

52      BELLSOUTH 2004

the remaining plans the unfunded status was $(4,740) and $(3,754).

	Pension Benefits			Other Benefits

	2001	2002	2003	2001	2002	2003

Components of net periodic benefit cost:
Service cost	$209	$177	$181	$42	$51	$50
Interest cost	919	809	742	428	453	478
Expected return on plan assets	(1,655)	(1,598)	(1,386)	(299)	(323)	(315)
Amortization of prior service cost	(31)	(50)	(39)	65	164	149
Amortization of actuarial (gain) loss	(220)	(145)	(28)	31	34	108
Amortization of transition (asset) obligation	(19)	(19)	(5)	79	75	66

Net periodic benefit cost	$(797)	$(826)	$(535)	$346	$454	$536
Curtailment (gain) loss	–	(21)	–	97	66	–
Settlement (gain) loss	–	181	49	–	–	–
Special termination benefits	–	–	–	–	13	–

Net periodic benefit cost with adjustments	$(797)	$(666)	$(486)	$443	$533	$536

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	7.75%	7.25%	6.75%	7.75%	7.25%	6.75%
Expected return on plan assets	9.00%	9.00%	8.50%	8.25%	8.25%	8.00%
Rate of compensation increase	5.30%	5.10%	5.10%	4.80%	4.80%	4.80%
Health care cost trend rate pre-age 65				8.50%	8.00%	10.00%
Health care cost trend rate post-age 65				11.10%	10.50%	12.00%

Net periodic benefit costs for our discontinued operations included in the amounts previously described were $1 in 2001, 2002 and 2003.

Curtailments and Settlements

In 2001, we recognized curtailment losses of $97 related to other postretirement benefits: $72 related to accelerated recognition of prior service cost in excess of the decrease in our postretirement benefit obligation for the wireless employees that are covered under Cingular’s postretirement benefit plans, and $25 related to work force reduction activity. Work force reduction activity in 2002 resulted in that year’s curtailment gain for pensions and the curtailment and special termination benefits charges for other postretirement benefits.

    In 2002 and 2003, lump-sum distributions from the pension plans exceeded the settlement threshold equal to the sum of the service cost and interest cost components of net periodic pension cost. Of the $181 and $49 in settlement charges noted above, $167 ($100 after tax) for 2002 and $47 ($29 after tax) for 2003 were recognized in operating results because a portion of the settlement charges were capitalized.

Expected Return on Assets Assumption

As of December 2003 the 5-year average return on BellSouth pension assets was 5.9%, the 10-year average return was 9.4%, and the average return since inception was 10.9%. Our asset returns for 2003 were in excess of 22%. The expected return on plan assets reflects asset allocations, investments strategy and the views of investment managers and other large pension plan sponsors as well as historical returns. The postretirement benefits rate is slightly lower than the pension rate due to the use of a taxable postretirement benefits trust.

Plan Assets

BellSouth’s weighted-average target allocations and actual asset allocations by asset category are:

					Other
		Pension			Benefits

		At			At
		December 31			December 31

Asset Category	Target	2002	2003	Target	2002	2003

Equity securities	45-75%	56%	57%	50-85%	75%	78%
Debt securities	10-25	20	19	0-10	7	5
Real estate	5-15	10	10	5-15	5	4
Other	5-15	14	14	15-25	13	13

Total		100%	100%		100%	100%

    BellSouth has established and maintains separate investment policies for assets held in each employee benefit trust. Our investment strategies are of a long-term nature and are designed to meet the following objectives:

•	Ensure that funds are available to pay benefits as they become due
•	maximize the trusts’ total return subject to prudent risk taking
•	and preserve and/or improve the funded status of the trusts over time.

    Investment policies and strategies are periodically reviewed to ensure the objectives of the trusts are met considering any changes in benefit plan design, market conditions or other material items.

BELLSOUTH 2004      53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

    Derivatives are permitted in the investment portfolio to gain investment exposure as a substitute for physical securities and to manage risk. Derivatives are not permitted for speculative or leverage purposes. Trust investments in BellSouth securities are immaterial.

Cash Flows

Due to the funded status of our plans, we do not expect to make contributions to the pension plans in 2004. Consistent with prior years, we expect to contribute cash to the VEBA trusts to fund benefit payments. Contributions for 2004 are estimated to be in the range of $475 to $525.

Supplemental Executive Retirement Plan

The pension amounts reported above do not include the supplemental executive retirement plan (SERP), which is an unfunded nonqualified plan. The net periodic benefit cost associated with this plan was $55 in 2001, $58 in 2002 and $53 in 2003. Additional information for the plan, which has an accumulated benefit obligation in excess of plan assets, is:

	December 31

	2002	2003

Projected benefit obligation	$443	$473
Accumulated benefit obligation (net amount recognized pre-tax)	374	429
Fair value of plan assets	0	0

Amounts recognized in the consolidated balance sheets at December 31:
Amount recognized as accrued benefit cost	(265)	(293)
Additional minimum liability recognized in other comprehensive income (pre-tax)	(109)	(136)

DEFINED CONTRIBUTION PLANS

We maintain several contributory savings plans that cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts), which, in turn, are part of the BellSouth Master Savings Trust.

    In 1990, we incorporated a leveraged Employee Stock Ownership Plan (ESOP) into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes that were guaranteed by BellSouth. The Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares were held in suspense accounts in the Trusts; a scheduled number of shares were released for allocation to participants as each semiannual loan payment was made. The Trusts serviced the debt with contributions from us and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts are subject to repurchase.
    We match a portion of employees’ eligible contributions to the Savings Plans at rates determined annually by the Board of Directors. Our matching obligation is fulfilled with shares released from the suspense accounts semiannually for allocation to participants. The number of shares allocated to each participant’s account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill our matching obligation, we will make further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.
    During 2003, the final debt service payments were made on the loans to the Trusts and all remaining shares held by the leveraged ESOP were allocated to participants, thus terminating the leveraged ESOP arrangement. Future contributions by participants will be matched at approved rates in cash.
    We recognized expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings, and all ESOP shares are included in the computation of earnings per share.

	2001	2002	2003

Compensation cost	$37	$38	$55
Interest expense	$15	$9	$2
Actual interest on ESOP Notes	$22	$12	$2
Cash contributions, excluding dividends paid to the trusts	$79	$84	$86
Dividends paid to the trusts, used for debt service	$39	$34	$14
Shares allocated to participants (millions)	53.4	58.6	63.5
Shares unallocated (millions)	10.1	4.9	0.0

Note L – Financial Instruments

The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BST’s long-term debt is estimated based on the closing market prices for each issue at December 31, 2002 and 2003. Fair value estimates for the Guarantee of ESOP Debt, BellSouth Corporation long-term debt, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that we could realize in a current market exchange.

54      BELLSOUTH 2004

    Following is a summary of financial instruments comparing the fair values to the recorded amounts as of December 31:

	2002

	Recorded	Estimated
	Amount	Fair Value

Debt:
Issued by BST	$6,439	$6,738
Issued by BellSouth Corporation	9,231	10,047
Issued by Discontinued Operations	1,634	1,198
Other debt and discounts	(15)	(15)
Guarantee of ESOP debt	108	108

	$17,397	$18,076
Interest rate swaps, net liability	$111	$111
Foreign currency swaps, net liability	$263	$263

	2003

	Recorded	Estimated
	Amount	Fair Value

Debt:
Issued by BST	$4,713	$4,950
Issued by BellSouth Corporation	8,822	9,528
Issue by Discontinued Operations	1,556	1,458
Other debt and discounts	(111)	(111)

	$14,980	$15,825
Interest rate swaps, net liability	$75	$75

DERIVATIVE FINANCIAL INSTRUMENTS

We are, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in our normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose us to market risks and credit risks. We control the credit risks associated with these instruments through the evaluation and continual monitoring of the creditworthiness of the counter parties. In the event that a counter party fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential, not the full notional or contract amount. We believe that such contracts and agreements have been executed with creditworthy financial institutions. As such, we consider the risk of nonperformance to be remote.

INTEREST RATE SWAPS

We enter into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. We were a party to various interest rate swaps, which qualify for hedge accounting and we believe are 100% effective. The following table summarizes the weighted average rates and notional amounts of these agreements for the years:

	2002	2003

Pay fixed/receive variable (cash flow hedge):
Notional amount	$1,144	$1,120
Rate paid	5.84%	5.75%
Rate received	1.79%	1.22%
Pay variable/receive fixed (fair value hedge):
Notional amount	$230	$125
Rate paid	0.93%	1.09%
Rate received	2.75%	2.22%

    The change in fair market value for derivatives designated as hedging the exposure to variable cash flows of a forecasted transaction is recognized as a component of other comprehensive income, net of tax impacts. As of December 31, 2003, there are unrecognized losses of $56 recorded in other comprehensive income. The change in fair market value for derivatives designated as hedging the exposure to changes in the fair value of a recognized asset or liability, is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. During 2003, the change in value of our fair value hedges of $5 was completely offset by the change in the fair value of the hedged items, resulting in no impact to net income. The cash flow swaps mature in 2005 and the fair value swaps mature in 2008.

FOREIGN CURRENCY SWAPS

In March 2002 we entered into three foreign currency swap contracts, which qualify as cash flow hedges, to mitigate foreign currency risk on loans we extended to KPN for approximately €2,154. As a result of the early repayment of the KPN advances in April 2003, we settled these currency swaps and recorded a gain of $20, or $13 net of tax.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject us to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from long distance carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. Accounts receivable from long distance carriers totaled $165 at December 31, 2003 and $275 at December 31, 2002.

Note M – Shareholders’ Equity

COMMON STOCK AUTHORIZED

Our articles of incorporation authorize the issuance of 8,650,000,000 shares of common stock, par value $1 per share. Our Board of Directors is authorized to create from the unissued common stock one or more series, and, prior

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

to the issuance of any shares in any particular series, to fix the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of such series. The Board has not created any series of common stock.

PREFERRED STOCK AUTHORIZED

Our articles of incorporation authorize 100 million shares of cumulative first preferred stock having a par value of $1 per share, of which 30 million shares have been reserved and designated series B for possible issuance under a shareholder rights plan. As of December 31, 2003, no preferred shares had been issued. The series A first preferred stock was created for a previous shareholder rights plan which has expired.

SHAREHOLDER RIGHTS PLAN

In 1999, we adopted a shareholder rights plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-thousandth of a share of series B first preferred stock for $200.00 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 10% or more of the common stock. If a person or group acquires 10% of BellSouth’s stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock, or units of preferred stock with the same voting and economic characteristics, at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in December 2009.

SHARES HELD IN TRUST AND TREASURY

Shares held in trust and treasury, at cost, as of December 31 are comprised of the following:

	2002		2003

	Shares		Shares
	(in millions)	Amount	(in millions)	Amount

Shares held in treasury	123	$4,757	153	$5,333
Shares held by grantor trust	37	615	37	659

Shares held in trust and treasury	160	$5,372	190	$5,992

Treasury Shares

Shares held in trust and treasury include treasury share purchases made by the company primarily in open market transactions under repurchase plans and to satisfy shares issued in connection with employee and director share plans. In July 2002, we announced our intention to purchase up to $2 billion of our outstanding common stock through December 31, 2003. Purchases under that program were as follows:

	Number of
	shares	Aggregate	Average
	purchased	purchase	price
	(in millions)	price	per share

2002	14.8	$356	$24.13
2003	35.0	$858	$24.50

Total	49.8	$1,214	$24.39

    In addition, we purchased 7.6 million shares for an aggregate of $235 prior to the commencement of the $2 billion program. We reissued 4.9 million shares in 2002 and 4.5 million shares in 2003 in connection with various employee and director benefit plans.

Grantor Trusts

We have grantor trusts that are designed to provide funding for the benefits payable under certain nonqualified benefit plans. The trusts are funded with shares of BellSouth stock and marketable securities. The trusts are irrevocable, and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. These trusts are wholly owned by BellSouth and its subsidiaries and are consolidated in our financial statements. Accordingly, the shares of BellSouth stock held by the trusts have been classified as a reduction to shareholders’ equity in the consolidated balance sheets and are not considered in the computation of shares outstanding for financial reporting purposes.

GUARANTEE OF ESOP DEBT

The amount equivalent to the guarantee of the amortizing notes issued by our ESOP trusts is presented as a reduction to shareholders’ equity. The amount recorded as a decrease in shareholders’ equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See Note K for further information.

56      BELLSOUTH 2004

OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income (loss) is comprised of the following components as of December 31:

	2002	2003

Cumulative foreign currency translation adjustment	$(609)	$(444)
Minimum pension liability adjustment	(71)	(89)
Net unrealized losses on derivatives	(57)	(56)
Net unrealized gains (losses) on securities	(3)	4

	$(740)	$(585)

Accumulated other comprehensive income (loss) for our discontinued operations included in the amounts above were $(608) as of December 31, 2002 and $(458) as of December 31, 2003.

Note N – Stock Compensation Plans

Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” for stock-based employee compensation by retroactive restatement of all periods presented. As a result, stock-based compensation costs related to stock options of $203 ($123 net of tax or $0.07 per share) for 2001, $159 ($100 net of tax or $0.05 per share) for 2002 and $114 ($72 net of tax or $0.04 per share) for 2003 is included in our results of operations. Stock-based compensation costs related to stock options for our discontinued operations included in the amounts previously described were $12 in 2001, $14 in 2002, and $11 in 2003. Net income and earnings per share for 2001, 2002, and 2003 were decreased by the net amounts shown above. The balances for retained earnings for all periods presented have been adjusted for the effect (net of income taxes) of applying retroactively the fair value method of accounting for stock-based compensation.

    At December 31, 2003, we have stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The number of shares available for future grant under the BellSouth Corporation Stock Plan (as amended on December 5, 2000) is equal to 1.25% of total BellSouth shares outstanding at the time of grant, plus, for each prior calendar year since the effective date of the plan, the excess of shares available for grant in that calendar year over the number of shares granted in that calendar year. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

	2001	2002	2003

Options outstanding at January 1	84,814,050	93,467,300	106,328,465
Options granted	16,361,471	19,376,330	14,374,127
Options exercised	(5,344,850)	(3,757,663)	(4,495,974)
Options forfeited	(2,363,371)	(2,757,502)	(3,365,745)
Options outstanding at December 31	93,467,300	106,328,465	112,840,873

Weighted-average option prices per common share:
Outstanding at January 1	$33.09	$35.10	$35.68
Granted at fair market value	$42.10	$35.98	$21.96
Exercised	$21.02	$17.55	$17.94
Forfeited	$44.25	$42.44	$38.85
Outstanding at December 31	$35.10	$35.68	$34.52
Weighted-average fair value of options granted at fair market value during the year	$10.99	$ 9.39	$ 4.20
Options exercisable at December 31	53,116,756	64,431,978	70,615,852
Shares available for grant at December 31	46,102,961	48,345,455	54,881,922

   The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2001	2002	2003

Expected life (years)	5	5	5
Dividend yield	1.81%	2.19%	3.87%
Expected volatility	26.0%	29.0%	29.0%
Risk-free interest rate	4.74%	4.03%	2.65%

   The following table summarizes information about stock options outstanding at December 31, 2003:

Outstanding				Exercisable

			Average		Average
Exercise	Options	Average	Exercise	Options	Exercise
Price Range	(millions)	Life(a)	Price	(millions)	Price

$14.77 - $20.67	4,316,331	1.11	$16.58	4,302,031	$16.58
$20.91 - $22.19	28,212,879	5.78	$21.76	14,729,529	$21.78
$22.20 - $30.91	17,977,203	5.58	$29.83	12,780,781	$30.66
$31.03 - $41.00	16,856,941	7.77	$38.95	4,527,913	$38.49
$41.26 - $51.78	45,477,519	6.22	$44.37	34,275,598	$44.99

$14.77 - $51.78	112,840,873	6.04	$34.52	70,615,852	$35.40

(a)	Average contractual life remaining in years.

Note O – Segment Information

We have three reportable operating segments: (1) Communications Group; (2) Domestic Wireless; and (3) Advertising and Publishing Group.

    We own an approximate 40% economic interest in Cingular Wireless, and share joint control of the venture

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

with SBC Communications, Inc. We account for the investment under the equity method. For management purposes we evaluate our domestic wireless segment based on our proportionate share of Cingular’s results. Accordingly, results for our domestic wireless segment reflect the proportional consolidation of 40% of Cingular’s results.

    The following table provides information for each operating segment:

	2001	2002	2003

Communications Group
External revenues	$18,927	$18,334	$18,255
Intersegment revenues	144	155	193
Total segment revenues	19,071	18,489	18,448
Depreciation and amortization	4,114	4,161	3,771
Segment operating income	5,611	4,916	4,843
Interest expense	597	498	407
Income taxes	1,838	1,671	1,645
Segment net income	$3,208	$2,751	$2,829
Segment assets	$32,525	$31,925	$32,354
Capital expenditures	$5,125	$3,337	$2,824

Domestic Wireless
External revenues	$5,707	$5,961	$6,193
Intersegment revenues	–	–	–
Total segment revenues	5,707	5,961	6,193
Depreciation and amortization	767	740	835
Segment operating income	1,020	1,086	915
Interest expense	328	364	343
Net earnings (losses) of equity affiliates	(29)	(106)	(129)
Income taxes	251	224	159
Segment net income	$425	$357	$261
Segment assets	$9,012	$9,649	$10,210
Capital expenditures	$1,262	$1,234	$1,094
Advertising and Publishing Group
External revenues	$2,072	$2,134	$2,033
Intersegment revenues	18	23	17
Total segment revenues	2,090	2,157	2,050
Depreciation and amortization	29	29	26
Segment operating income	982	898	973
Interest expense	16	12	7
Income taxes	374	340	368
Segment net income	$596	$545	$600
Segment assets	$1,843	$1,703	$1,002
Capital expenditures	$63	$29	$28

RECONCILIATION TO

CONSOLIDATED FINANCIAL INFORMATION

	2001	2002	2003

Operating revenues
Total reportable segments	$26,868	$26,607	$26,691
Cingular proportional consolidation	(5,707)	(5,961)	(6,193)
Advertising and publishing accounting change	1	(49)	–
Unbilled receivable adjustment	–	(163)	–
Refund of customer late fees in Florida	–	(108)	–
Corporate, eliminations and other	49	(119)	(157)

Total consolidated	$21,211	$20,207	$20,341

Operating income
Total reportable segments	$7,613	$6,900	$6,731
Cingular proportional consolidation	(1,020)	(1,086)	(915)
Advertising and publishing accounting change	41	1	–
Unbilled receivable adjustment	–	(163)	–
Restructuring charge and asset impairment	(409)	(907)	(158)
Pension settlement loss	–	(167)	(47)
Adjustment to ISP accrual	(143)	–	–
Refund of customer late fees in Florida	–	(108)	–
Corporate, eliminations and other	(210)	(16)	(54)

Total consolidated	$5,872	$4,454	$5,557

Net income
Total reportable segments	$4,237	$3,653	$3,690
Advertising and publishing accounting change	27	1	–
Unbilled receivable adjustment	–	(101)	–
Restructuring charge and asset impairment	(261)	(584)	(97)
Pension settlement loss	–	(100)	(29)
Adjustment to ISP accrual	(88)	–	–
Refund of customer late fees in Florida	–	(70)	–
Foreign currency transaction gains (losses)	(10)	10	25
Net gain (loss) on ownership transactions	19	857	–
Net gains (losses) on sale or impairment of securities	(1,154)	(212)	(5)
Early extinguishment of debt	–	(22)	(11)
Income (loss) from discontinued operations	(339)	(867)	101
Cumulative effect of changes in accounting principle	–	(1,285)	315
Corporate, eliminations and other	16	43	(85)

Total consolidated	$2,447	$1,323	$3,904

58      BELLSOUTH 2004

    The Cingular proportional consolidation shown above represents the amount necessary to reconcile the proportional results of Cingular to GAAP results.

    Reconciling items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. Net gain (loss) on ownership transactions include: for 2001, gains from the sale of our investment in SkyCell; in 2002, a gain from the conversion of our ownership interest in E-Plus.
    Net revenues to external customers are based on the location of the customer. Geographic information as of December 31 is as follows:

	United	(1)
	States	International	Total

2001:
Revenues	$21,211	$2,919	$21,211
Long-lived assets	39,936	5,255	45,191

2002:
Revenues	$20,207	$2,233	$20,207
Long-lived assets	39,106	2,511	41,617

2003:
Revenues	$20,341	$2,294	$20,341
Long-lived assets	38,537	2,316	40,853

(1)	Revenues from our Latin America consolidated entities are not included in the revenue line item in the consolidated statements of income due to the discontinued operations presentation.

Note P – Foreign Currency

Argentina

In Argentina, we own an 86.7% interest in CRM, a wireless communications company, which we consolidate in our financial statements. In January 2002, the Argentine government announced economic reforms, including a devaluation of its national currency, the Argentine Peso. The Argentine Peso lost over 71% of its value as compared to the US Dollar in 2002. Based on the net monetary position of CRM, we recorded foreign currency transaction losses of $683 during 2002. We are recording a valuation allowance on the net operating losses, deferring recognition of the tax benefits generated by these losses due to the potentially limited tax carry forward period in Argentina. The value of the Argentine Peso as compared to the US Dollar slightly recovered during 2003 resulting in the recognition of foreign currency transaction gains of $104 during 2003.

Venezuela

In Venezuela, we own a 78.2% interest in Telcel, a wireless communications company, which we also consolidate in our financial statements. In February 2002, the Venezuelan government let the Bolivar float freely. The Bolivar subsequently devalued approximately 44% since the beginning of our fiscal period 2002. Based on Telcel’s net monetary position, we recorded foreign currency transaction gains of $89 in 2002 and $5 in 2003. In addition, Venezuela is no longer considered a hyper inflationary economy, which resulted in a change in the functional currency from the US Dollar to the Bolivar. As a result, remeasurement of non-monetary assets and liabilities is reflected as a foreign currency translation adjustment in the other comprehensive income portion of shareholders’ equity.

    During February 2003, the Venezuelan government announced a new foreign exchange control regime and set a fixed exchange rate of 1,600 Bolivars to the US Dollar. There are currently currency restrictions in place in Venezuela that limit our ability to physically convert local currency to US Dollars. Because of the currency controls, we are accumulating significant balances in Bolivars held in local banks. We are currently analyzing available alternatives in order to convert the currency into US Dollars. During February 2004, the official exchange rate was adjusted by the government to 1,920 Bolivars to the US Dollar, but the currency exchange restrictions were not lifted. This devaluation will result in a reduction to revenues and net income of our Venezuelan operation beginning in the first quarter of 2004. The government has established procedures for the conversion of Bolivars into US Dollars for the import of a limited number of goods and services. Our local operation has been able to make limited purchases of dollars for the import of cellular handsets used in its business.
    Due to the currency controls, there is no free market currency exchange rate. Therefore, in preparing our consolidated financial statements, we used the exchange rate established by the Venezuelan government of 1,600 Bolivars to the US Dollar to translate the local currency financial statements into our reporting currency, the US Dollar. When the Bolivar resumes trading on the open market, the exchange rate may be different than the rate set by the government. A significant devaluation of the local currency would result in a decline in revenues and, to a lesser extent, operating expenses when reported in the US Dollar. To the extent permissible by regulatory and market conditions, a portion of the effect of a devaluation could be offset by local rate increases. As an example, a devaluation in the Venezuelan currency from the 1,600 rate used in our financial statements to 3,000 Bolivars to the US Dollar would equate to a decrease in revenues of approximately $421 for 2003, not taking into consideration any potential impacts from offsetting local rate increases. Such a change in the exchange rate would also result in a reduction in the company’s net assets of approximately $339, which would be reported as a reduction in shareholder’s equity through the cumulative foreign currency translation adjustment. Because certain expenses are settled in US Dollars, determination of the net income impact of such a devaluation is not practicable.
    We are monitoring the situation, but continue to believe it is temporary in nature. Therefore, we have continued to consolidate the financial statements of this operation in accordance with SFAS No. 94. In the event the currency restrictions are deemed other-than-temporary, we would cease to consolidate this operation and would reflect the investment using the cost method of accounting.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

Note Q –	Commitments and Contingencies

LEASES

We have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases in continuing operations was $278 for 2001, $300 for 2002, and $309 for 2003. Capital leases currently in effect are not significant. The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2003:

	Continuing	Discontinuing
Minimum Rentals	Operations	Operations	Total

2004	$144	$16	$160
2005	126	13	139
2006	107	12	119
2007	93	11	104
2008	80	10	90
Thereafter	362	14	376

Total	$912	$76	$988

OUTSIDE PLANT

We currently self-insure all of our outside plant against casualty losses. Such outside plant, located in the nine southeastern states served by BST, is susceptible to damage from severe weather conditions and other perils. The net book value of outside plant was $7,308 at December 31, 2002 and $8,527 at December 31, 2003.

GUARANTEES

In most of our sale and divestiture transactions we indemnify the purchaser for various items including labor and general litigation as well as certain tax matters. Generally, the terms last one to five years for general and specific indemnities and for the statutory review periods for tax matters. The events or circumstances that would require us to perform under the indemnity are transaction and circumstance specific. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable. In addition, in the normal course of business, we indemnify counterparties in certain agreements. The nature and terms of these indemnities vary by transaction. Historically, we have not incurred significant costs related to performance under these types of indemnities.

PURCHASE OBLIGATIONS

As of December 31, 2003, we have contracts in place to outsource certain services, principally information technology. We also have several significant commitments with large vendors to purchase telecommunications equipment, software and services.

    The following table discloses aggregate information about these purchase obligations and the periods in which payments are due:

	Payments Due by Period

		Less than
	Total	1 year	2005-2007	2008-2010	After 2010

Unconditional purchase obligations(1)	$3,563	$807	$2,156	$600	–

(1)	The total unconditional purchase obligation includes $323 related to agreements with Qwest and Accenture that do not stipulate annual minimum purchases. The agreement with Qwest expires in 2006 and the Accenture agreement expires in 2007. These amounts are included in the 2005-2007 column above.

PUT-CALL PROVISIONS

Venezuela

We own a 78.2% interest in Telcel, our Venezuelan operation. Telcel’s other major shareholder holds an indirect 21% interest in Telcel. Under a Stock Purchase Agreement, that shareholder has the right to initiate a process that could require us to purchase (the puts), and we have the right to initiate a process that could require that shareholder to sell (the calls) to us, the shareholder’s interest in Telcel. Notice of the initiation of the process with respect to approximately half of that shareholder’s interest was to be given in 2000 and notice with respect to the remaining balance was to be given in 2002. If we exercise our call right, we would purchase that shareholder’s interest at between 100% and 120% of its appraised fair value. If we are required to purchase the interest, we would do so at between 80% and 100% of its appraised fair value.

    In 2000, the shareholder initiated a process for appraising the value of approximately half of its interest in Telcel, but the process was not completed. The shareholder also has sent a letter purporting to exercise the balance of the puts under the Stock Purchase Agreement. We are currently in arbitration with the shareholder over alleged breaches by BellSouth and the shareholder of the Stock Purchase Agreement, including the timing of the valuation and whether the process was properly initiated in 2000. The arbitration does not directly involve the valuation of the balance of the puts. The shareholder is seeking damages and specific performance, and BellSouth is seeking, among other things, unspecified damages and a ruling that it has not breached the Stock Purchase Agreement in any respect. The arbitration also related to an alleged oral agreement to buy out the shareholder’s entire interest in Telcel, which we argue does not exist. The first stage of the hearing on these matters occurred in early 2004, with additional hearings scheduled for the second quarter of 2004. If the arbitration panel rules against BellSouth, it is possible that the appraised fair value of the shareholder’s interest in Telcel could be substantially in excess of current value. At this time, the likely outcome of this arbitration cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

60      BELLSOUTH 2004

Colombia

We own approximately 66% of BellSouth Colombia. Our principal partner holds approximately 34%. We have agreed with our partner to a series of related put and call agreements whereby we can acquire, or could be compelled by our partner to acquire, additional shares of the Colombian operation currently held by our partner for a price equal to the appraised fair value. During the first put/call period, we have the right, but not the obligation, to call and our partner has the right, but not the obligation, to put to us approximately one-third of our partner’s holding in the Colombian operation. In February 2004, we exercised our call right with respect to the first put/call provision. As a result, we agreed to purchase 11.6% of the Colombian operation from our partner. The purchase price for the additional interest is $32 and will be funded from cash on hand. Under a second put/call option, the remaining balances of our partner’s shares (100% of the partner’s shares if the first put/call expires unexercised) can be called by us or put to us beginning in 2006 until 2009. We cannot predict if either party will exercise its rights under the second put/call option provision.

RECIPROCAL COMPENSATION

Following the enactment of the Telecommunications Act of 1996, our telephone company subsidiary, BellSouth Telecommunications, Inc. (BST), and various competitive local exchange carriers entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. These agreements were the subject of litigation before various regulatory commissions. After an FCC ruling in April 2001 prescribing new rates, BellSouth settled its claims with competitors for traffic occurring through mid-June 2001, and entered into agreements that contained the FCC rates for traffic occurring from mid-June 2001 forward. The District of Columbia Circuit Court of Appeals, in the second quarter of 2002, remanded the ruling to the FCC to implement a rate methodology consistent with the Court’s opinion. The FCC’s previous rules and rates remain in effect while it reconsiders them. A change in the rules or rates could increase our expenses.

REGULATORY MATTERS

Beginning in 1996, we operated under a price regulation plan approved by the South Carolina Public Service Commission (PSC) under existing state laws. In April 1999, however, the South Carolina Supreme Court invalidated this price regulation plan. In July 1999, we elected to be regulated under a new state statute, adopted subsequent to the PSC’s approval of the earlier plan. The new statute allows telephone companies in South Carolina to operate under price regulation without obtaining approval from the PSC. The election became effective during August 1999. The South Carolina Consumer Advocate petitioned the PSC seeking review of the level of our earnings during the 1996-1998 period when we operated under the subsequently invalidated price regulation plan. The PSC dismissed the petition in November 1999 and issued orders confirming the vote in February and June of 2000. In July 2000, the Consumer Advocate appealed the PSC’s dismissal of the petition. In January 2004, the court hearing the appeal affirmed the PSC’s decision. An appeal of this decision to the South Carolina Supreme Court is probable. If the Consumer Advocate prevails, the case could be remanded to the PSC, which could, after considering evidence, order refunds to customers in South Carolina, which in the aggregate may be material to the company. At this time, we are unable to predict the outcome of this appeal and, therefore, cannot determine the impact, if any, this matter may have on future earnings.

LEGAL PROCEEDINGS

On April 29, 2002 five African-American employees filed a putative class action lawsuit, captioned Gladys Jenkins et al. v. BellSouth Corporation, against the Company in the United States District Court for the Northern District of Alabama. The complaint alleges that BellSouth discriminated against current and former African-American employees with respect to compensation and promotions in violation of Title VII of the Civil Rights Act of 1964 and 42 USC. Section 1981. Plaintiffs purport to bring the claims on behalf of two classes: a class of all African-American hourly workers employed by BellSouth at any time since April 29, 1998, and a class of all African-American salaried workers employed by BellSouth at any time since April 29, 1998 in management positions at or below Job Grade 59/Level C. The plaintiffs are seeking unspecified amounts of back pay, benefits, punitive damages and attorneys’ fees and costs, as well as injunctive relief. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

    From August through October 2002 several individual shareholders filed substantially identical class action lawsuits against BellSouth and three of its senior officers alleging violations of the federal securities laws. The cases have been consolidated in the United States District Court for the Northern District of Georgia and are captioned In re BellSouth Securities Litigation. Pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, the court has appointed a Lead Plaintiff. The Lead Plaintiff filed a Consolidated and Amended Class Action Complaint on or about July 15, 2003 and named four outside directors as additional defendants. The Consolidated and Amended Class Action Complaint alleges that during the period November 7, 2000 through February 19, 2003, the Company (1) overstated the unbilled receivables balance of its advertising and publishing subsidiary; (2) failed to properly implement SAB 101 with regard to its recognition of advertising and publishing revenues; (3) improperly billed competitive local exchange carriers (CLEC) to

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DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

inflate revenues; (4) failed to take a reserve for refunds that ultimately came due following litigation over late payment charges; and (5) failed to properly write down goodwill of its Latin American operations. The plaintiffs are seeking an unspecified amount of damages, as well as attorneys’ fees and costs. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of loss, if any, be made.

    In February 2003, a similar complaint was filed in the Superior Court of Fulton County, Georgia on behalf of participants in BellSouth’s Direct Investment Plan alleging violations of Section 11 of the Securities Act. Defendants removed this action to federal court pursuant to the provisions of the Securities Litigation Uniform Standards Act of 1998. On or about July 3, 2003, the federal court issued a ruling that the case should be remanded to Fulton County Superior Court. The plaintiffs are seeking an unspecified amount of damages, as well as attorneys’ fees and costs. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of loss, if any, be made.
    In September and October 2002 three substantially identical class action lawsuits were filed in the United States District Court for the Northern District of Georgia against BellSouth, its directors, three of its senior officers, and other individuals, alleging violations of the Employee Retirement Income Security Act (“ERISA”). The cases have been consolidated and on April 21, 2003, a Consolidated Complaint was filed. The plaintiffs, who seek to represent a putative class of participants and beneficiaries of BellSouth’s 401(k) plan (the “Plan”), allege in the Consolidated Complaint that the company and the individual defendants breached their fiduciary duties in violation of ERISA, by among other things, (1) failing to provide accurate information to the Plan participants and beneficiaries; (2) failing to ensure that the Plan’s assets were invested properly; (3) failing to monitor the Plan’s fiduciaries; (4) failing to disregard Plan directives that the defendants knew or should have known were imprudent and (5) failing to avoid conflicts of interest by hiring independent fiduciaries to make investment decisions. The plaintiffs are seeking an unspecified amount of damages, injunctive relief, attorneys’ fees and costs. Certain underlying factual allegations regarding BellSouth’s advertising and publishing subsidiary and its Latin American operation are substantially similar to the allegations in the putative securities class action captioned In re BellSouth Securities Litigation, which is described above. At this time, the likely outcome of the cases cannot be predicted, nor can a reasonable estimate of loss, if any, be made.
    In October 2002, a number of antitrust class action lawsuits were filed against BellSouth in federal district courts in Atlanta, Georgia and Ft. Lauderdale, Florida. The plaintiffs purport to represent putative classes consisting of all BellSouth local telephone service subscribers and/or all subscribers of competitive local exchange carriers in nine southeastern states since 1996. The plaintiffs allege that BellSouth engaged in unlawful anticompetitive conduct in violation of state and federal antitrust laws by, among other things, (1) denying competitors access to certain essential facilities necessary for competitors to provide local telephone service; (2) using its monopoly power in the wholesale market for local telephone service as leverage to maintain a monopoly in the retail market; and (3) failing to provide the same quality of service, access and billing to competitors that it provides its own retail customers. The plaintiffs are seeking an unspecified amount of treble damages, injunctive relief, as well as attorneys’ fees and costs. At this time, the likely outcome of the cases cannot be predicted, nor can a reasonable estimate of loss, if any, be made.
    A consumer class action alleging antitrust violations of Section 1 of the Sherman Antitrust Act was recently filed against BellSouth, Verizon, SBC and Qwest in Federal Court in the Southern District of New York. The complaint alleged that defendants conspired to restrain competition by “agreeing not to compete with one another and otherwise allocating customers and markets to one another.” The plaintiffs are seeking an unspecified amount of treble damages and injunctive relief, as well as attorneys’ fees and expenses. In October 2003, the district court dismissed the complaint for failure to state a claim and the case is now on appeal.

OTHER CLAIMS

We are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BST is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp. While complete assurance cannot be given as to the outcome of these claims, we believe that any financial impact would not be material to our results of operations, financial position or cash flows.

Note R – Related Party Transactions

In addition to the advances to affiliates discussed in Note D and activity related to Cingular discussed in Note K, other significant transactions with related parties are summarized in the succeeding paragraphs. We generated revenues of approximately $304 in 2001, $386 in 2002, and $426 in 2003 from the provision of local interconnect and long distance services to Cingular and agent commissions from Cingular.

    In October 2000, we entered into a transition services agreement with Cingular, pursuant to which we provide transition services and products for a limited period of time. The services we provided included government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security and tax. Provided services terminated prior to December 31, 2002. The fees were determined based

62      BELLSOUTH 2004

on the cost of providing the level of service expected to be provided at the time we entered into the agreements.

    Also in October 2000, we transferred our wireless employees and all related obligations and liabilities to two subsidiary leasing companies. We entered into a leasing agreement with Cingular, whereby our leasing companies agreed to lease all of their current employees to Cingular through December 2001. Between October 2000 and December 2001, the wireless employees were solely employed by our leasing subsidiaries and participated in BellSouth benefit plans. During this period, Cingular reimbursed us monthly for all payroll related obligations for these wireless employees. These billings to Cingular were recorded as contra expenses, and the net earnings of the leasing subsidiaries were zero during this period. In December 2001 we transferred our leasing companies and substantially all related liabilities to Cingular. The net liabilities transferred to Cingular approximated $36.

Note S –	Subsidiary Financial Information

We have fully and unconditionally guaranteed all of the outstanding debt securities of BellSouth Telecommunications, Inc. (“BST”), which is a 100% owned subsidiary of BellSouth. In accordance with SEC rules, BST is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, and we are providing the following condensed consolidating financial information. BST is listed separately because it has debt securities, registered with the SEC, that we have guaranteed. We revised the condensed consolidating financial information as of December 31, 2002 and December 31, 2001 and for the years then ended to reflect the application by BST and BellSouth (Parent) of the equity method of accounting for investments in their subsidiaries. The Other column represents all other wholly owned subsidiaries excluding BST and BST subsidiaries. The Adjustments column includes the necessary amounts to eliminate the intercompany balances and transactions between BST, Other and Parent and to consolidate wholly owned subsidiaries to reconcile to our consolidated financial information.

    The revisions described above had no effect on the consolidated financial statements. Further, the revisions had no effect on the revenues or net income in the BST column. The primary impact of these revisions on the December 31, 2002 consolidating information was an approximate $19 billion increase in Parent Shareholders’ Equity (of which $17 billion was an increase in Investments in Subsidiaries) and a reclassification of approximately $3 billion between Accounts Receivable and Investments in the BST column. Additionally, there were reclassifications between Operating Expenses, Equity in Earnings and Income Taxes. These changes resulted in increases in Operating Expenses, Cash Flows, and Equity in Earnings, and decreases in Income Taxes in the BST column, which were offset by changes within the Adjustments column. We do not believe any of these revisions are material.

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	For the Year Ended December 31, 2001

				Adjust-
	BST	Other	Parent	ments	Total

Total operating revenues	$18,267	$5,740	$–	$(2,796)	$21,211
Total operating expenses	15,307	4,259	125	(4,352)	15,339

Operating income	2,960	1,481	(125)	1,556	5,872
Interest expense	853	264	632	(604)	1,145
Net earnings (losses) of equity affiliates	1,160	588	4,019	(5,086)	681
Other income (expense), net	15	181	(1,173)	(311)	(1,288)

Income from continuing operations before income taxes, discontinued operations, and cumulative effect of changes in accounting principle	3,282	1,986	2,089	(3,237)	4,120
Provision (benefit) for income taxes	749	614	(697)	668	1,334

Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	2,533	1,372	2,786	(3,905)	2,786
Income (loss) from discontinued operations, net of tax	–	(339)	(339)	339	(339)
Cumulative effect of changes in accounting principle	–	–	–	–	–

Net income (losses)	$2,533	$1,033	$2,447	$(3,566)	$2,447

BELLSOUTH 2004      63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

	For the Year Ended December 31, 2002

				Adjust-
	BST	Other	Parent	ments	Total

Total operating revenues	$17,515	$5,190	$–	$(2,498)	$20,207
Total operating expenses	15,292	4,322	114	(3,975)	15,753

Operating income	2,223	868	(114)	1,477	4,454
Interest expense	617	221	610	(382)	1,066
Net earnings (losses) of equity affiliates	1,015	548	3,766	(4,787)	542
Other income (expense), net	(46)	1,540	184	(241)	1,437

Income from continuing operations before income taxes, discontinued operations, and cumulative effect of changes in accounting principle	2,575	2,735	3,226	(3,169)	5,367
Provision (benefit) for income taxes	582	966	(249)	593	1,892

Income from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	1,993	1,769	3,475	(3,762)	3,475
Income (loss) from discontinued operations, net of tax	–	(867)	(867)	867	(867)
Cumulative effect of changes in accounting principle	–	(1,285)	(1,285)	1,285	(1,285)

Net income (losses)	$1,993	$(383)	$1,323	$(1,610)	$1,323

	For the Year Ended December 31, 2003

				Adjust-
	BST	Other	Parent	ments	Total

Total operating revenues	$17,400	$5,695	$–	$(2,754)	$20,341
Total operating expenses	14,838	4,169	25	(4,248)	14,784

Operating income	2,562	1,526	(25)	1,494	5,557
Interest expense	537	73	580	(243)	947
Net earnings (losses) of equity affiliates	1,067	498	3,799	(4,912)	452
Other income (expense), net	(10)	275	111	(14)	362

Income before income taxes, discontinued operations, and cumulative effect of changes in accounting principle	3,082	2,226	3,305	(3,189)	5,424
Provision (benefit) for income taxes	730	770	(183)	619	1,936

Income before discontinued operations and cumulative effect of changes in accounting principle	2,352	1,456	3,488	(3,808)	3,488
Income (loss) from discontinued operations, net of tax	–	101	101	(101)	101
Cumulative effect of changes in accounting principle	816	(501)	315	(315)	315

Net income (losses)	$3,168	$1,056	$3,904	$(4,224)	$3,904

64      BELLSOUTH 2004

CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2002					December 31, 2003

				Adjust-					Adjust-
	BST	Other	Parent	ments	Total	BST	Other	Parent	ments	Total

ASSETS
Current assets:
Cash and cash equivalents	$–	$752	$1,643	$87	$2,482	$5	$1,190	$3,227	$134	$4,556
Accounts receivable, net	53	1,901	2,807	(632)	4,129	68	1,201	3,204	(1,545)	2,928
Other current assets	367	695	81	108	1,251	393	773	81	118	1,365

Total current assets	420	3,348	4,531	(437)	7,862	466	3,164	6,512	(1,293)	8,849

Investments and advances	3,331	6,924	23,340	(23,854)	9,741	3,464	7,913	22,609	(25,434)	8,552
Property, plant and equipment, net	21,352	2,037	5	51	23,445	21,818	1,947	4	38	23,807
Deferred charges and other assets	4,892	329	124	381	5,726	5,029	287	72	467	5,855
Intangible assets, net	1,071	1,477	3	154	2,705	1,036	1,460	5	138	2,639

Total assets	$31,066	$14,115	$28,003	$(23,705)	$49,479	$31,813	$14,771	$29,202	$(26,084)	$49,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt maturing within one year	$2,844	$1,120	$2,991	$(1,841)	$5,114	$2,454	$920	$2,470	$(2,353)	$3,491
Other current liabilities	3,415	1,563	743	(1,252)	4,469	3,942	1,724	916	(1,615)	4,967

Total current liabilities	6,259	2,683	3,734	(3,093)	9,583	6,396	2,644	3,386	(3,968)	8,458

Long-term debt	5,371	3,344	6,294	(2,726)	12,283	4,970	845	6,301	(627)	11,489

Noncurrent liabilities:
Deferred income taxes	3,507	1,508	(733)	170	4,452	4,408	1,519	(751)	173	5,349
Other noncurrent liabilities	3,258	1,147	802	48	5,255	2,991	1,074	554	75	4,694

Total noncurrent liabilities	6,765	2,655	69	218	9,707	7,399	2,593	(197)	248	10,043

Shareholders’ equity	12,671	5,433	17,906	(18,104)	17,906	13,048	8,689	19,712	(21,737)	19,712

Total liabilities and shareholders’ equity	$31,066	$14,115	$28,003	$(23,705)	$49,479	$31,813	$14,771	$29,202	$(26,084)	$49,702

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS

	For the Year Ended December 31, 2001

	BST	Other	Parent	Adjustments	Total

Cash flows from continuing operations:
Cash flows from operating activities	$6,308	$1,382	$3,559	$(3,765)	$7,484
Cash flows from investing activities	(4,962)	(316)	(3,320)	2,426	(6,172)
Cash flows from financing activities	(1,347)	(1,117)	(239)	1,314	(1,389)
Cash flows from discontinued operations	–	(392)	–	–	(392)

Net increase (decrease) in cash	$(1)	$(443)	$–	$(25)	$(469)

	For the Year Ended December 31, 2002

	BST	Other	Parent	Adjustments	Total

Cash flows from continuing operations:
Cash flows from operating activities	$6,174	$828	$3,434	$(2,724)	$7,712
Cash flows from investing activities	(3,166)	(223)	1,480	458	(1,451)
Cash flows from financing activities	(3,008)	(525)	(3,271)	2,361	(4,443)
Cash flows from discontinued operations	–	72	–	–	72

Net increase (decrease) in cash	$–	$152	$1,643	$95	$1,890

	For the Year Ended December 31, 2003

	BST	Other	Parent	Adjustments	Total

Cash flows from continuing operations:
Cash flows from operating activities	$7,654	$1,637	$4,038	$(5,446)	$7,883
Cash flows from investing activities	(2,918)	(545)	371	1,534	(1,558)
Cash flows from financing activities	(4,731)	(1,082)	(2,825)	3,959	(4,679)
Cash flows from discontinued operations	–	428	–	–	428

Net increase (decrease) in cash	$5	$438	$1,584	$47	$2,074

BELLSOUTH 2004      65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
DOLLARS ARE IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED

BELLSOUTH CORPORATION

Note T –	Quarterly Financial Information (Unaudited)

In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2002
Operating Revenues	$4,878	$5,183	$4,940	$5,206
Operating Income	1,305	1,119	981	1,049
Income Before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	1,577	663	592	643
Income Before Cumulative Effect of Change in Accounting Principle	1,131	263	640	574
Net Income (Loss)	(154)	263	640	574
Basic Earnings Per Share(a):
Income Before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	$0.84	$0.35	$0.32	$0.35
Income Before Cumulative Effect of Change in Accounting Principle	$0.60	$0.14	$0.34	$0.31
Net Income (Loss)	$(0.08)	$0.14	$0.34	$0.31
Diluted Earnings Per Share(a):
Income Before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	$0.83	$0.35	$0.32	$0.34
Income Before Cumulative Effect of Change in Accounting Principle	$0.60	$0.14	$0.34	$0.31
Net Income (Loss)	$(0.08)	$0.14	$0.34	$0.31

2003
Operating Revenues	$5,014	$5,079	$5,141	$5,107
Operating Income	1,351	1,354	1,453	1,399
Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	850	908	894	836
Income Before Cumulative Effect of Changes in Accounting Principle	915	951	936	787
Net Income (Loss)	1,230	951	936	787
Basic Earnings Per Share(a):
Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$0.46	$0.49	$0.48	$0.46
Income Before Cumulative Effect of Changes in Accounting Principle	$0.49	$0.51	$0.51	0.43
Net Income (Loss)	$0.66	$0.51	$0.51	$0.43
Diluted Earnings Per Share(a):
Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$0.46	$0.49	$0.48	$0.45
Income Before Cumulative Effect of Changes in Accounting Principle	$0.49	$0.51	$0.51	$0.43
Net Income (Loss)	$0.66	$0.51	$0.51	$0.43

(a)	Due to rounding, the sum of quarterly EPS amounts may not agree to year-to-date EPS amounts.
    The quarters shown were affected by the items listed below. These items are specific to net income and relate to both discontinued and continuing operations.

2002

•	During 2002, we recorded foreign currency losses, net of tax, of $204, or $0.11 per share, in first quarter, $355, or $0.19 per share, in second quarter, $13, or $0.01 per share, in third quarter and $26, or $0.01 per share, in fourth quarter.
•	We recorded losses as a result of selling shares of Qwest common stock, which reduced net income by $60, or $0.03 per share, during first quarter and $23, or $0.01 per share, during second quarter.
•	We recorded losses related to the write-down of our investments in equity securities, which reduced net income by $101, or $0.05 per share, in first quarter and $33, or $0.02 per share, in second quarter.
•	We recorded losses related to our workforce reduction of approximately 5,000 positions, which reduced net income by $225, or $0.12 per share, in second quarter and $202, or $0.11 per share, in third quarter, and $262, or $0.14 per share in fourth quarter.
•	First quarter also includes a gain related to the conversion of our ownership interest in E-Plus into KPN stock, a loss on the subsequent sale of the KPN stock, and a gain from the settlement of forward contracts associated with advances to E-Plus, all of which increased net income by $857, or $0.45 per share. In addition, first quarter includes recognition of an impairment on shareholder loans to our Brazilian equity investments, as well as the recognition of a guarantee on a portion of those operations’ debt, which resulted in a decrease to net income of $263, or $0.14 per share. Also during first quarter, we recorded a reduction to our advertising and publishing revenues, which reduced net income by $101, or $0.05 per share.
•	Third quarter also includes a charge for the refund of certain late payment fees to customers in Florida, which reduced net income by $70, or $0.04 per share.
•	Fourth quarter also includes a loss related to the sale of our remaining Brazilian yellow pages operation, which reduced net income by $51, or $0.03 per share.

2003

•	During 2003, we recorded foreign currency gains and (losses), net of tax, of $48, or $0.03 per share, in first quarter, $65, or $0.04 per share, in second quarter, $(12), or $(0.01) per share, in third quarter and $9, or $0.00 per share, in fourth quarter.
•	We recorded losses related to our workforce reduction of approximately 3,400 positions, which reduced net income by $74, or $0.04 per share, in first quarter and $12, or $0.01 per share, in second quarter, and $10, or $0.01 per share in fourth quarter.

66      BELLSOUTH 2004

•	Second quarter also includes a charge for the sale of one of our Brazilian equity-method investments, which reduced net income by $73, or $0.04 per share.
•	Third quarter also includes a charge for an asset impairment, which reduced net income by $32, or $0.02 per share.
•	Fourth quarter also includes a charge for the sale of one of our Brazilian equity-method investments, which reduced net income by $161, or $0.09 per share, and a gain related to the sale of Tele Cento Oeste common stock, which increased net income by $27, or $0.01 per share.

Note U – Subsequent Events

SONOFON

On February 12, 2004, we closed on a previously announced agreement to sell our interest in Danish wireless provider, Sonofon, for 3.68 billion Danish Kroner (currently equaling approximately US$600) to Telenor ASA. We received 3.05 billion Danish Kroner for our 46.5% equity stake and 630 Danish Kroner for our shareholder loan and accrued interest. Telenor, the incumbent local exchange carrier in Norway, currently owns 53.5 percent of Sonofon and shares joint control of the company with BellSouth.

    We will record an after-tax gain of approximately $300 in the first quarter of 2004.

AT&T WIRELESS

On February 17, 2004, Cingular announced an agreement to acquire AT&T Wireless Services, Inc. in an all cash transaction. Under the terms of the agreement, which were approved by our board of directors and the boards of directors of SBC and Cingular as well as AT&T Wireless, shareholders of AT&T Wireless will receive $15 cash per common share or approximately $41 billion. The acquisition, which is subject to the approvals of AT&T Wireless shareholders and federal regulatory authorities, and to other customary closing conditions, is expected to be completed in the fourth quarter of 2004.

    We have committed to funding our proportionate share of the all cash transaction. We expect our funding requirement will be approximately $16 billion. Funding will be achieved through a combination of existing cash on hand, cash generated from our operations prior to closing and potential asset sales. We plan to access the public debt markets for the remainder. At the time of closing, we currently anticipate our likely external funding needs to be in the $9.5 to $10.5 billion range.
    Cingular expects to achieve significant operating and capital synergies through this acquisition by consolidating networks, distribution, billing, procurement, marketing, advertising and other functions. Due to the impacts of purchase accounting at Cingular, integration costs and additional financing costs of indebtedness we expect to incur to satisfy our funding commitment to the transaction, we expect some dilution to GAAP earnings per share in the first few years subsequent to the closing of the transaction.
    SBC’s and BellSouth’s proportionate equity stake in Cingular will remain unchanged following the transaction, with SBC holding 60 percent and BellSouth 40 percent. SBC and BellSouth will continue to have equal management control.

DISCONTINUED OPERATIONS

See Note A for discussion of our agreement to sell our interests in Latin America.

BELLSOUTH 2004      67